As filed with the Securities and Exchange Commission on November 1, 2006

Registration No. 333-137242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERSEARCH GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	7389	59-3234205
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(415) 962-9700

(Address and telephone number of principal executive offices and principal place of business)

Daniel M. O’Donnell, President and Chief Executive Officer

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Traber

Carolyn T. Long

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

(813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee (4)
Common Stock, par value $0.001 per share	3,060,698 shares	$2.61	(2)	$7,988,423	$855
Common Stock, par value $0.001 per share, issuable upon exercise of warrants	1,224,397 shares	$2.61	(3)	3,195,677	342
Total	4,285,095 shares			$11,184,100	$1,197

(1)	All 4,285,095 shares registered pursuant to this registration statement are to be offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar events, or as a result of anti-dilution provisions contained in the warrants.
(2)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the bid and ask prices of the Registrant’s common stock on the OTC Bulletin Board on September 7, 2006, which was approximately $2.61.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.
(4)	At the initial filing of this Registration Statement, $325 was paid with respect to 1,160,999 shares of common stock of the Company (“Common Stock”), all of which shares are included in this Amendment No. 1. In addition, pursuant to Rule 457(p) under the Securities Act, the registration fee is offset by a registration fee that was previously paid by the Registrant in connection with the initial filing on November 23, 2005 with respect to the registration of the securities on Form SB-2 (File No. 333-129937) (the “Prior Registration Statement”). Although the initial filing of the Prior Registration Statement contemplated, and included the applicable registration fee for, registration of 13,554,688 shares of Common Stock, subsequent discussions with the Commission Staff resulted in the registration only of 3,551,396 shares of Common Stock. Of these 3,551,396 shares of Common Stock, 3,124,096 remain unsold, and the registration fee associated with such unsold shares of Common Stock was $1,731. Accordingly, the registration fee that would otherwise be due for these 3,124,096 shares of Common Stock included in this Amendment No. 1 is offset in its entirety by the $1,731 in registration fees already paid with respect to these shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus which relates both to the Registrant’s Registration Statement on Form SB-2 (File No. 333-129937), as amended and supplemented, which was first filed on November 23, 2005 (the “Prior Registration Statement”), and the Registrant’s subsequent Registration Statement on Form SB-2 (File No. 333-137242), as amended (the “Current Registration Statement”), which was first filed on September 12, 2006. Pursuant to Rule 429(b) and in accordance with Section 8(c) of the Securities Act, upon effectiveness, this Current Registration Statement will also act as a post-effective amendment to the Prior Registration Statement, thereby deregistering the 3,124,096 shares of Common Stock registered for resale thereunder, but not sold thereunder.

4,285,095 Shares

Common Stock

The common stock being registered by this prospectus, or the shares, may be sold from time to time by six of our current shareholders, or the selling shareholders.

The resale of the shares is not being underwritten. The selling shareholders may sell or distribute the shares, from time to time depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. We will not receive any of the proceeds from the sale of the shares. We may, however, receive proceeds if some or all of the warrants held by the selling shareholders are exercised. We are paying substantially all expenses incidental to registration of these shares.

Our shares of common stock are traded on the American Stock Exchange under the ticker symbol “IGO.” On October 26, 2006, the closing price of a share of our common stock on the American Stock Exchange was $2.75.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “we,” “our” and “us” and the “Company” refer to InterSearch Group, Inc. and its wholly-owned subsidiaries, including InterSearch Corporate Services, Inc. (formerly Corporate Consulting Services, Inc.), Walnut Ventures, Inc., La Jolla Internet Properties, Inc., Internet Revenue Services, Inc., Overseas Internet Properties, Inc. and Dotted Ventures, Inc. on a consolidated basis.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. Except as otherwise indicated, information in this prospectus assumes a 1:40 reverse stock split that took effect on October 19, 2005.

InterSearch Group

Our Business

InterSearch is principally engaged in providing Internet paid search and advertising services that facilitate access to relevant information on the Internet. We provide these services through our proprietary search engines, web properties and strategic third party relationships. According to a Pew Internet & American Life tracking survey, during September 2005, approximately 60 million Americans used Internet search engines on an average day, an increase of approximately 23% from September 2004. During the same period, according to the United States Department of Commerce, U.S. online retail sales increased approximately 25% to $82.9 billion. We believe that we are well positioned to capitalize on this growing trend toward reliance on the Internet to conduct research and purchase products and services.

During the six-month period ended June 30, 2006, we generated approximately 90% of our revenue from Internet users clicking on sponsored advertisement listings on our owned and managed web properties. When an Internet user clicks on an advertisement on one of our web properties, the advertising sponsor pays us on a “pay-per-click” or revenue sharing basis. We currently own 15 web properties and manage an additional 30,000 web properties. We have partnered with two of the largest Internet advertising industry participants, Yahoo! Search Marketing (formerly known as Overture) and Ask.com (formerly known as Ask Jeeves), to provide sponsored listings on these web properties. Our portfolio of owned web properties generally contains commercially-relevant search terms in select high-traffic Internet commerce categories, including financial services and travel and leisure. We also provide Internet technology professional services to approximately six Fortune 500 and six other companies operating in the financial services sector.

Our Growth Strategy

We designed our growth strategy to capitalize on the growth trend associated with Internet search usage and online retail sales growth and related advertising expenditures. We intend to continue growing our business both organically and through acquisitions. Our primary growth strategy is based on driving traffic to and maximizing revenue of the web properties that we currently own and manage. We will achieve this by adding advertising content from our strategic third party partners and increasing the number of direct advertisers on these properties. We also intend to continue our focus on acquiring web properties in select commerce categories, such as financial services, travel and leisure and other high traffic categories. The web properties that we manage through www.parkingdots.com provides us with a pipeline of potential acquisition candidates and valuable information upon which to evaluate these targets. Finally, we are exploring opportunities to supplement our Internet search services by implementing an enterprise-wide data warehouse, which will allow us to analyze the traffic patterns and other search data gathered from our owned and managed web properties.

Our Acquisitions

Acquisitions are an important part of our strategy. We have completed the following strategic acquisitions:

•	InterSearch Corporate Services in October 2004;

•	Walnut Ventures, Inc. in December 2004; and

•	La Jolla Internet Properties in February 2005.

In addition, between September 2005 and September 2006, we acquired the following web properties: www.irs.com, www.banks.com, www.camps.com and www.greatcruises.com. We will continue to pursue acquisitions as a means of expanding our portfolio of web properties and providing additional search engine marketing services.

Our Company

We were incorporated in Florida on April 7, 1994. Our principal executive offices are located at 222 Kearny Street, Suite 550, San Francisco, California 94108, and our telephone number is (415) 962-9700. We maintain a number of websites, including our corporate website at www.intersearch.com. The information on our websites is not a part of this prospectus.

The Offering

Common stock offered by selling shareholders	4,285,095 shares

Common stock outstanding as of August 31, 2006	25,010,116 shares

Use of proceeds

We will not receive any of the proceeds from the sale of the shares. However, we are paying substantially all expenses incidental to their registration. If all warrants are fully exercised, we will receive approximately $7.9 million in cash from certain of the selling shareholders.

Trading market symbol	Our common stock is currently traded on the American Stock Exchange under the symbol “IGO.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

The number of shares of common stock outstanding as of August 31, 2006 does not include:

•	1,705,079 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $1.21 per share;

•	6,641,063 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $1.19 per share; and

•	760,920 shares of common stock reserved for future grant and issuance under our 2005 equity incentive plan.

Summary Financial Data

The following table summarizes historical financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The summary information for years ended December 31, 2004 and 2005 has been derived from our financial statements, which were audited by Hacker Johnson & Smith P.A., and are included elsewhere in this prospectus. The summary information as of June 30, 2006 and for the six-month periods ended June 30, 2005 and 2006 has been derived from our unaudited condensed consolidated financial statements which, in the opinion of our management, reflect all adjustments, which are of a normal recurring nature, necessary to present such information fairly.

This prospectus also includes the following non-GAAP financial measures: “EBITDA” (earnings before interest, tax, depreciation and amortization) and “Adjusted EBITDA” (earnings before interest, taxes, depreciation, amortization and loss on derivative). Our management evaluates and monitors our performance primarily through EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. We use EBITDA and Adjusted EBITDA because our management believes that these financial measures permit a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of loss on derivative, which is a non-cash expense that varies widely among similar companies. We provide information relating to EBITDA and Adjusted EBITDA so that investors have the same data that we employ in assessing our overall operations. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe that trends in our EBITDA and our Adjusted EBITDA are valuable indicators of the operating performance of our company and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

In addition, EBITDA and Adjusted EBITDA are useful comparative measures within the Internet search services industry because the industry has experienced recent trends of increased merger and acquisition activity and financial restructurings, which have led to significant variations among companies with respect to capital structures and cost of capital that affect interest expense and differences in taxation and book depreciation of facilities and equipment, including significant differences in the depreciable lives of similar assets among various companies, as well as non-operating and one-time charges to earnings, such as the effect of certain restructurings. Accordingly, EBITDA and Adjusted EBITDA allow analysts, investors and other interested parties in the Internet search services industry to compare companies in our industry by eliminating some of the foregoing variations. Adjusted EBITDA, as used in this prospectus, may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. A reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA is provided immediately following the financial tables below.

We effected a 1:40 reverse stock split that took effect on October 19, 2005. All share and per share amounts have been restated to retroactively reflect the stock split.

	Year ended December 31,		Six months ended June 30,
	2004	2005	2005	2006
			(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$12,750	$17,543	$7,882	$14,456

Cost of revenues:
Traffic acquisition costs	7,153	6,829	3,217	3,817
Cost of professional services	130	2,297	1,049	1,067
Sales and marketing	665	948	336	501
General and administrative	3,057	4,955	2,364	3,858

Total operating expenses	11,005	15,029	6,966	9,243

Earnings from operations	1,745	2,514	916	5,213
Interest expense	10	143	66	36
Loss on derivative instrument	—	1,771	—	19

Earnings before income taxes	1,735	600	850	5,158
Income taxes	447	1,060	435	2,097

Net earnings (loss)	$1,288	$(460)	415	3,061
Preferred stock dividends	40	496	328	—

Net earnings (loss) available to common shareholders	$1,248	$(956)	87	3,061

Basic earnings (loss) per share	$.08	$(.05)	$.03	$.12

Diluted earnings (loss) per share	$.07	$(.05)	$.02	$.11

Pro forma tax and earnings (loss) available to common stockholders and per share information for S Corporation periods
Net earnings (loss) available to common stockholders	$1,248	$(956)	$87
Pro forma income tax expense adjustment	254	31	32

Pro forma net earnings (loss)	$994	$(987)	$55

Pro forma basic earnings (loss) per share	$.06	$(.05)	$.02

Pro forma diluted earnings (loss) per share	$.06	$(.05)	$.02

Basic weighted average common shares outstanding	16,029,318	19,662,293	3,368,000	25,209,525

Diluted weighted average common shares outstanding	17,992,245	19,662,293	18,236,740	27,443,779

Non-GAAP Financial Data:
EBITDA(2)	$1,812	$1,075	$970	$5,706
Adjusted EBITDA(2)	$1,812	$2,846	$970	$5,725

As of June 30, 2006
(unaudited)
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$875
Working capital deficiency	(5,070)
Total assets	19,314
Total liabilities	10,033
Stockholders’ equity	9,281

(1)	Since December 10, 2004, in connection with our acquisition of Walnut Ventures, we have been treated for federal and state income tax purposes as a corporation under Subchapter C of the Code and are subject to state and federal income taxes, and, therefore, no adjustment is necessary for the six months ended June 30, 2006.

(2)	The following tables provide a reconciliation of net earnings (loss) to the non-GAAP measures of EBITDA and Adjusted EBITDA:

Reconciliation of GAAP Net Earnings (Loss) to Earnings Before

Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands)

(Unaudited)

	Year Ended December 31,		Six Months Ended June 30,
	2004	2005	2005	2006
Net earnings available to common stockholders	$1,248	$(956)	$87	$3,061
Preferred stock dividends	40	496	328	—

Net earnings	1,288	(460)	415	3,061
Income taxes	447	1,060	435	2,097

Earnings before income taxes	1,735	600	850	5,158
Interest expense	10	143	66	36

Earnings from operations	1,745	743	916	5,194
Depreciation	67	114	54	74
Amortization	—	218	—	438

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$1,812	$1,075	$970	$5,706

Reconciliation of GAAP Net Earnings (Loss) to Earnings Before

Interest, Taxes, Depreciation, Amortization and Loss on Derivative (Adjusted EBITDA)

(In thousands)

(Unaudited)

	Year Ended December 31,		Six Months Ended June 30,
	2004	2005	2005	2006
Net earnings (loss) available to common stockholders	$1,248	$(956)	$87	$3,061
Preferred stock dividends	40	496	328	—

Net earnings	1,288	459	415	3,061
Income taxes	447	1,060	435	2,097

Earnings before income taxes	1,735	600	850	5,158
Loss on derivative instrument	—	1,771	—	19
Interest expense	10	143	66	36

Earnings from operations	1,745	2,514	916	5,213
Depreciation	66	114	54	74
Amortization	—	218	—	438

Earnings before interest, taxes, depreciation, amortization and loss on derivative (Adjusted EBITDA)	$1,812	$2,846	$970	$5,725

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occur, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, results of operations or financial condition.

RISKS RELATING TO OUR COMPANY, OUR BUSINESS, AND OUR INDUSTRY

Our limited operating history makes evaluation of our business difficult.

We were incorporated in Florida in 1994. We acquired Intersearch Corporate Services, Inc. in October 2004, Walnut Ventures, Inc. in December 2004 and La Jolla Internet Properties, Inc. in February 2005. In addition, between September 2005 and September 2006, we acquired the following web properties: www.irs.com, www.banks.com, www.camps.com and www.greatcruises.com, among others.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have incurred losses and may incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

Our operating expenses have significantly increased as a result of expanding our operations and increasing our level of capital expenditures in order to grow our business and further develop and maintain our services. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue growth does not continue, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We face intense competition from larger, more established companies, and we may not be able to compete effectively, which could reduce demand for our services.

The online paid search market is intensely competitive. Our primary current competitors include Yahoo! Search Marketing (formerly known as Overture), which is also our largest advertising network partner. Although we currently pursue a strategy that allows us to partner with owners of websites and search engines, our current and future advertising and distribution network partners, including Yahoo!, may view us as a threat to their own internal paid search services. Nearly all our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing arrangements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the search industry has recently experienced consolidation, including the acquisitions of companies offering paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid search services. If these industry trends continue, or if we are unable to compete in the paid search market, our financial results may suffer.

Additionally, larger companies may implement technologies into their search engines or software that make it less likely that consumers can reach, or execute searches on, our distribution network partners’ websites and less likely to click-through on sponsored listings from our advertising network partners. The implementation of such technologies could result in a decrease in our revenues. If we are unable to successfully compete against current and future competitors or if our current advertising network partners choose to rely more heavily on their own distribution networks in the future, our operating results will be adversely affected.

We rely on our advertising network partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.

We rely on our advertising network partners to provide us with advertiser listings so that we can distribute these listings through our distribution network in order to generate revenue when a consumer click-through occurs on our advertiser network partners’ sponsored listings. For the six months ended June 30, 2006, 65% of our revenue was derived from our advertising network partners. Our success depends, in part, on the maintenance and growth of our advertising network. If we are unable to develop or maintain relationships with our advertising network partners, our operating results and financial condition will suffer.

A few of our advertising network partners and direct advertisers have provided a substantial portion of our revenue; the loss of one of these partners may have a material adverse effect on our operating results.

Our advertising network partner, Yahoo! Search Marketing (formerly known as Overture), is our largest advertising network partner representing approximately 42% and 59% of our total revenue for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively. Our advertising network partner, Ask.com (formerly known as Ask Jeeves, Inc.), represented approximately 23% and 19% of our total revenue for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively. In addition one of our direct advertisers on our www.irs.com Internet website represented approximately 15% of our revenues for the six months ended June 30, 2006. It is difficult to predict whether Yahoo! Search Marketing and Ask.com will continue to represent such a significant portion of our revenue in the future. Our agreements with Yahoo! Search Marketing and Ask.com expire in 2008. Each of these agreements automatically renews for successive one-year terms unless one party gives the requisite notice of its intent to terminate. Either of these advertising network partners may choose not to renew our agreements in the future. Our agreements with these advertising network partners also provide for many circumstances in which the advertising network partner can terminate without penalty on short notice. We cannot assure you that we could replace the sponsored listings provided by Yahoo! Search Marketing or Ask.com with those of other advertising network partners. Even if we replace Yahoo! Search Marketing or Ask.com, we cannot assure you that we would receive the same number of revenue-generating click-throughs or that we could service the same breadth of search requests, in which case our business and financial results may be harmed.

Two of our customers account for a significant portion of our accounts receivable, and the failure to collect from those customers would harm our financial condition and results of operations.

Yahoo! Search Marketing and Ask.com have and will likely continue for the foreseeable future to account for a significant portion of our accounts receivable. At June 30, 2006 and December 31, 2005, Yahoo! Search Marketing represented approximately 46% and 66%, respectively, of our total accounts receivable and Ask.com represented approximately 37% and 23%, respectively, of our total accounts receivable for the period. These accounts have been, and will likely continue to be, unsecured and any failure to collect on these accounts would harm our financial condition and results of operations.

If we do not maintain and grow a critical mass of advertising network partners, the value of our services could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of advertising network partners and a continued interest in our performance-based advertising and search marketing services. We currently have a small number of advertising network partners. If our business is unable to achieve a growing base of advertisers through our advertising network partners, our current distribution partners, including owners of the web properties that we manage through www.parkingdots.com, may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Any decline in the number of advertising network partners could adversely affect the value of our services and lead to a loss of revenue.

We expect that our anticipated future growth including through potential acquisitions, may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.

A key component of our business strategy includes strengthening our competitive position in the direct navigation market through selective acquisitions of additional web properties. Furthermore, we may expand our operations or market presence by pursuing acquisitions of complementary business, services or technologies or engage in other strategic alliances with third parties. Integrating any newly acquired web property or company may be expensive and time-consuming. To finance any acquisition, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us, and, in the case of equity financings, would result in dilution to our shareholders. Any such transactions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating operations, technology and personnel of the combined companies, the potential disruption of our ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies, the impairment of relationships with existing employees and customers, and potential overpayment for a company or its asset. We have limited experience in these types of acquisitions, and we may not be successful in overcoming these risks or any other potential problems. We cannot assure you that we will be able to consummate any acquisitions or, if consummated, successfully integrate the operations and management of future acquisitions. If we are unable to attract and consummate acquisitions, our growth could be adversely impacted.

We may experience unforeseen liabilities in connection with acquisitions of Internet web properties, which could negatively impact our financial results.

We intend to continue to acquire in the future additional previously-owned Internet web properties. In some cases, these acquired names may have trademark significance that is not readily apparent to us or is not identified by us in the purchasing process. As a result we may face demands by third party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet domain names under the Uniform Domain Name Dispute Resolution Policy administered by the Internet Corporation for Assigned Names and Numbers (ICANN) or actions under the U.S. Anti-Cybersquatting Consumer Protection Act.

We intend to review each claim or demand which may arise from time to time on its merits on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Regulation could reduce the value of the Internet web properties acquired or negatively impact the Internet domain acquisition process, which could significantly impair the value of acquisitions.

The acquisition of Internet web properties generally is governed by regulatory bodies. The regulation of Internet web properties in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional requirements for previously-owned Internet web properties or modify the requirements for holding Internet web properties. As a result, we might not acquire or maintain names that contribute to our financial results in the same manner as reflected in the historical financial results of the acquired businesses. A failure to acquire or maintain such Internet web properties once acquired could adversely affect our financial results and our growth. Any impairment in the value of acquired businesses could have a material adverse effect on our operating results.

Our quarterly results of operations might fluctuate due to seasonality, which could adversely affect our growth rate and in turn the market price of our securities.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and in turn the market price of our securities. In addition, we expect the revenues associated with our website www.irs.com to be largely seasonal in nature, with peak revenues occurring during January through April, corresponding to the U.S. tax season.

If we fail to detect click-through fraud, we could lose the confidence of our advertising network partners, thereby causing our business to suffer.

We are exposed to the risk of fraudulent or illegitimate clicks on sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in pay-per-click advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertising network partners may become dissatisfied with us, which could lead to loss of advertising network partners and revenue.

We could be liable for breaches of security on our website.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Although we have developed systems and processes that are designed to protect consumer information and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results.

The market for Internet and paid search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.

Internet marketing and advertising, in general, and paid search advertising, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Paid search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that paid search results are less relevant and reliable than non-paid search results, and may view paid search results less favorably than search results generated by non-paid search engines. If consumers reject our paid search services, or commercial use of the Internet generally, and the number of click-throughs on listings in our distribution network decreases, the commercial utility of our search services could be adversely affected.

We face significant competition from traditional media companies which could adversely affect our future operating results.

We also compete with traditional media companies for advertising. Most advertisers currently spend only a small portion of their advertising budgets on Internet advertising. If we fail to persuade existing advertisers to retain and increase their spending with us and if we fail to persuade new advertisers to spend a portion of their budget on advertising with us, our revenues could decline and our future operating results could be adversely affected.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people can easily and effectively use. If we are unable to ensure that our users and customers have a high quality experience with our products and services, then they may become dissatisfied and move to competitors’ products and services. In addition, if we are unable to predict user preferences or industry changes or if we are unable to modify our products and services on a timely basis, we may lose users and advertisers. Our operating results would also suffer if our innovations are not responsive to the needs of our users and advertisers, are not appropriately timed with market opportunity or are not effectively brought to market. As search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our search services. This may force us to compete in different ways with our competitors and to expend significant resources in order to remain competitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

•	fire;

•	floods;

•	network failure;

•	hardware failure;

•	software failure,

•	power loss;

•	telecommunications failures;

•	break-ins;

•	terrorism, war or sabotage;

•	computer viruses;

•	denial of service attacks;

•	penetration of our network by unauthorized computer users and “hackers” and other similar events;

•	natural disaster; and

•	other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our advertising network partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer.

New technologies could block our ads, which would harm our business.

Technologies may be developed that can block the display of our ads. Most of our revenues are derived from fees paid to us by advertisers in connection with the display of ads on web pages. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

We rely on third party technology, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party dedicated server hosting providers to host our main servers, network infrastructure, and security infrastructure and expect to continue to do so. We also rely on third party providers for components of our technology platform, such as software providers, software libraries, outsourced software development, domain name registrars and Domain Name Server (DNS) services. Our systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, and similar events. While the facilities housing our servers provide redundant HVAC, power and Internet connectivity, in the past, we have experienced short-term outages in the service maintained by certain of our current dedicated hosting and co-location providers. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation. We do not presently have multi-location redundancy and our business interruption insurance may be insufficient to compensate us for losses that may occur.

In addition, if any of these third party providers cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our advertising network and distribution network partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel, including Daniel M. O’Donnell, our Chief Executive Officer, and Gary Bogatay, our Chief Financial Officer. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

Any intellectual property litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

Our success is substantially dependent upon our proprietary technology. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. Although we have filed patent applications and provisional patents on certain parts of our technology, much of our proprietary information may not be patentable, and we do not currently possess any patents. We cannot assure you that we will develop proprietary technologies that are patentable or that any pending patent applications will be issued or that their scope is broad enough to provide us with meaningful protection. We cannot assure you that we will be able to secure significant protection for our trademarks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including merchant advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We may be subject to lawsuits for information displayed on our websites and the websites of advertisers displayed on our distribution network, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings is currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our distribution network. These kinds of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by advertisers displayed on our distribution network. Our potential liability for unlawful activities of advertisers or for the content of advertisers’ listings displayed on our distribution network could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these kinds of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules require that goodwill and other intangible assets with indefinite useful lives be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

We have substantial goodwill and other intangible assets, and we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Government and legal regulations may damage our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services. The Federal Trade Commission, or FTC, has recently reviewed the way in which search engines disclose paid search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

State and local governments may be able to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services.

Beginning in 1998, the federal government imposed a moratorium on state and local governments’ imposition of new taxes on Internet access and eCommerce transactions, which has now expired. State and local governments may be able to levy additional taxes on Internet access and eCommerce transactions unless the moratorium is reinstituted. Any increase in applicable taxes may make eCommerce transactions less attractive for businesses and consumers, which could result in a decrease in eCommerce activities and the level of usage of our services.

RISKS RELATING TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

Although trading of our common stock is conducted on the American Stock Exchange, prior to October 13, 2006, trading was conducted on the OTC Bulletin Board, an inter-dealer quotation system that provides significantly less liquidity than the NASDAQ market or the national securities exchanges, and prior to August 31, 2006, trading of our common stock was conducted on the pink sheets, an inter-dealer quotation system that provides significantly less liquidity than the OTC Bulletin Board. In addition, trading in our common stock has been extremely limited. This limited trading adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. As a result, you may obtain lower prices for our common stock than might otherwise be obtained and there could be a larger spread between the bid and ask prices for our common stock.

The market price of our common stock has been and is likely to continue to be highly volatile, which could cause investment losses for our shareholders and result in shareholder litigation with substantial costs, economic loss and diversion of our resources.

We cannot predict the extent to which investor interest will support an active and liquid trading market for our common stock. In addition, the trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the number of our advertising network partners;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of intellectual property litigation by or against us;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

Due to the emerging nature of the paid search market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to further volatility in the trading price of our common stock. In addition, the stock market in general, and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of August 31, 2006, our executive officers and directors (including affiliates of such executive officers and directors) beneficially owned or controlled approximately 50% of the outstanding shares of our common stock. Accordingly, these executive officers and directors, acting as a group, will have substantial influence and may control the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other shareholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Future sales of shares of our common stock that are eligible for sale by our shareholders may decrease the price of our common stock.

As of August 31, 2006, we had 25,010,116 shares of common stock outstanding. Of these shares, 3,874,622 publicly trading shares and 3,060,698 shares being registered in this offering will be freely tradable to the extent they are not purchased by any of our affiliates. An additional 20,940,494 restricted shares will be eligible for sale in the public markets 90 days after the date of this prospectus, subject to volume limitations and other restrictions of Rule 144. In addition, there were outstanding options to purchase 1,585,079 shares of our common stock and warrants to purchase 6,641,063 shares of our common stock. Shares issuable upon exercise of warrants to purchase 1,224,397 shares of our common stock are included in this prospectus. Actual sales, or the prospect of sales by our present shareholders or by future shareholders, may have a negative effect on the market price of our common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our articles of incorporation, our bylaws and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our articles of incorporation and in our bylaws:

•	special meetings of our stockholders may be called by our Chairman of the Board, by our Chief Executive Officer, by our President, by the board of directors or by the holders of not less than ten percent (10%) of all the shares entitled to vote at the meeting (when requested in a written, signed and dated demand);

•	newly-created directorships and vacancies on our board of directors may be filled by an affirmative vote of a majority of the remaining directors, or by our shareholders;

•	a director may be removed with or without cause, at a meeting of the shareholders called expressly for that purpose, as provided in Section 607.0808, Florida Statutes;

•	our bylaws may be further amended by a majority of the shareholders entitled to vote thereon present at any shareholders’ meeting if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the shareholders entitled to vote thereon; and

•	our board of directors is authorized to issue, without further action by our shareholders, up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business.” In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the resale or other disposition of the shares of common stock, or interests therein, by the selling shareholders. However, we are paying substantially all expenses incidental to their registration. We will receive proceeds if any warrants are exercised by certain of the selling shareholders for cash. If all of the warrants are exercised for cash, we will receive proceeds of $1.4 million. The proceeds to us of such warrant exercises, if any, will be used for working capital purposes or any other purpose approved by our Board of Directors. There can be no assurance concerning the number or the timing of the exercise of such warrants by the selling shareholders at this date.

Each of the warrants held by the selling shareholders contains a “cashless exercise” provision. Pursuant to the terms of its warrants, holders may only effect a “cashless exercise” under the following conditions: (i) the warrant is exercised after one year from the date of issuance and (ii) a registration statement under the Securities Act of 1933 (including the registration statement containing this prospectus) is not then available for the resale of shares issued under the warrant. If a “cashless exercise” provision is used, a selling shareholder may exercise the warrant without paying any cash for the exercise price, and upon such exercise the holder would receive a reduced number of shares (calculated under a specified formula in the warrant) having a market value equivalent to the difference between the aggregate exercise price of the shares for which the warrant is exercised and the aggregate market value of such shares at that time. If the selling shareholder chooses this “cashless” method of exercising the warrant, we will not receive any cash proceeds from the exercise of such warrants.

PRICE RANGE OF OUR COMMON STOCK

Market for Common Stock

Our shares of common stock trade on the American Stock Exchange under the ticker symbol “IGO.” Before October 13, 2006, our common stock was quoted on the OTC Bulletin Board under the ticker symbol “IGPN.OB,” before August 31, 2006, our common stock was quoted in the over-the-counter market through Pink Sheets LLC, or the pink sheets, under the symbol “IGPN,” and before October 19, 2005, our common stock traded on the pink sheets under the symbol “ISGP.” At the close of business on August 31, 2006, there were 25,010,116 outstanding common shares, which were held by approximately 400 shareholders of record.

The following table (1) sets forth the high and low bids for the common shares as quoted on the pink sheets or the OTC Bulletin Board for the periods indicated and (2) has been adjusted to reflect a 1:40 reverse stock split of our common stock that took effect on October 19, 2005:

	High	Low
Year Ended December 31, 2004:
First Quarter	—	—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	$80.00	$0.80

Year Ended December 31, 2005:
First Quarter	$42.80	$8.00
Second Quarter	$14.00	$6.40
Third Quarter	$12.80	$4.80
Fourth Quarter	$6.80	$1.50

Year Ended December 31, 2006:
First Quarter	$5.00	$1.50
Second Quarter	$3.50	$2.30
Third Quarter	$3.25	$2.30
Fourth Quarter (through October 26, 2006)	$3.10	$2.50

The quotations in the above table reflect inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

DIVIDEND POLICY

We elected to be treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”), and comparable state laws for the period from January 1, 2004 to December 10, 2004. As a result, our earnings, since such initial election, were included in the taxable income of our shareholders for federal and state income tax purposes, and we were not subject to income tax on such earnings, other than franchise and net worth taxes. Since December 10, 2004, in connection with the our acquisition of Walnut Ventures, we have been treated for federal and state income tax purposes as a corporation under Subchapter C of the Code and are subject to state and federal income taxes. To date, we have declared distributions relating to our S Corporation status of approximately $1,245,768. Except for the S Corporation distributions described above, and except for dividends distributed to preferred stockholders in the amount of $536,425 from December 2004 to September 2005, earnings have been retained in the operations of our business, and we do not anticipate paying cash dividends on our common shares in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors. Our current policy is to retain all of our earnings to finance the growth and development of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this prospectus, it is important that you also read the financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and in the “Risk Factors” section of this prospectus.

Overview

We primarily provide Internet search and advertising services that facilitate access to relevant information on the Internet. Our Internet search services enable businesses to increase their online transactions through targeted online advertising to Internet users in response to their keyword search queries. We also provide Internet technology professional services to a variety of companies primarily in the financial services industry.

We review our operations based on both our financial results and non-financial measures. Our primary source of revenue is our Internet search services. Among the key financial factors upon which management focuses in reviewing performance are revenue-per-click and cost-per-click, which for the six months ended June 30, 2006 were approximately $0.24 and $0.07, respectively. When an Internet user clicks-through on a sponsored listing through our distribution network, our arrangements with our advertising network partners and direct advertisers provide that we receive a fixed percentage of their related advertising revenue. We currently depend, and expect to continue to depend in the near future, upon a relatively small number of advertising network partners and direct advertisers for a significant percentage of our revenues. Our advertising network partners, Yahoo! Search Marketing (formerly known as Overture) and Ask.com (formerly known as Ask Jeeves) together represented approximately 65% of our revenues for the six months ended June 30, 2006. A significant reduction in click-throughs or an advertising network partner exerting significant pricing pressures on us would have a material adverse effect on our results of operations. Our largest expense is traffic acquisition costs, which consists primarily of internet advertising costs and revenue-sharing payments to our distribution network partners for access to their online user traffic. We are striving to decrease our cost-per-click by increasing the number of proprietary web properties that we own and manage. When Internet users access our owned or managed websites through direct navigation, it reduces our payments to distribution network partners.

The key non-financial measure that management reviews is number of click-throughs on advertiser listings, which we call “paid clicks”, which for the six months ended June 30, 2006 were approximately 51 million, as compared to approximately 26 million for the six months ended June 30, 2005, which represents an increase of approximately 96%. Our revenue growth depends, in part, on our ability to increase the number of paid clicks on the sponsored listings of our advertising network partners and direct advertisers displayed on our distribution network. We intend to expand and diversify our proprietary traffic sources, specifically by increasing our presence in the direct navigation market and increasing the number of other proprietary web properties that we own and manage.

We currently depend on relatively few distribution network partners for the distribution of our services. On April 13, 2006, Walnut Ventures, Inc. (“Walnut Ventures”), one of our wholly-owned subsidiaries, terminated the Technology/Software distribution Agreement between Walnut Ventures and Direct Revenue, LLC, dated January 9, 2006. This agreement was primarily a distribution arrangement whereby customers of Direct Revenue could opt to install our search engine technology when installing other software applications offered by Direct Revenue. Prior to the termination of this Technology/Software distribution Agreement with Direct Revenue, Direct Revenue was our largest distribution partner. We derived approximately 35% and 19% of our total revenue from distribution through Direct Revenue for the fiscal years ended December 31, 2004 and

December 31, 2005, respectively. Our revenues attributable to distribution through Direct Revenue continued to decline to approximately 2% of our total revenue for the six months ended ended June 30, 2006, as compared to approximately 29% of our total revenue for the six months ended ended June 30, 2005.

Certain of the historical financial information reflected in this prospectus does not include certain expenses that we will incur once we are a public company. For example, we will incur expenses relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the reporting requirements of the SEC. In addition, our operating expenses will increase as a result of implementing our growth strategy, as we will likely improve our information systems and reporting systems and increase personnel.

Corporate History and Structure

We were organized as Economic & Investment Technologies, Inc. on April 7, 1994. In 1996, we changed our name to MultiTech Brokerage Solutions, Inc., and changed our name in November 2000 to MBSL Group, Inc. Acquisitions have been an important part of our corporate history. In October 2004, we acquired Corporate Consulting Services, Inc., a provider of Internet and technology, training and consulting services to companies primarily in the financial services industry, through a reverse merger transaction. We acquired Corporate Consulting Services in exchange for 964,109 shares in the aggregate of our common stock, par value $.001 per share, plus promissory notes in the aggregate amount of $129,104. Corporate Consulting Services was founded in January 2002. In connection with this transaction, we changed our name to InterSearch Group, Inc. In October 2005, we changed the name of our wholly owned subsidiary, Corporate Consulting Services, Inc. to InterSearch Corporate Services, Inc.

In December 2004, we acquired Walnut Ventures, a provider of paid search services founded in February 2003, in a reverse merger transaction. We acquired Walnut Ventures in exchange for issuing 3,436,068 shares of our Series A Preferred Stock, par value $.001 per share, and 1,343,376 shares of our common stock. Through the Walnut Ventures acquisition, we acquired our Internet search services business, which includes an in-house sales force and a portfolio of Internet domain names, revenue-generating contracts, and technology and systems for the operation of our paid search services business. Although for legal purposes, Walnut Ventures was acquired by InterSearch, for accounting purposes, the transaction was accounted for as a reverse acquisition, as if Walnut Ventures acquired InterSearch, due to the fact that the former shareholders of Walnut Ventures owned a majority of InterSearch’s common stock as a result of the transaction.

In February 2005, we acquired La Jolla Internet Properties, Inc., an owner and operator of web properties, through merger in exchange for 2,500 shares of our Series B Preferred Stock, par value $0.001 per share. In addition to acquiring revenue-producing domain names, our acquisition of La Jolla Internet Properties enables us to provide business customers with web property development and search engine optimization services. The acquisition of La Jolla Internet Properties in February 2005 was a combination of entities under common control, and therefore, our consolidated financial statements were adjusted for all periods presented to include the assets, liabilities, and operations of La Jolla Internet Properties from its inception in May 2004.

In September 2005, we acquired through our wholly owned subsidiary, Internet Revenue Services, Inc., certain assets of DotCom Corporation, including the the domain name www.irs.com and its related business. The purchase price for this transaction consisted of $5,000,000 in cash and 1,025,000 shares of the Company’s common stock.

In July 2006, we redeemed the above-mentioned 1,025,000 shares of our common stock for a purchase price of $6,150,000, pursuant to the terms of a call option agreement.

Between June and September 2006 we acquired the following web properties: www.banks.com, www.camps.com and www.greatcruises.com as part of our continuing strategy to acquire web properties in select commerce categories.

The following separate financial statements of DotCom Corporation, as well as related pro forma financial statements for 2005, are included elsewhere herein:

•	the year ended December 31, 2003 and 2004 (audited);

•	the six months ended June 30, 2004 (unaudited); and

•	the six months ended June 30, 2005 (unaudited).

Consolidated Statements of Operations

Our consolidated statements of operations, stockholders’ equity, and cash flows have been presented for:

•	the years ended December 31, 2004 and 2005 (audited); and

•	the six-month periods ended June 30, 2005 and 2006 (unaudited).

Effective December 10, 2004, InterSearch entered into an Agreement and Plan of Merger with Walnut Ventures, in which 3,436,068 shares of our Series A Preferred Stock and 1,343,376 shares of common stock were issued to shareholders of Walnut Ventures in exchange for all of the then outstanding shares of Walnut Ventures. Although for legal purposes, Walnut Ventures was acquired by InterSearch, for accounting purposes, the transaction was accounted for as a reverse acquisition, as if Walnut Ventures acquired InterSearch, due to the fact that the former shareholders of Walnut Ventures then owned a majority of InterSearch’s common stock as a result of the transaction. The consolidated financial statements presented herein for the periods prior to the effective date of the acquisition only include the accounts of Walnut Ventures. The consolidated statements of shareholders’ equity have been converted from Walnut Venture’s capital stock structure to InterSearch’s capital stock structure to reflect the exchange of shares pursuant to the Agreement and Plan of Merger. All significant inter-company balances have been eliminated.

Business Segments

For financial reporting purposes, our business is divided into two segments: Internet search services and corporate services, which includes Internet and technology consulting services.

Internet Search Services

Our primary source of revenue is our Internet search services, which represented 90% of our revenues for the six months ended June 30, 2006 as compared to 82% for the six months ended June 30, 2005. With respect to our Internet search services, we typically generate revenue each time an Internet user initiates a search on our distribution network, which includes search engines and web properties, and clicks-through on an advertiser listing. Businesses purchase listings from our advertising network partners, which we display on our network in response to targeted keyword searches performed by Internet users. These listings are compiled and provided to us by our advertising network partners. We also generate revenue from online user traffic visiting our web properties through direct navigation. We similarly may display on these web properties the sponsored listings of our advertising network partners and of our direct advertisers that are relevant to the web property.

Our cost of revenues for our Internet search services primarily consists of traffic acquisition costs that relate to internet advertising costs and payments to our distribution network partners for access to their online user traffic. We enter into agreements of varying durations with distribution partners that integrate our pay-for-performance search services into their sites. The primary economic structure of our distribution partner agreements is a variable payment based on a specified percentage of revenue. Other economic structures that we may use to a lesser degree include:

•	variable payments based on a specified metric, such as number of paid clicks;

•	fixed payments, based on a guaranteed minimum amount of usage delivered; and

•	a combination arrangement with both fixed and variable amounts.

Our method of expensing traffic acquisition costs is based on whether the agreement provides for variable or fixed payments. Agreements with variable payments based on a percentage of revenue, number of paid clicks or other metrics are generally expensed based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate. Agreements with fixed payments are generally expensed at the greater of: (1) pro-rata over the term the fixed payment covers; or (2) usage delivered to date divided by the guaranteed minimum amount of usage delivered.

Corporate Services

We also provide corporate services, which includes Internet and technology professional services to companies primarily in the financial services industry. Our corporate services accounted for 10% of our revenues for the quarter ended June 30, 2006 as compared to 18% of our revenues for the quarter ended June 30, 2005.

Corporate services revenues are driven by hours billed and billing rates, as well as amounts billed on a fixed bid project basis. Our corporate services business model involves attempting to maximize consultant hours and billing rates, while optimizing consultant pay rates and benefit costs and commissions as well as minimizing operating costs necessary to effectively support such activities. Gross profit from our corporate services is determined by deducting consultant pay, taxes, benefits and other related costs from corporate services revenues. Management compensation is included in general and administrative expenses along with administrative and corporate employee compensation.

Quarterly Results May Fluctuate

We enter into agreements with various distribution partners to provide distribution for the uniform resource locator, or URL, strings and advertisement listings of our advertising network partners. We generally pay distribution partners based on a percentage of revenue or a fixed amount per click-through on these listings. The level of paid clicks contributed by our distribution partners has varied, and we expect it will continue to vary, from quarter to quarter and year to year, sometimes significantly, for several reasons, including our ability to increase our distribution, which impacts the number of Internet users who have access to advertisers’ listings on our network, the amount these advertisers spend on their sponsored listings and the number of our advertising network partners.

We anticipate that these variables will fluctuate in the future, affecting our growth rate and our financial results. In particular, it is difficult to project the number of paid clicks we will deliver to our advertising network partners and web properties, how much advertisers will spend, and the rate of revenue sharing with our distribution network partners.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. In addition, we expect that our acquisition of the website business of www.irs.com will further cause our revenues to be largely seasonal in nature, with peak revenues occurring during the U.S. tax filing season of January through April. Therefore, our quarterly results should not be relied upon as indicative of results for the entire fiscal year.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in Note 2 to our unaudited condensed consolidated financial statements appearing at the end of this prospectus and are fully disclosed in our Special Financial Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results.

Revenue

We currently generate revenue through our operating businesses by providing Internet search and advertising services and corporate services, including Internet technology professional services. With respect to our Internet search services, we typically recognize revenue when an Internet user clicks-through on an advertiser’s listing displayed on our network.

We have entered into agreements with various distribution partners in order to expand our distribution network, which includes search engines and our websites on which we include our advertisers’ listings and those of our advertising network partners. We generally pay distribution partners based on a specified percentage of revenue or a fixed amount per click-through on these listings. We act as the primary obligor in these transactions, and we are responsible for providing customer and administrative services to the advertiser. In accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the revenue derived from advertisers who receive paid introductions through us as supplied by distribution partners is reported gross based upon the amounts received from the advertiser.

With respect to our corporate services, we recognize revenue as services are performed and associated costs have been incurred using employees or independent contractors.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method.

We apply the provisions of the Financial Accounting Standards Board’s (FASB) Statements of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Asset.” (SFAS 144).

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. To date, no impairment charge has been taken for the goodwill related to our acquisition of InterSearch Corporate Services, Inc. If the fair value is lower than the carrying value, a material impairment charge may be reported in our financial results.

We review our long-lived assets for impairment in accordance with SFAS 144 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is to be fair value. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and are no longer depreciated.

No impairment of our intangible assets has been indicated to date. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

As a result of the significance of the goodwill and intangible asset carrying values, any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Stock Compensation.

Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively, SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of operations through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.

In addition, prior to the adoption of SFAS 123R, the tax benefits of stock option exercises were classified as operating cash flows. Since the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. As the Company adopted the modified prospective transition method, the prior period cash flow statement was not adjusted to reflect current period presentation.

As part of its adoption of SFAS 123R, the Company examined its historical pattern of option exercises in an effort to determine if there were any pattern based on certain employee populations. From this analysis, the Company could not identify any patterns in the exercise of options. As such, the Company used the guidance in Staff Accounting Bulletin No. 107 to determine the estimated life of options issued subsequent to the adoption of SFAS 123R. Based on this guidance, the estimated term was deemed to be the midpoint of the vesting term and the contractual term ((vesting term and original contractual term)/2). Expected volatility is based on historical volatility of the Company’s stock.

Common Stock Subject to Mandatory Redemption

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150), which requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. We issued 1,025,000 shares of our common stock in connection with the acquisition of certain assets of DotCom Corporation, and in July 2006, we redeemed the above-mentioned 1,025,000 shares of our common stock for a purchase price of $6,150,000, pursuant to the terms of a call option agreement.

Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Valuation allowances are provided against assets which are not likely to be realized. The Company and its subsidiaries file a consolidated income tax return. Income taxes are allocated proportionately as if separate income tax returns were filed.

The stockholders of La Jolla elected to be taxed as an S-Corporation prior to the merger with the Company in February 2005. Therefore, no provision for income taxes in included for La Jolla for the period prior to the common control merger with the Company.

Consolidated Results of Operations

The following table sets forth information for the years ended December 31, 2004 and 2005 derived from our financial statements which were audited by Hacker, Johnson & Smith PA, and are included elsewhere in this prospectus. The information for the six-month periods ended June 30, 2005 and 2006 has been derived from our unaudited financial statements, which, in the opinion of our management, reflect all adjustments which are of a normal recurring nature, necessary to present such information fairly.

	Year ended December 31,		Six months ended June 30,
	2004	2005	2005	2006
			(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$12,750	$17,543	$7,882	$14,456

Cost of revenues:
Traffic acquisition costs	7,153	6,829	3,217	3,817
Cost of professional services	130	2,297	1,049	1,067
Sales and marketing	665	948	336	501
General and administrative	3,057	4,955	2,364	3,858

Total operating expenses	11,005	15,029	6,966	9,243

Earnings from operations	1,745	2,514	916	5,213
Interest expense	10	143	66	36
Loss on derivative instrument	—	1,771	—	19

Earnings before income taxes	1,735	600	850	5,158
Income taxes	447	1,060	435	2,097

Net earnings (loss)	$1,288	$(460)	415	3,061
Preferred stock dividends	40	496	328	—

Net earnings (loss) available to common shareholders	$1,248	$(956)	87	3,061

Basic earnings (loss) per share	$.08	$(.05)	$.03	$.12

Diluted earnings (loss) per share	$.07	$(.05)	$.02	$.11

Pro forma tax and earnings (loss) available to common stockholders and per share information for S Corporation periods(1)
Net earnings (loss) available to common stockholders	$1,248	$(956)	$87
Pro forma income tax expense adjustment	254	31	32

Pro forma net earnings (loss)	$994	$(987)	$55

Pro forma basic earnings (loss) per share	$.06	$(.05)	$.02

Pro forma diluted earnings (loss) per share	$.06	$(.05)	$.02

Basic weighted average common shares outstanding	16,029,318	19,662,293	3,368,000	25,209,525

Diluted weighted average common shares outstanding	17,992,245	19,662,293	18,236,740	27,443,779

(1)	Since December 10, 2004, in connection with our acquisition of Walnut Ventures, we have been treated for federal and state income tax purposes as a corporation under Subchapter C of the Code and are subject to state and federal income taxes, and, therefore, no adjustment is necessary for the six months ended June 30, 2006.

The following table sets forth our historical operating results as a percentage of revenue for the periods indicated:

	Year ended December 31,		Six months ended June 30,
	2004	2005	2005	2006
	(unaudited)
Revenues	100%	100%	100%	100%

Cost of revenues:
Traffic acquisition costs	56	39	41	26
Cost of consulting services	1	13	13	7
Sales and marketing	5	6	4	4
General and administrative	24	28	30	27

Total operating expenses	86	86	88	64

Earnings from operations	14	14	12	36
Interest expense	—	—	1	—
Loss on derivative instrument	—	10	—	—

Earnings before income taxes	14	4	11	36
Income taxes	4	6	6	15

Net earnings (loss)	10	(2)	5	21
Preferred stock dividends	—	(3)	4	—

Net earnings (loss) available to common shareholders	10	(5)	1	21

Unaudited pro forma tax and earnings (loss) available to common stockholders and per share information for S Corporation periods
Pro forma income tax expense adjustment	2	—	—	—

Pro forma net earnings (loss)	8	(5)	1	21

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Revenue. Revenue increased 83% from $7.9 million for the six months ended June 30, 2005 to $14.5 million for the same period in 2006. Of this $6.6 million increase, 1% was derived from our Internet technology professional services, while the other 99% was generated by our Internet search and advertising services. This increase was primarily attributable to the increase in proprietary web traffic on our owned web properties. The largest source of proprietary traffic resulted from the acquisition of the domain www.irs.com in September 2005. The remainder was due to the increase in Search Engine Marketing (SEM) and Search Engine Optimization (SEO) efforts for the first and second quarters of 2006. Because a significant portion of our revenues are currently derived from the domain www.irs.com, we expect that our revenue growth will be slower in the third and fourth fiscal quarters of 2006.

Traffic acquisition cost. Although revenues increased 83%, traffic acquisition costs only increased 19%, from $3.2 million for the six months ended June 30, 2005 to $3.8 million for the same period in 2006. This is primarily the result of lower costs derived from www.irs.com, which had direct costs of $181,000, or 5% of $4.0 million in revenue. We continue to focus our resources on generating traffic to our proprietary web properties through SEM, SEO, and the direct navigation market which typically yields higher margins.

Cost of professional services. InterSearch Corporate Services revenue increased 5% from $1.4 million for the six months ended June 30, 2005 to $1.5 million for the same period in 2006. The increase in cost of professional services of $18,000 or 2% is a direct result of the increase in revenue. The increase in overall margins is due to the addition of new clients, the business mix of existing clients and the cost structures of certain projects in the respective time period. We expect volatility within a certain range based on the business mix of our clientele. The costs consist primarily of wages, taxes, benefits, and fees paid to employees and subcontractors directly related to the generation of professional services revenue.

Sales and marketing. Sales and marketing expense increased from $336,000 for the year ended June 30, 2005 to $501,000 for the same period in 2006. This increase of $165,000 is mainly attributable to an increase in sales personnel cost of $137,000 due to additional sales staff. The remaining $28,000 is a result of tradeshows and direct marketing.

General and administrative. General and administrative expenses increased 63% from $2.4 million for six months ended June 30, 2005 to $3.9 million for the same period in 2006. The increase was due to an increase in personnel costs of $702,000, an increase in depreciation and amortization of $458,000, an increase in professional fees of $107,000 and an increase in facility and other various operating costs of $227,000. The increases from an overall standpoint were necessary to support the continued growth in operations. We expect that our general and administrative expenses will continue to increase to the extent we expand our operations and incur additional costs in connection with being a public company, such as professional fees and insurance.

Interest expense. Interest expense was $66,000 for the six months ended June 30, 2005 compared to $36,000 for the same period in 2006. The decrease in interest expense in related to the limited use of our credit facility.

Loss on derivative instrument. In accordance with Emerging Issue Tax Force (EITF) 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company’s Own Stock, which requires that warrants be recorded at fair value, the Company expensed the change in fair value of the warrants between December 31, 2005 and February 9, 2006, the effective date of our registration statement. Using the Black-Scholes option-pricing model the fair value of the warrants was estimated to be $3.3 million at February 9, 2006. The Company recorded an additional $19,000 as loss on derivative and reclassified the common stock warrant liability to stockholders’ equity. The additional expense is a non-cash item and is also not tax deductible. The adjustments required by EITF 00-19 resulted from the registration rights agreement liquidated damages provision.

Income taxes. Our provision for income taxes was $435,000, an effective tax rate of 51%, for the six months ended June 30, 2005 and increased to $2.1 million, an effective tax rate of 41%, for the same period in 2006. The effective tax rate for the six months ended June 30, 2005 included approximately $92,000 resulting from the conversion of La Jolla to a C corporation. This increase is primarily a result of an increase in our pretax earnings from $850,000 for the six months ended June 30, 2005 compared to pretax earnings of $5.2 million for the six months ended June 30, 2006.

Net earnings. Net earnings available to common stockholders for the six months ended June 30, 2006 was $3.1 million or $0.12 per basic and $0.11 per diluted share compared to $87,000 or $0.03 per basic and $0.02 per diluted share for the same period in 2005. After considering the effect of S corporation results included in the 2005 period net earnings would have been $55,000 or $0.02 per basic and diluted share.

Preferred stock dividends. Preferred stock dividends resulted from the Walnut Ventures merger in December 2004 and the La Jolla Internet Properties merger in February 2005. There were preferred stock dividends of $328,000 for the six months ended June 30, 2005 and there were no dividends paid for the same period in 2006. All preferred stock was converted to common stock on September 23, 2005 and accordingly preferred stock dividends were terminated.

Year ended December 31, 2005 compared to year ended December 31, 2004

Revenue. Revenue increased 38% from $12.7 million for the year ended December 31, 2004 to $17.5 million for the same period in 2005. Of this $4.8 million increase, 60% was derived from our Internet technology consulting business, while the other 40% was generated by our Internet search services. This increase was primarily attributable to the acquisitions of InterSearch Corporate Services and La Jolla Internet Properties.

InterSearch Corporate Services’ operating results were included in the 2004 period beginning December 10, 2004 (the date we acquired Walnut Ventures), while La Jolla Internet Properties operating results were included since its inception (May 14, 2004) as a result of it being deemed an entity under common control for accounting purposes.

Traffic acquisition cost. Although revenues increased 38%, traffic acquisition costs decreased 5% from $7.2 million for the year ended December 31, 2004 to $6.8 million for the same period in 2005. This is primarily the result of a change in business mix of our Internet search services which yielded higher margins. During the middle of 2004, we exited the third party syndication channel and began focusing our resources on generating traffic to our proprietary web properties through SEM and the direct navigation market.

Cost of consulting services. The acquisition of InterSearch Corporate Services occurred in late 2004, and therefore, resulted in minimal costs in the year ended December 31, 2004, compared to $2.3 million in the same period in 2005. The costs consist primarily of wages, taxes, benefits, and fees paid to employees and subcontractors directly related to the generation of consulting revenue.

Sales and marketing. Sales and marketing expense increased from $665,000 for the year ended December 31. 2004 to $948,000 for the same period in 2005. This increase of $283,000 is mainly attributable to an increase in sales personnel cost of $228,000 due to additional sales staff. The remaining $55,000 is a result of tradeshows and direct marketing.

General and administrative. General and administrative expenses increased 62% from $3.1 million for the year ended December 31, 2004 to $5 million for the same period in 2005. The increase was due to an increase in personnel costs of $852,000, an increase in depreciation and amortization of $277,000, an increase in third party web hosting costs of $181,000, an increase in travel costs of $127,000 an increase in insurance of $125,000 and an increase in facility and other various operating costs of $330,000. The increases from an overall standpoint were necessary to support the rapid growth in operations. We expect that our general and administrative expenses will continue to increase to the extent we expand our operations and incur additional costs in connection with being a public company, such as professional fees and insurance.

Interest expense. Interest expense was $10,000 for the year ended December 31, 2004 while for the same period in 2005 it increased to $143,000. This increase is a result of notes payable issued to stockholders in the InterSearch Corporate Services and Walnut Ventures acquisitions as well as amounts drawn under our credit facility, all occurring in the fourth quarter of 2004. Net interest expense in 2005 related to notes payable was $58,000. In addition, 2005 interest expense related to our credit facility was $85,000.

Loss on derivative instrument. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company’s Own Stock, which requires that warrants be recorded at fair value, the Company expensed the change in fair value of the warrants between the time of issuance and December 31, 2005. Using the Black-Scholes option-pricing model, assuming that the risk-free rate was 4.39%, there would be no dividends paid by the Company, the expected life was 2.5 years and stock volatility was not significant due to the lack of an active trading market, the fair value of the warrants was estimated to be $3,263,814 at December 31, 2005. The Company increased the warrant liability and recorded $1,770,692 as loss on derivative instrument. The additional expense is a non-cash item and is also not tax deductible. The adjustments required by EITF 00-19 resulted from the registration rights agreement liquidated damages provision. On February 9, 2006, the registration statement was declared effective under SEC File Number 333-129937. As a result the common stock warrant liability was adjusted to fair value on that date and reclassified as equity. Based on the fair value calculation, $3,283,135 was reclassified as equity and an additional $19,321 was recorded as loss on derivative instrument.

Income taxes. Our provision for income taxes was $447,000 for the year ended December 31, 2004 and increased to $1.1 million for the same period in 2005. The 2004 income tax provision resulted from the change from S corporation to C corporation status and would have been approximately $701,000 had the Company been a C corporation for all of 2004. In 2005, the income tax provision was higher than the statutory rate. This is primarily due to the common stock warrant liability that resulted in a $1.8 million loss on derivative instrument that is not deductible for tax purposes.

Preferred stock dividends. Preferred stock dividends resulted from the Walnut Ventures merger in December 2004 and the La Jolla Internet Properties merger in February 2005. There were preferred stock dividends of $40,000 for the year ended December 31, 2004 and $496,000 for the same period in 2005. Note that given the two year restriction placed on preferred stock issuance by the Barron Partners LP agreement all preferred stock was converted to common stock on September 23, 2005 and accordingly preferred stock dividends were terminated.

Segment Results

	Six Months Ended June 30,
	2005	2006
	(in thousands)
		(unaudited)
Revenues:
Internet search services	$6,492	$12,990
Corporate services	1,390	1,466

	$7,882	$14,456

Earnings (loss) from operations:
Internet search services	$947	$5,342
Corporate services	(31)	(129)

	$916	$5,213

Internet Search Services

Revenue. Revenue increased 100% from $6.5 million for the six months ended June 30, 2005 to $13.0 million for the same period in 2006. This increase was primarily attributable to the increase in proprietary web traffic. The largest source of proprietary traffic resulted from the acquisition of the domain www.irs.com in September 2005.

Earnings (loss) from operations. Earnings from operations increased 464% from $947,000 for the six months ended June 30, 2005 to $5.3 million for the same period in 2006. This increase was primarily attributable to the minimal direct costs associated with the operations of the domain www.irs.com which yielded higher margins. In addition, a significant increase in operating expenses was not necessary to facilitate the operations that resulted from the acquisition of www.irs.com.

Corporate Services

Revenue. Revenue increased 5% from $1.4 million for the six months ended June 30, 2005 to $1.5 million for the same period in 2006. This increase was primarily attributable to the addition of new clients, the business mix of existing clients and the cost structures of certain projects in the respective time period.

Earnings (loss) from operations. Loss from operations increased 316% from a loss of $31,000 for the six months ended June 30, 2005 to a loss of $129,000 for the same period in 2006. This increase was directly related to the decline in revenue, the business mix of existing clients, and the overall increase in general and administrative expenses.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through internally generated funds and the use of our line of credit. We have engaged in private sales of our common stock and debt financing in order to fund the purchase price of some of our acquisitions. As of June 30, 2006, we had $875,000 in cash as compared to $576,000 at December 31, 2005.

In July 2006, the Company completed the sale of 13.50% Senior Subordinated Notes due 2011 in the aggregate principal amount of $7.0 million (the “Notes”), together with 195,000 shares of common stock and warrants to purchase up to an aggregate of 477,000 shares of common stock at an exercise price of $1.60. The warrants expire in July 2011. This debt financing resulted in gross proceeds of $7.0 million before placement agent fees and expenses associated with the transaction, which totaled approximately $1.0 million. The debt issuance costs will be amortized over the term of the notes using the effective interest method. The Notes are secured by a first lien on all assets of tax-related Internet domains, including www.irs.com, and a lien on all of our other assets that is subordinate to the liens of the Company’s senior lender, Silicon Valley Bank. Prior to maturity, the Notes (i) will be payable on an interest-only basis for the first two years; (ii) will amortize 20% of the principal amount in year three; (iii) will amortize 25% of the principal amount in year four; and (iv) will amortize the remainder of the principal amount in year five, with payments of principal, as applicable, and interest due monthly. The Notes can be prepaid by us in whole or in part in any amount greater than or equal to $100,000 at any time without penalty. The Investors will have the right to accelerate repayment of the Notes if, among other things, the Company does not meet certain financial ratios per the agreement as of the last day of any fiscal quarter. Using the Black-Scholes option-pricing model, assuming that (i) the risk-free interest rate was 5.11%, (ii) no dividends would be paid by us, (iii) the contractual life was 2.5 years and (iv) 27% stock volatility, the fair value of the warrants issued was estimated to be $171,000. The combined fair value of the common stock and warrants issued was estimated to be $483,000, which was recorded as an original issue discount in connection with the issuance of the Notes and which was reflected as a reduction of the outstanding subordinated debt balance of $7 million. The Company will amortize the original issue discount over the life of the loan using the effective interest method.

The proceeds of the debt financing were used to redeem 1,025,000 shares of our common stock held in escrow for DotCom Corporation for a purchase price of $6,150,000, pursuant to the terms of a call option agreement and $847,000 plus applicable interest remaining to be paid pursuant to our settlement agreement with SmashClicks, LLC, both of which were payable by August 12, 2006.

We have a revolving line of credit with Silicon Valley Bank, which previously allowed borrowings up to $3.75 million. We borrowed $1.5 million under this facility in connection with repurchases of our preferred stock in February and April 2005. Currently, this facility allows borrowings up to $1.25 million. As of June 30, 2006, we had no principal outstanding under this credit facility. Advances under our credit facility bore interest at an effective rate of approximately 7.25% at June 30, 2005, and require the payment of a collateral handling fee of 0.1% per month of financed receivables.

We continually review our capital requirements to ensure that we have sufficient funding available to support our anticipated levels of operations, obligations and growth strategies. We intend to use cash flow from operations, availability under our credit line or a combination of both to fund anticipated levels of operations for the next 12 months.

In the comparisons below, net cash flows provided by operating activities primarily consist of net earnings adjusted for certain items such as depreciation and amortization, deferred income taxes and changes in working capital.

Cash flows for the six months ended June 30, 2006

Net cash provided by operating activities for the six months ended June 30, 2006 was $2.7 million consisting primarily of net earnings of $3.1 million decreased by net adjustments totaling $400,000 as a result of the increased growth in operations in 2006.

Net cash used in investing activities for the six months ended June 30, 2006 of $746,000 primarily was for the purchase of internet domains and the establishment of a data warehouse system.

Net cash used in financing activities for the six months ended June 30, 2006 was $1.6 million. This is primarily attributable to the net decrease in our credit facility of $726,000, the first installment of the note payable of $693,000 and the retirement of common stock for $250,000. As of June 30, 2006 we did not have an outstanding principal balance on our credit facility.

Cash flows for the six months ended June 30, 2005

Net cash provided by operating activities for the six months ended June 30, 2005 was $475,000 consisting primarily of net earnings of $415,000.

Net cash used in investing activities for the six months ended June 30, 2005 of $842,000 was for the purchase of computer and office equipment.

Net cash used in financing activities for the six months ended June 30, 2005 of $842,000 is primarily a result of the repurchase of preferred stock for $1.5 million and an increase of our credit facility of $1.0 million to fund the repurchase. The remaining $358,000 is attributable to preferred stock dividend payments.

Cash flows for the year ended December 31, 2005

Net cash provided by operating activities for the year ended December 31, 2005 was $2.6 million. Although the Company had a net loss of $459,000, there were non-cash expenses, including loss on derivative instrument, depreciation and amortization that provided cash for operating activities.

Net cash used in investing activities for the year ended December 31, 2005 of $5.4 million primarily attributable to the first cash payment of the DotCom Asset purchase which in total was $12.9 million.

Net cash provided by and used in financing activities for the year ended December 31, 2005 was $2.8 million. This is primarily attributable to the Barron Partners, LP net investment of $3.8 million utilized for the DotCom asset purchase. In addition, we had cash used in financing activities of $496,000 for the purpose of preferred stock dividends, which no longer exist as of September 30, 2005. Lastly, we retired 762,500 shares at $1.5 million of Series A preferred stock during the course of the year that was provided by the net increase in revolving line of credit for approximately the same amount.

Cash flows for the year ended December 31, 2004

Cash provided by operating activities for the year ended December 31, 2004 was $850,000 consisting primarily of net income of $1.3 million decreased by $450,000 as a result of the increased growth in operations in 2004 that led to increases in both accounts receivable and accounts payable.

Cash used in investing activities for the year ended December 31, 2004 of $237,000 primarily was for the purchase of computer and office equipment.

Cash provided and used in financing activities for the year ended December 31, 2004 of $82,000 is primarily a result of dividends paid and proceeds from the sale of preferred stock for La Jolla Internet Properties, Inc.

Related-Party Transactions

For a description of our related-party transactions, see “Certain Relationships and Related Transactions.”

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to various market risks as a part of our operations, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts, option contracts, foreign currency exchange contracts, and interest rate swaps. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rates. We are exposed to interest-rate changes primarily related to the variable interest rate on our credit facility. The objective of our interest-rate risk management is to limit the impact of interest-rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we may enter into derivative financial instruments such as interest-rate swaps, caps or treasury locks in order to mitigate our interest-rate risk on a related financial instrument. We have no plans to enter into derivative or interest-rate transactions for speculative purposes.

BUSINESS

Overview

InterSearch is principally engaged in providing Internet paid search and advertising services that facilitate access to relevant information on the Internet. We provide these services through our proprietary search engines, web properties and strategic third party relationships. Our Internet paid search and advertising services enable businesses to increase their online transactions through targeted online advertising to Internet users in response to their keyword search queries. According to a Pew Internet & American Life tracking survey, during September 2005, approximately 60 million Americans used Internet search engines on an average day, an increase of approximately 23% from September 2004. During the same period, according to the United States Department of Commerce, U.S. online retail sales increased approximately 25% to $82.9 billion. We believe that we are well positioned to capitalize on this growing trend toward reliance on the Internet to conduct research and purchase products and services.

During the six-month period ended June 30, 2006, we generated approximately 90% of our revenue from Internet users clicking on sponsored advertisement listings on our owned and managed web properties. When an Internet user clicks on an advertisement on one of our web properties, the advertising sponsor pays us on either a “pay-per-click” or revenue sharing basis. We own 15 web properties and manage approximately 30,000 web properties through www.parkingdots.com. We have partnered with two of the largest Internet advertising industry participants, Yahoo! Search Marketing (formerly known as Overture) and Ask.com (formerly known as Ask Jeeves), to provide sponsored listings on these web properties. Our existing portfolio of web properties generally contain commercially-relevant search terms in select high-traffic Internet commerce categories, including financial services and travel and leisure. We also provide Internet technology professional services in the areas of information technology and search engine marketing to approximately six Fortune 500 and six other companies operating in the financial services sector, including Bank of America, Charles Schwab, Wachovia Bank and Wells Fargo.

Our Growth Strategy

Our primary objective is to be a leader in the Internet search services and advertising industry. In order to achieve this objective, we intend to continue to grow our business organically and through acquisitions with a view to capitalizing on the recent growth trend associated with Internet search usage and advertising. Key elements of our strategy include the following:

•	Acquire Additional Web Properties. A key component of our growth strategy is to make selective acquisitions of web properties containing commercially-relevant search terms in select commerce categories, such as financial services, travel and leisure and other high-traffic categories. For example, our acquisitions to date include the following web properties: www.irs.com, www.banks.com, www.camps.com and www.greatcruises.com. In addition, we intend to increase the number of web properties that we manage through www.parkingdots.com by providing website owners with certain search engine marketing and search engine optimization services. Our managed web properties also provide us with a pipeline of potential acquisition candidates. Through our management of these web properties, we gain valuable information about search traffic patterns, which we then use to target the web properties that we believe will be best suited to our business model. By expanding the number of web properties that we own and manage, we will create additional opportunities to receive searches and respond with sponsored listings, thereby increasing our revenues.

•	Maximize Revenue Potential of Our Web Properties. After we acquire a web property, we implement numerous initiatives to increase our proprietary web traffic, including direct sales efforts and online and offline marketing activities in an effort to increase the search traffic to those sites. We also endeavor to increase the associated revenues from our web properties by adding relevant content through our advertising network relationships, transitioning certain existing advertising relationships to better terms, developing additional relationships with direct advertisers or some combination of these.

•	Expand Our Direct Advertiser Base. We have a direct sales force that is focused on expanding the number of direct advertisers on our owned web properties. Our Internet advertising products consist of keyword-targeted ads on our web properties that will typically appear more prominently as compared to the sponsored listings from our third-party providers. Our sales efforts generally include direct marketing and trade show attendance and sponsorship.

•	Continue Building Our Web Analytics and Marketing Capabilities. We are analyzing opportunities to leverage search data gathered from our owned and managed web properties by implementing an enterprise-wide data warehouse. Among other things, we believe the information derived from this data warehouse will allow us to maximize the results derived from our sponsored listings by analyzing historical search patterns to determine optimal placement for sponsored listings on our web properties. In addition, we believe the data warehouse will improve our ability to evaluate the performance of a web page layout. We will continue to analyze opportunities to expand our Internet search services on a cost-effective basis.

Our Acquisitions

Acquisitions have been an important part of our corporate history. We have engaged in the following acquisitions in pursuing our growth strategy:

•	In October 2004, we acquired Corporate Consulting Services, Inc. (now known as InterSearch Corporate Services, Inc.), a provider of Internet and technology, training and consulting services to companies primarily in the financial services industry, through a reverse merger transaction. In connection with this transaction, we changed our name to InterSearch Group, Inc.;

•	In December 2004, we acquired Walnut Ventures, Inc., a provider of paid search services founded in February 2003, in a reverse merger transaction. Through the Walnut Ventures acquisition, we acquired our Internet search services business, which includes an in-house sales force and a portfolio of Internet domain names, revenue-generating contracts and technology and systems for the operation of our Internet search services business;

•	In February 2005, we acquired La Jolla Internet Properties, an owner and operator of web properties. In addition to acquiring revenue-producing domain names, our acquisition of La Jolla Internet Properties enables us to provide business customers with web property development and search engine optimization services;

•	Between September 2005 and September 2006, we acquired the following web properties: www.irs.com, www.banks.com, www.camps.com and www.greatcruises.com. These acquisitions reflect our strategy to expand our business by acquiring web properties in select high-traffic Internet commerce categories, including financial services and travel and leisure.

Industry Overview

The Internet and Online Commerce

The Internet’s development into a significant global medium for communication, content and commerce has led to substantial growth in online shopping. According to the United States Department of Commerce, U.S. online retail sales in 2005 were $88 billion, an increase of 24% from 2004. We believe that this expected growth in online shopping will be facilitated in part by decreased prices of Internet access devices and increased performance of those devices, increased use of personal computers and increased availability of high-speed Internet access.

As use of the Internet to research and purchase products and services increases, businesses are seeking ways to more effectively reach consumers online. As a result, both online and traditional retail businesses are increasingly using the Internet to advertise their products and services. Forrester Research, Inc. estimates that spending for online marketing, which includes display advertising and search engine marketing, will increase from $10.6 billion in 2005 to $19.7 billion in 2010. The advertising industry, and specifically online advertising, is evolving to meet the increasing online demands of both consumers and businesses.

Paid Search Advertising

Paid search or pay-per-click advertising displays advertisers’ product and service listings to online consumers in response to their keyword search queries. This feature gives advertisers the ability to target their online advertisements to individuals with specific and immediate interests in their products or services. These pay-per-click listings are generally ordered in the search results based on the amount the advertisers pay for the targeted listing. Because advertisers pay only when an Internet user actually clicks-through on the advertiser’s listing, pay-per-click advertising allows online advertisers to accurately measure the effectiveness and response rates of advertisements and adjust their advertising campaigns accordingly. If necessary, advertisers can change listings rapidly and cost-effectively in response to information, such as consumer behavior, product pricing or product availability. Traditional forms of advertising, such as television and radio, are not targeted to consumers who have demonstrated an interest in the advertised product or service like pay-per-click advertising. In addition, traditional forms of advertising do not permit quick and accurate measurement of their effectiveness. Consequently, we believe that Internet advertising generally, and pay-per-click advertising in particular, will continue to grow as consumers become increasingly confident that they can find comprehensive product information and securely conduct transactions online.

Although businesses have many online advertising options, we believe that pay-per-click- advertising has grown faster and will continue to grow faster than most other online advertising alternatives because it allows businesses to access consumers at the time they have demonstrated a specific interest in an advertiser’s products or services through their Internet search. We believe that pay-per-click advertising delivers a more relevant list of commercial sites for Internet users because advertisers generally only bid on keywords that are related to the products and services they offer. According to Forrester Research, search engine marketing spending will increase from approximately $5.7 billion in 2005 to $11.6 billion in 2010.

Direct Navigation

Direct navigation is characterized by online users directly accessing a website by typing descriptive keywords or keyword strings into the uniform resource locator, or URL, address box of an Internet browser or by using a bookmark. Direct navigation and the use of search engines, however, are not mutually exclusive, as Internet users may also navigate to a website through referring or partner traffic sources. We believe that the website business of www.irs.com and our other website properties will benefit from search engine, direct navigation and directory traffic.

Our Services

Our Internet search services are designed to enable advertisers to sell their products and services online to a large base of potential, targeted customers. Our distribution network consists of search engines and selected web properties. We also provide corporate services, which includes Internet and technology consulting services primarily to companies in the financial services industry. We currently provide these services through our operating subsidiaries Walnut Ventures, La Jolla Internet Properties, InterSearch Corporate Services, Internet Revenue Services and Overseas Internet Properties. Walnut Ventures, La Jolla Internet Properties and Overseas Internet Properties primarily manage our Internet search services, while Internet Revenue Services manages our direct navigation business and InterSearch Corporate Services manages our corporate services. In the six months ending June 30, 2006, search services comprised approximately 90% of our total revenue and our corporate services accounted for approximately 10% of our total revenue.

Internet Search Services

By providing relevant listings of products and services to consumers in response to their targeted searches on the Internet, we offer businesses an effective method of driving qualified prospects for their products and services to their websites. We accomplish this by distributing the listings of our advertising network partners and direct advertisers throughout our distribution network of websites and search engines. Advertisers pay our advertising network partners only when an Internet user clicks-through on the advertisers’ listing. When an Internet user clicks-through on an advertiser’s listing through our distribution network, our advertising network partner generates revenue that they then share with us. In some cases, we may then share the revenue with the appropriate distribution network partner.

Corporate Services

Through InterSearch Corporate Services, we also provide Internet technology professional services in the areas of information technology and search engine marketing to companies primarily in the financial services industry, including Bank of America, Charles Schwab, Wachovia Bank and Wells Fargo. We endeavor to provide clients with qualified individuals on a contractual basis with the appropriate skills and experience to service their needs. Our corporate services business comprised approximately 10% of our revenues for the six months ended June 30, 2006 and 17% for the year ended December 31, 2005, respectively.

Our Advertiser Network

Advertiser listings displayed on our distribution network are derived from our advertising network partners and direct advertisers on www.irs.com. Our advertising network partners currently consist of two of the leading search engines, Ask.com (formerly known as Ask Jeeves) and Yahoo! Search Marketing (formerly known as Overture). Paid search engines, such as these, partner with us in order to gain access to our distribution network for their advertisers. Access to search requests on our distribution network increases the potential for click-through revenue because their advertisers’ listings are distributed in response to a larger number of search queries. Yahoo! Search Marketing is our largest advertising network partner accounting for approximately 42% and 59% of our total revenue during the six months ended June 30, 2006 and the year ended December 31, 2005, respectively. Our advertising network partner, Ask.com represented 23% and 19% of our total revenue for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively. We intend to continue our relationships with Yahoo! Search Marketing and Ask.com, while exploring new relationships with various other advertising network partners. Generally, our arrangements with our advertising network partners provide that we receive a fixed percentage of their advertising revenue per click.

In connection with our recent acquisition of the web property www.irs.com, we acquired relationships with direct advertisers, including H&R Block, Intuit and 2nd Story Software (Tax Act), for listings on this web property. We receive a percentage of any revenue generated from purchases of the advertiser’s services resulting from a click-through on its sponsored listing on www.irs.com. As part of our growth strategy we will continue to increase the revenues generated from this and our other web properties by transitioning our existing commercial relationships to better terms, developing additional revenue opportunities relating to our ownership of Internet traffic for tax preparation sites, developing additional relationships with direct advertisers or our advertising network partners on the web property or some combination of the foregoing.

Our Distribution Network

Our distribution network consists of search engines and our owned and managed web properties. When a consumer initiates an Internet search on our search engine or on one of our owned or managed web properties, we deliver relevant listings from our advertising network partners or our direct advertisers. In most cases, when a user clicks on one of these advertisements, we receive a pay-per-click fee. During the six months ended June 30, 2006, we received approximately 51 million paid clicks from our distribution network, as compared to approximately 26 million for the six months ended June 30, 2005.

We own or have the exclusive right to use approximately 15 web properties and manage an additional 30,000 web properties through our website www.parkingdots.com. These web properties generally contain commercially relevant search terms in select high-traffic Internet commerce categories and may include geographically targeted elements. Our commerce categories include: financial services, travel, insurance, real estate, auto, health, technology, personals, professional services, Web services, and education.

In addition to distributing sponsored listings on web properties that we own or manage through our website www.parkingdots.com, we supply the sponsored listings of our advertising network partners through a relatively small number of distribution partners. Prior to the termination in April 2006 of our distribution agreement with Direct Revenue, LLC, or Direct Revenue, it was our largest distribution partner, contributing approximately 35% and 19% of our total revenue from distribution through Direct Revenue for the fiscal years ended December 31, 2004 and December 31, 2005, respectively. Our revenue attributable to distribution through Direct Revenue continued to decline to approximately 2% of total revenue for the six months ended June 30, 2006, as compared to approximately 31% of total revenue for the six months ended June 30, 2005.

Many parties that own Internet web properties would like to develop effective programs for generating revenue from online advertisers, but do not have the time or resources. In partnership with web property owners through our web property, www.parkingdots.com, we manage their web properties and develop effective programs for generating revenue from online advertisers through the application of SEM and SEO services. We receive revenue from our advertising network partner when an Internet user clicks-through on an advertiser’s listing displayed on one of our managed web properties. We then share a portion of that revenue with the website owner.

Internet users can navigate our owned and managed web properties in various ways, including direct navigation. For example, an online user who is specifically interested in obtaining information about tax-related goods and services may enter www.irs.com directly into the Web address bar of their Internet browser. Once the user has arrived at the web property they will find relevant product listings and information. As the user finds relevant information and clicks on a particular listing, we typically receive a pay-per-click fee, which we call a paid click, or we may share in revenues generated by the sponsored listing.

Information Technology and Systems

We strive to maintain technologies that are compatible with the systems used by our advertising and distribution network partners. By utilizing open standards it allows us to maintain open connectivity amongst heterogeneous networks. We rely on our proprietary technology platform combined with commercially available technology from industry-leading providers to deliver real-time customer support and interactive reporting for our advertising and distribution network partners. We employ Open Source Software (OSS) technologies and products distributed by various companies and organizations. We also utilize commercial available technologies and products.

Our technology platform enables us to rapidly deliver listings from our advertising network partners in response to search requests by Internet users made in our distribution network. Our technology is designed to gather information from multiple data points and compile the results according to a proprietary set of rules that we have developed. Each click-through from our distribution network is subject to a filtering process in order to improve advertiser return on investment by minimizing such things as double-clicks and other illegitimate click-throughs. Our technology incorporates an accounting system that provides our advertising and distribution network partners with the information they need to manage their relationships with us.

We rely upon third parties to provide hosting services, including hardware support and service, and network coordination. Our servers are configured for high availability and large volumes of Internet traffic and are located in leased third-party facilities. Back-end databases make use of redundant servers and data storage arrays. We also have standby servers that provide for additional capacity as necessary. The facilities housing our servers provide redundant HVAC, power and Internet connectivity.

We continue to build and innovate additional functionality to attempt to meet the quickly evolving demands of the marketplace. The cost of developing our technology solutions is included in the overall cost structure of our services and is not separately funded by any individual advertisers or distribution network partners.

Competition

Paid Search Advertising

The online paid search market is intensely competitive. Although we partner with the most predominant search engines to provide paid search results on our distribution networks, we also compete with those search engines for Internet search traffic. Our primary current competitors include Yahoo!, Google, MSN, Ask.com and Marchex. In addition, non-paid search engines are beginning to offer paid search services, and we believe that more competitors will enter into the paid search advertising market. We also compete with traditional offline media such as television, radio and print, for a share of businesses’ total advertising budgets.

Our strategy is to mange or own a broad range of websites and search engines to provide a broad distribution network to advertisers. Certain of our advertising and distribution network partners, however, may view us as competitors with their own internal paid search services and cease doing business with us. We believe that the principal competitive factors in our market are network size, revenue sharing arrangements, services, convenience, accessibility, customer service, quality of search tools, reliability and speed of fulfillment of paid search listings across the Internet infrastructure.

Nearly all of our competitors have longer operating histories, larger distribution networks, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, the search industry has recently experienced consolidation, including the acquisitions of companies offering paid search services. Industry consolidation may result in larger, more established and well-financed competitors with a greater focus on paid search services. If this trend continues, we may be unable to compete in the paid search market and our financial results may suffer.

Additionally, larger companies such as Google and Microsoft may implement technologies into their search engines or software that make it less likely that consumers will reach, or execute searches on, our distribution network. If we are unable to successfully compete against current and future competitors or if our current advertising network partners choose to rely more heavily on their own distribution networks in the future, our operating results will be adversely affected.

Although overall Internet advertising expenditures have increased in the last few years, the advertising industry has suffered as many online businesses have ceased operations and many traditional businesses have scaled back their advertising budgets. In addition, we believe that today’s typical Internet advertiser is becoming more sophisticated in utilizing the different forms of Internet advertising, purchasing Internet advertising in a cost-effective manner, and measuring return-on-investment. The competition for this pool of advertising dollars has also put downward pressure on pricing points and online advertisers have demanded more effective means of reaching customers. Increased competition for the distribution of advertisers’ listings could cause us to enter into agreements with our advertising network partners with less favorable terms or to lose partners. This could reduce our number of paid clicks, reduce revenue or increase search-serving expenses, all or some of which may have a material adverse effect on our business, operating results and financial condition.

We are also affected by the competition among destination websites that reach users or customers of search services. While thousands of smaller outlets are available to customers, several large media and search engine companies, such as AOL, Google, Microsoft through MSN Search and Yahoo!, through its subsidiaries, dominate online user traffic. The online search industry continues to experience consolidation of major websites and search engines, which has the effect of increasing the negotiating power of these parties in relation to smaller providers. The major destination websites and distribution providers may have leverage to demand more favorable contract terms, such as pricing, renewal and termination provisions.

Direct Navigation

The direct navigation market is primarily categorized into two parts: (1) web property owners, which are the entities that own the Internet domain and potentially monetize it through performance-based integrations with third parties, including pay-per-click integrations; and (2) web property monetization providers, which are companies that provide the monetization engine for web property owners, including pay-per-click providers. While the availability of a high quality portfolio of multiple Internet domain names is limited and difficult to attain, the barriers to entry in the direct navigation market are also low as the cost of registering an individual Internet domain name is not significant. We expect competition to intensify as more analysis is conducted on, and more companies enter, the direct navigation market. This could adversely affect our competitive position and relatively small market share in the direct navigation industry.

Corporate Services

Our corporate services business is highly competitive. We compete with a variety of organizations that offer services competitive with those we offer. Our competitors range from large global firms, including the services arms of large global technology providers, to management consulting firms and information technology services providers. Additionally, we compete with smaller service providers who have a specific focus and competitive market position in certain geographic markets or who focus on service- or industry-specific niches. In addition, a client may choose to use its own resources rather than engage an outside firm for the kinds of services we provide. Our corporate services revenues are derived primarily from Fortune 500 companies. Our clients typically retain us on a non-exclusive basis. We believe that the principal competitive factors in this industry are skills and capabilities of consultants, innovative service and product offerings, perceived ability to add value, reputation, price and technical and industry expertise. We have long-standing relationships with many of our corporate services clients.

Intellectual Property

We seek to protect our intellectual property through existing laws and regulations, as well as through contractual restrictions. We rely on trademark, patent and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property.

Our technologies involve a combination of proprietary rights, owned and developed by us, commercially available software and hardware elements that are licensed or purchased by us from various providers and public domain software. We continue to develop additional technologies to update, replace or supplement our technology platform. We intend to protect these additional rights through patent applications and trade secret enforcement.

We presently own four federal trademark registrations for the INTERSEARCH® trademark for various services. In addition, we have filed ten federal trademark applications seeking registration of various trademarks, including PARKING DOTS™, which are now pending before the U.S. Trademark Office. We may claim trademark rights in, and apply for registrations in the United States for a number of other marks.

Government Regulation

Like many companies, we are subject to existing and potential government regulation. There are, however, comparatively few laws or regulations specifically applicable to Internet businesses. Accordingly, the application of existing laws to Internet businesses, including ours, is unclear in many instances. There remains significant legal uncertainty in a variety of areas, including, but not limited to: user privacy, the positioning of sponsored listings on search results pages, defamation, taxation, the provision of paid search advertising to online gaming sites, the legality of sweepstakes, promotions and gaming sites generally, and the regulation of content in various jurisdictions. Compliance with federal laws relating to the Internet and Internet businesses may impose upon us significant costs and risks, or may subject us to liability if we do not successfully comply with their requirements, whether intentionally or unintentionally.

Several new federal laws that could have an impact on our business have already been adopted. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third party web properties that include materials that infringe copyrights or rights of others. Because we do not meet the safe harbor requirements of the Digital Millennium Copyright Act, we could be exposed to copyright actions, which could be costly and time-consuming. The Children’s Online Privacy Protection Act is intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act requires online services providers to report evidence of violations of federal child pornography laws under certain circumstances. The foregoing legislation may impose significant additional costs on our business or subject us to additional liabilities, if we were not to comply fully with their terms, whether intentionally or not. The Children’s Online Privacy Protection Act imposes fines and penalties to persons and operators that are not fully compliant with its requirements. The federal government could impose penalties on those parties that do not meet the full compliance practices of the Protection of Children from Sexual Predators Act. We intend to fully comply with the laws and regulations that govern our industry, and we employ internal resources and incur outside professional fees to establish, review and maintain policies and procedures to reduce the risk of noncompliance.

The acquisition of Internet domain names generally is governed by Internet regulatory bodies, predominantly the Internet Corporation for Assigned Names and Numbers (ICANN). The regulation of Internet domain names in the United States and in foreign countries is subject to change. ICANN and other regulatory bodies could establish additional requirements for previously owned Internet domain names or modify the requirements for holding Internet domain names.

We post our privacy policy and practices concerning the use and disclosure of any user data on our web properties and our distribution applications. Any failure by us to comply with posted privacy policies, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our businesses, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to our businesses. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

There are a growing number of legislative proposals before Congress and various state legislatures regarding privacy issues related to the Internet generally, and some of these proposals apply specifically to paid search businesses. We are unable to determine if and when such legislation may be adopted. If certain proposals were to be adopted, our business could be harmed by increased expenses or lost revenue opportunities, and other unforeseen ways.

We anticipate that new laws and regulations affecting us will be implemented in the future. Those new laws, in addition to new applications of existing laws, could expose us to substantial liabilities and compliance costs.

In addition, because our services are available over the Internet in multiple states, certain states may claim that we are required to qualify to do business in such state. Currently, we are qualified to do business only in the States of Florida, California and Pennsylvania. Our failure to qualify to do business in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business and results of operations.

Employees

As of August 31, 2006 we had 38 full-time employees, 9 of which were engaged in technical development, 4 in sales and marketing, 8 in finance, administration and operations, and 17 consultants. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Facilities

Our corporate headquarters are located at 222 Kearny Street, Suite 550, San Francisco, California, where we lease approximately 7,615 square feet of space. The term of the lease commenced on November 1, 2005 and expires five years and five months from the commencement date. The lease provides for one option to extend the lease for five years. Our rent payments are $16,636 per month increasing to $18,692 per month over the term of the agreement ending in 2011. Additionally, we are responsible for paying a portion of the operating expenses and property taxes related to the building.

Legal Matters

We are not involved in any legal proceedings other than routine litigation arising in the normal course of business. We do not believe the results of such litigation, even if the outcome were unfavorable to us, would have a material adverse effect on the Company’s business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth, as of June 30, 2006, certain information concerning our executive officers and directors:

Name	Age	Position
Daniel M. O’Donnell(1)	49	President and Chief Executive Officer; Chairman of the Board
Gary W. Bogatay, Jr.(1)	37	Chief Financial Officer, Secretary and Treasurer
Steven Ernst(1)	38	Chief Technology Officer
Robert Hoult(1)	40	Executive Vice President of Business Development and Acquisitions
Andrew Keery(1)	37	Executive Vice President of Strategic Alliances
Charles K. Dargan II(2)	51	Director
Frank McPartland(3)(4)	63	Vice Chairman of the Board
Lawrence J. Gibson(2)(3)(4)	53	Director
Jeremiah Callaghan(3)(4)	63	Director

(1)	Executive officer
(2)	Member of the audit committee
(3)	Member of the compensation committee
(4)	Member of the nominating and corporate governance committee

Daniel M. O’Donnell has served as our President and Chief Executive Officer and as a director since 2004 and has served as Chairman of the Board since May 2006. From 2002 to 2004, Mr. O’Donnell served as the President and Chief Executive Officer of Corporate Consulting Services, Inc. (now InterSearch Corporate Services, Inc.). From 2003 to 2004, Mr. O’Donnell also served as the President and Chief Executive Officer of Walnut Ventures, Inc. From December 1992 until January 2002, Mr. O’Donnell served as the President of Global Financial Services, Inc. Mr. O’Donnell attended Manhattan College in Riverdale, New York.

Gary W. Bogatay, Jr., has served as our Chief Financial Officer, Secretary and Treasurer since April 2004. From January 2003 to April 2004, Mr. Bogatay served as Vice President of Finance and Accounting for The Pennsylvania Culinary Institute, a subsidiary of Career Education. From April 1999 to January 2003, Mr. Bogatay served as Controller and Director of Finance of Symphoni Interactive, LLC, a subsidiary of iGATE Capital. From May 1996 to April 1999, Mr. Bogatay served as the Assistant Controller for Guardian Protection Services, Inc. Mr. Bogatay was a Senior Accountant at Deloitte & Touche LLP from December 1992 to May 1996. Mr. Bogatay received his B.S. degree in Accounting from Pennsylvania State University and is a Certified Public Accountant.

Steven Ernst has served as our Chief Technology Officer since March 2003. From October 2002 to March 2003, Mr. Ernst served as a Senior Consultant for Advisor Software. Mr. Ernst served as Chief Technology Officer for MiFund, Inc. from March 2001 to October 2002. From January 2000 to March 2001, Mr. Ernst served as Chief Technology Officer for iCard Systems, Inc. From June 1996 to January 2000, Mr. Ernst served as a Senior Consultant for IGate Capital. Mr. Ernst received his B.S. degree in Computer Science from the University of Nebraska.

Robert Hoult has served as our Executive Vice President of Business Development and Acquisitions since August 2004 and as President of Internet Revenue Services, Inc., our wholly owned subsidiary, since August 2005. From March 2004 to August 2004, Mr. Hoult served as the Vice President of Business Development for Vibrant Media, a contextual Internet advertising company. From 1999 to March 2004, Mr. Hoult served as the Director of Business Development for Overture Services, formerly known as GoTo.com. From 1997 to 1999, Mr. Hoult served as Senior Channel Sales and Marketing Manager for Mattel Interactive. Mr. Hoult received his B.A. degree in Finance from Western Illinois University and his M.B.A. degree in Marketing from Pepperdine University.

Andrew Keery has served as an Executive Vice President of Strategic Alliances since 2003. From 2002 to 2003, Mr. Keery was a Project Management Consultant for Charles Schwab. From 1996 to 2002, Mr. Keery served as a Director of Strategy Services for Symphoni Interactive. Mr. Keery received his B.S. degree in Economics from Havering College in London.

Charles K. Dargan, II, became a member of our board of directors in May 2006. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, a provider of operational and managerial expertise, specifically in accounting and finance, to middle market companies. From March 2000 to January 2003, Mr. Dargan was the chief financial officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of 411 Web Directory, Inc. and Anchor Audio, Inc. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California.

Frank McPartland has served as our Vice Chairman of the Board since May 2006, prior to which he had served as our Chairman of the Board since 1994. Since February 2005, Mr. McPartland has also served as the Chief Executive Officer of Legent Clearing, where he is also a director.

Lawrence J. Gibson became a member of our board of directors in November 2005. Since June 1999, Mr. Gibson has served as the President and sole proprietor of Gibson Consulting, a human resources consulting firm. Mr. Gibson also serves as a director of Quipp Inc. Mr. Gibson received his B.A. degree in Social Work from Rhode Island College and received his M.B.A. degree from Providence College.

Jeremiah Callaghan became a member of our board of directors in 2006. Since February 2005, Mr. Callaghan has served as the Chairman of Legent Clearing. Most recently, from 2000 to 2001, Mr. Callaghan served as a Managing Director and Partner of Wall St. Access, a discount brokerage firm, where he was responsible for overall management of the firm and directly responsible for the Systems & Technology area. From 1991 to 1998, Mr. Callaghan was a Managing Director and member of the Operating Committee of Lehman Brothers and from 1975 to 1988 was a Senior Managing Director, General Partner and a member of the Management and Operations Committee of Bear, Stearns. Mr. Callaghan received his B.S. degree in Accounting from Iona College.

Board of Directors

Our board of directors currently consists of the following five members: Daniel M. O’Donnell (Chairman), Lawrence J. Gibson, Charles Dargan, Jeremiah Callaghan and Frank McPartland (Vice Chairman). Messrs. Gibson, Callaghan and Dargan are independent directors as defined by applicable rules. There are no family relationships among any of our current directors and executive officers.

The number of authorized members of our board of directors is determined by resolution of our board of directors. Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors.

Our board of directors has designated an audit committee, a compensation committee and a nominating and corporate governance committee and may establish other committees as it deems necessary or appropriate.

Audit Committee

Our audit committee consists of Messrs. Gibson and Dargan, each of whom is an independent director as defined by applicable rules. In addition, Mr. Dargan is an audit committee financial expert, as defined by applicable SEC rules, and is the chairman of the audit committee. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit committee operates pursuant to a written charter, which is available on our website, www.intersearch.com.

Compensation Committee

Our compensation committee consists of Messrs. Gibson, Callaghan and McPartland, the majority of which are independent directors as defined by applicable rules. In addition, Mr. Gibson is the chairman of the compensation committee. Our compensation committee operates pursuant to a written charter, which is available on our website, www.intersearch.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Gibson, Callaghan and McPartland, the majority of which are independent directors as defined by applicable rules. In addition, Mr. Gibson is the chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee operates pursuant to a written charter, which is available on our website, www.intersearch.com.

Director Compensation

Historically, we have paid no cash compensation to any Board member for serving on our Board of Directors. On January 1, 2006, we began to compensate our non-employee directors for serving on our Board a $10,000 annual retainer, along with an $8,500 fee for serving as a committee chair or a $4,250 fee for serving on one or more committees of the Board, plus a $1,000 meeting fee for each meeting attended in person or by phone and reimbursement of reasonable expenses incurred in attending Board meetings. No director who is an employee will receive separate compensation for services rendered as a director. Our directors are eligible to participate in our 2005 Equity Incentive Plan and are eligible to receive stock options granted under our 2005 Equity Incentive Plan. On December 16, 2005, our board of directors approved grants to each of our non-employee directors of options to purchase 60,000 shares of our common stock at an exercise price of $1.60, to vest in two annual installments, beginning on the date of grant. Commencing with our annual shareholders’ meeting in 2007, each active board member will receive on the day following our annual meeting of shareholders each year an annual grant of options to purchase 45,000 shares of our common stock, which will vest in 24 equal monthly installments beginning 30 days after the grant date. Options granted to our non-employee directors will have an exercise price equal to the fair market value of a share of our common stock on the date of grant. See “Certain Relationships and Related Transactions” for information regarding consulting compensation payable to Mr. McPartland.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Executive Compensation

The following tables provide information regarding the compensation earned by, options granted to and exercised by our Chief Executive Officer and our four other executive officers during the fiscal year ended December 31, 2005. We refer to our Chief Executive Officer and these other executive officers as the “named executive officers” in this prospectus.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name	Title	Salary	Bonus	Securities Underlying Options(#)	All Other Compensation(1)
Daniel M. O’Donnell	President and Chief Executive Officer	$220,000	$—	—	—

Gary W. Bogatay, Jr.	Chief Financial Officer, Secretary and Treasurer	131,667	30,000	43,750	117,608	(2)

Steven Ernst	Chief Technology Officer	165,000	—	—	—

Robert E. Hoult	Executive Vice President of Business Development and Acquisitions	165,000	—	—	—

Andrew Keery	Executive Vice President of Strategic Alliances	165,000	—	—	—

(1)	In accordance with the rules of the SEC, the other annual compensation described in this table does not include various perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus disclosed in this table.
(2)	Represents forgiveness of indebtedness. See “Certain Relationships and Related Transactions.”

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted(#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
Daniel M. O’Donnell	—	—	N/A	N/A
Gary W. Bogatay, Jr.	43,750	8%	$1.02	8/31/2015
Steven Ernst	—	—	N/A	N/A
Robert E. Hoult	—	—	N/A	N/A
Andrew Keery	—	—	N/A	N/A

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/SARs at FY-End($) Exercisable/ Unexercisable(1)
Daniel M. O’Donnell	—	—	—	—
Gary W. Bogatay, Jr.	—	—	43,750	$25,375
Steven Ernst	—	—	—	—
Robert E. Hoult	—	—	—	—
Andrew Keery	—	—	—	—

(1)	Prior to August 31, 2006, trading of our common stock was conducted on the pink sheets, an inter-dealer quotation system that provides significantly less liquidity than the OTC Bulletin Board. Accordingly, our board of directors determined the fair market value of our common stock to be $1.60, based on the most recent sale price of our shares in our October 2005 private placement transaction.

2004 Equity Incentive Plan

The InterSearch Group, Inc. 2004 Equity Incentive Plan, or 2004 Plan, was adopted by our board of directors in October 2004 and by our stockholders in November 2004. The plan is intended to (i) attract and retain directors of exceptional competence; (ii) to provide further incentive to serve as a director of the company; (iii) to promote continuity of management; and (iv) to increase incentive and personal interest in the welfare of the company. Our board of directors terminated the 2004 Equity Incentive Plan and replaced it with the 2005 Equity Incentive Plan as of December 16, 2005. This termination will not affect any outstanding options under the 2004 Plan, and all such options will continue to remain outstanding and be governed by the 2004 Plan. The 744,124 shares available for issuance under the 2004 Plan as of December 16, 2005 were transferred to the 2005 Plan.

Administration. The plan is administered by a committee of the board of directors designated by the board and comprised solely of not less than two directors, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 and each of whom will be an “outside director” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986. The committee may delegate to one or more executive officers of the company any or all of the authority and responsibility of the committee with respect to the plan, other than with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934. The plan provides that the committee has the authority to, among other things, (i) designate and select plan participants; (ii) determine the types of awards to be granted under the plan; (iii) determine the amount of awards to be granted under the plan, (iv) determine the terms and conditions of any award granted under the plan (with certain restrictions); (v) interpret and administer the plan; and (vi) make determinations and take actions necessary for the proper administration of the plan.

Stock options. Employees may be granted incentive stock options or non-qualified stock options; however, incentive stock options may be granted only to employees of the company, a parent corporation (within the meaning of Internal Revenue Code Section 424(e)) or a subsidiary corporation (within the meaning of Internal Revenue Code Section 424(f)). All options granted to non-employee directors must be non-qualified stock options. The exercise price per share of an incentive stock option or non-qualified stock option shall be determined by the committee; however, the exercise price shall not be less than 100% of the fair market value of a share on the date of the grant of the option. The term of each option shall be fixed by the committee; however, the term shall not exceed a period of ten years from the date of the grant of the option. An option shall become exercisable in the manner, within the period(s), and in the installments or otherwise as determined by the Committee; however, no option may vest and become exercisable within a period that is less than one year from the date of the grant of the option (subject to acceleration of vesting, to the extent permitted by the committee). The exercise price of each option granted under the plan will be paid in the method(s) and form(s) specified by the committee. The terms of any incentive stock option granted to an employee under the plan must comply in all respects with the provisions of Section 422 of the Internal Revenue Code and any regulations promulgated thereunder.

Amendment and termination. At any time, the board may amend, alter, suspend, discontinue or terminate the plan, subject to shareholder approval for certain amendments, including increasing the shares that may be awarded under the plan and expanding the persons who may participate in the plan, or when required by the Internal Revenue Code or the listing requirements of a securities exchange or market. Termination of the plan will not affect the participants’ rights with respect to awards previously granted to them, and all unexpired awards will continue in full force and effect after termination of the plan except as they may lapse or be terminated by their own terms and conditions. The committee may correct any defect, supply any omission, or reconcile any inconsistency in the plan, any award or any award agreement in the manner and to the extent it deems desirable to carry the plan into effect.

At August 31, 2006, options granted under the 2004 Equity Incentive Plan to purchase an aggregate of 630,079 shares of our common stock, at a weighted average exercise price of approximately $0.55 per share, were outstanding.

2005 Equity Incentive Plan

In December of 2005, the Board adopted, and our shareholders subsequently approved the 2005 Plan. As of July 27, 2006, there were 1,744,124 shares of common stock reserved for issuance under the 2005 Plan, as amended, including the 744,124 remaining shares eligible for grant under the 2004 Plan that were transferred to the 2005 Plan as of December 16, 2005.

The principal provisions of the 2005 Plan, as amended, are summarized below.

Purpose of the 2005 Plan. The purpose of the 2005 Plan is to advance the interests of the shareholders of the Company by enhancing our ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company and its subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives. In addition, by encouraging stock ownership by non-employee directors, the plan is intended to enable our company to seek to attract and retain directors of exceptional competence and to provide a further incentive to serve as a director.

Eligibility. The 2005 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. In addition, the 2005 Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. Approximately 24 employees (including our executive officers) are eligible to receive awards under the 2005 Plan.

Option Grants to Non-Employee Directors. The 2005 Plan also provides for automatic annual option grants to our non-employee directors. Each non-employee director will receive, on the day following the annual meeting of shareholders each year, commencing with the annual shareholders’ meeting in 2007, a nonqualified stock option to purchase 45,000 shares of our common stock. When a non-employee director first joins our board, then the director will receive an initial grant of stock options to purchase 60,000 shares of our common stock.

Options granted to our non-employee directors under the 2005 Plan will have an exercise price equal to the fair market value of a share of our common stock on the option grant date. Currently, four of our directors are non-employee directors.

Administration. The 2005 Plan is administered by a committee appointed by our Board of Directors or by the full Board. Subject to the discretion of the Board, all members of such committee must be a non-employee director and an outside director, as defined in the 2005 Plan. Currently, the 2005 Plan is administered by our compensation committee. Subject to the limitations set forth in the 2005 Plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards. The unanimous approval of the Board is required to alter the vesting schedule described below for option grants to non-employee directors.

Exercise Price. The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. The fair market value of our common stock for purposes of the 2005 Plan is determined by such methods or procedures as shall be established from time to time by the administrator.

Transfer. Options granted under the 2005 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals with the consent of the administrator. Incentive stock options must be exercised within three months after the optionee’s termination of employment for any reason other than disability or death, or within 12 months after the optionee’s termination by disability or death. Options granted to non-employee directors must be exercised within 90 days of the date they cease to be a director. Other options must be exercised within the time periods prescribed in the applicable award agreement as determined by the administrator.

Vesting. Options granted under the 2005 Plan vest as follows: (1) for initial grants at the rate specified in the option agreement, provided that initial option grants to non-employee directors will vest in two annual increments beginning on the grant date of the option, and (2) annual grants to non-employee directors will vest in 24 equal monthly installments beginning one month after the date of grant of the option. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option, or when an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Change in Control. In the event of a change in control, any outstanding option that is not assumed or continued, or an equivalent option or right is not substituted therefor pursuant to the change in control transaction’s governing document, shall become fully vested and exercisable immediately prior to the effective date of such change in control and shall expire upon the effective date of such change in control. The term “change in control” shall be deemed to have occurred if (1) any person is or becomes the beneficial owner, directly or indirectly, of an amount of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (2) our shareholders approve a plan of complete liquidation or dissolution or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by our shareholders following the completion of such transaction in substantially the same proportions as their ownership immediately prior to such sale.

Limitation on Statutory Stock Options. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000, shall automatically be treated as nonstatutory stock options.

Amendment and Termination. The 2005 Plan may be amended, altered, suspended or terminated by our board of directors at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option previously granted without the consent of the affected optionee, and any amendment will be subject to shareholder approval to the extent required by applicable law, rules or regulations. Unless terminated sooner, the 2005 Plan will terminate automatically in 2015.

Stock Subject to the 2005 Plan. The maximum number of shares of common stock with respect to which plan awards may be granted under the 2005 Plan, as amended, is 1,744,124 plus that number of shares of common stock subject to awards granted under the 2004 Plan, as amended, that become available for new grants under the terms of such plan on or after December 16, 2005. As of August 31, 2006, there were 760,920 shares available for option grants (91,976 of which became available for grant pursuant to the terms of the 2004 Plan), and there were 1,075,000 options outstanding under the 2005 Plan at a weighted average exercise price of approximately $1.60 per share, of which 175,000 options were exercisable.

Equity Compensation Plan Information

Last Fiscal Year End

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,027,500	$0.72	504,124
Equity compensation plans not approved by security holders	—	—	—

Total	1,027,500	$0.72	504,124

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation. We do not currently make employer contributions to the 401(k) plan and may not do so in the future. Contributions made by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct the employees’ contributions and our contributions, if any, at the time they are made.

Employment Agreements and Change in Control Arrangements

Daniel M. O’Donnell. On December 10, 2004, we entered into an employment agreement with Mr. Daniel M. O’Donnell, our Chairman and Chief Executive Officer, which agreement was amended on February 1, 2005. The agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the amended agreement, Mr. O’Donnell is entitled to a base salary of at least $225,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as the other employee officers of the company. The agreement provides that, if Mr. O’Donnell’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. O’Donnell’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. O’Donnell’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance, disability insurance, and other employee benefit plans. If Mr. O’Donnell chooses to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement will cease and terminate immediately.

Gary W. Bogatay, Jr. On December 10, 2004, we entered into an employment agreement with Mr. Gary W. Bogatay, Jr., our Chief Financial Officer. This agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the agreement, Mr. Bogatay is entitled to a base salary of at least $125,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as the other employee officers of the company. The agreement provides that, if Mr. Bogatay’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Bogatay’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Bogatay’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance, disability insurance, and other employee benefit plans. If Mr. Bogatay chooses to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement will cease and terminate immediately.

Steven Ernst. On December 10, 2004, we entered into an employment agreement with Mr. Steven Ernst, our Chief Technology Officer. This agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the agreement, Mr. Ernst is entitled to a base salary of at least $165,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as the other employee officers of the company. The agreement provides that, if Mr. Ernst’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Ernst’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Ernst’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance, disability insurance, and other employee benefit plans. If Mr. Ernst chooses to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement will cease and terminate immediately.

Robert E. Hoult. On December 10, 2004, we entered into an employment agreement with Mr. Robert E. Hoult, our Executive Vice President of Business Development and Acquisitions. This agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the agreement, Mr. Hoult is entitled to a base salary of at least $165,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as the other employee officers of the company. The agreement provides that, if Mr. Hoult’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Hoult’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Hoult’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance, disability insurance, and other employee benefit plans. If Mr. Hoult chooses to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement will cease and terminate immediately.

Andrew Keery. On December 10, 2004, we entered into an employment agreement with Mr. Andrew Keery, our Executive Vice President of Strategic Alliances. This agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the agreement, Mr. Keery is entitled to a base salary of at least $165,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as the other employee officers of the company. The agreement provides that, if Mr. Keery’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Keery’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Keery’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance, disability insurance, and other employee benefit plans. If Mr. Keery chooses to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement will cease and terminate immediately.

Limitation of Liability and Indemnification of Officers and Directors; Insurance

Our Amended and Restated Articles of Incorporation and Amended Bylaws provide for the indemnification of directors and officers. The general effect of these provisions is to indemnify to the fullest extent provided, authorized, allowed or not prohibited by the Florida Business Corporation Act, or FBCA, any director or officer against any liability arising from any action or suit in which he is involved by the reason of the fact that he is or was a director or officer. Advances against expenses may be made under the Amended Bylaws and the indemnity coverage provided thereunder includes liabilities under the federal securities laws as well as in other contexts.

Generally, the FBCA permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonable believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2004, we issued a total of 964,109 shares of our common stock, and notes in aggregate principal amount of $129,104, to the shareholders of Corporate Consulting Services, Inc., (now known as InterSearch Corporate Services, Inc.) as merger consideration in connection with the merger of Corporate Consulting Services into a wholly-owned subsidiary of our company. Our Chief Executive Officer and his spouse were the sole shareholders of Corporate Consulting Services. Therefore, all of these shares of common stock and notes issued to Corporate Consulting Services shareholders were issued to The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust, a trust over which Daniel O’Donnell, our President and Chief Executive Officer and director, and his spouse Kimberly O’Donnell, currently the President of our wholly owned subsidiary InterSearch Corporate Services, have shared voting and investment power (the “O’Donnell Trust”).

In October 2004, in connection with the Corporate Consulting Services merger, we issued a total of 787,764 additional shares of our common stock to holders of debt of our company in consideration for the conversion of $1,575,529 of company debt. Of these shares, we issued 292,897 shares to Frank McPartland, our Vice Chairman.

In December 2004, we issued a total of 1,343,376 shares of our common stock, 3,436,068 shares of our Series A Preferred Stock, and notes in aggregate principal amount of $801,900 to the shareholders of Walnut Ventures, Inc., as merger consideration in connection with the merger of Walnut Ventures into a wholly-owned subsidiary of our company. Certain of our officers were shareholders of Walnut Ventures. Accordingly, of the shares and notes issued to Walnut Ventures shareholders, we issued (i) 859,017 shares of our Series A Preferred Stock and aggregate principal amount of $200,475 in notes to the O’Donnell Trust; (ii) 859,017 shares of our Series A Preferred Stock and aggregate principal amount of $200,475 in notes to Andrew Keery, our Executive Vice President of Strategic Alliances; (iii) 859,017 shares of our Series A Preferred Stock and aggregate principal amount of $200,475 in notes to Robert E. Hoult, our Executive Vice President of Business Development and Acquisitions; (iv) 859,017 shares of our Series A Preferred Stock and aggregate principal amount of $200,475 in notes to Steven Ernst, our Chief Technology Officer; (v) 200,056 shares of our common stock to Frank McPartland, our Vice Chairman; and (vi) 375,168 shares of our common stock to Gary W. Bogatay, Jr., our Chief Financial Officer.

In connection with the merger with Walnut Ventures, Walnut Ventures loaned certain of its shareholders $164,296 in the aggregate, the proceeds of which were used by such shareholders to exercise options to purchase Walnut Ventures stock immediately prior to the merger. The shareholders issued promissory notes in favor of Walnut Ventures for the foregoing loans. These notes bear interest at the rate of 12% per annum and mature on December 6, 2006. One of our executive officers, Gary W. Bogatay, Jr., and our Vice Chairman, Frank McPartland received loans from the company represented by these promissory notes. Mr. McPartland’s loan was extinguished effective September 30, 2005. The outstanding principal and interest on Mr. McPartland’s loan on such date was $38,064.95. Mr. Bogatay’s loan was extinguished effective September 30, 2005. The outstanding principal and interest on Mr. Bogatay’s loan on such date was $71,383.90.

From January to September 2005, we paid dividends in aggregate amount of $496,425 to holders of our preferred stock. Of these dividends, we paid (i) $140,000 to Daniel O’Donnell, our Chairman and Chief Executive Officer and director; (ii) $127,625 to Andrew Keery, our Executive Vice President of Strategic Alliances; (iii) $88,800 to Robert E. Hoult, our Executive Vice President of Business Development and Acquisitions; and (iv) $140,000 to Steven Ernst, our Chief Technology Officer.

In February 2005, we issued a total of 2,500 shares of our Series B Preferred Stock to the shareholders of La Jolla Internet Properties, Inc., as merger consideration in connection with the merger of La Jolla Internet Properties, Inc. into a wholly-owned subsidiary of our company. Certain of our officers were shareholders of La Jolla Internet Properties. Accordingly, of the shares issued as merger consideration, we issued (i) 625 shares to the O’Donnell Trust; (ii) 625 shares to Andrew Keery, our Executive Vice President of Strategic Alliances; (iii) 625 shares to Robert E. Hoult, our Executive Vice President of Business Development and Acquisitions; and (iv) 625 shares to Steven Ernst, our Chief Technology Officer.

We have instituted a program to repurchase our capital stock at prices favorable to us when the opportunity arises. Under this repurchase program, in February 2005, we repurchased 550,000 shares of our Series A

Preferred Stock from Robert Hoult, our Executive Vice President of Business Development and Acquisitions, for $1,000,000; and in April 2005, we repurchased 212,500 shares of our Series A Preferred Stock from Andrew Keery, our Executive Vice President of Strategic Alliances, for $500,000.

In September 2005, Barron Partners L.P. purchased 6,250,000 shares of our common stock and warrants to purchase up to 6,250,000 shares of our common stock. As a result of this transaction, Barron Partners became one of our significant shareholders. We entered into a registration rights agreement with Barron Partners in connection with the September 2005 transaction, providing for the registration of such purchased shares and shares issuable upon exercise of the warrants, or the registrable securities. The registration rights agreement with Barron Partners provides that we must register the registrable securities, subject to certain conditions. If we fail to comply with the foregoing, we must pay Barron Partners L.P. liquidated damages for each day that such failure continues in an amount equal to 20% per annum of the purchase price of the shares then held by Barron that it purchased in September 2005. Our obligation to pay liquidated damages terminates on the earlier of two years following the closing or the date that Barron Partners no longer holds more than 20% of the securities purchased by it in September 2005. In July 2006, Barron Partners exercised a portion of its warrants and purchased 833,334 shares of our common stock at the exercise price of $1.20 per share.

In addition, if the registrable securities have not been registered prior to the two-year anniversary of the closing of the Barron Partners transaction and we propose to register a public offering of any of our securities (other than a registration on Form S-8 or S-4 or successor forms to these forms) then we will be required to register those purchased shares and shares issuable upon exercise of the warrant. Expenses relating to these “piggyback registrations” shall be borne by us. If such piggyback registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to Barron Partners and its permitted transferees.

In connection with the Barron Partners financing transaction in September 2005, we effected a recapitalization of our capital stock, by which we converted (i) all outstanding shares of our Series A Preferred Stock into 13,367,847 shares of our common stock; (ii) all outstanding shares of our Series B Preferred Stock into 25,000 shares of our common stock; and (iii) certain outstanding notes into 764,628 shares of our common stock. In the recapitalization, we issued (i) 4,668,297 shares of common stock to the O’Donnell Trust, in exchange for 859,017 shares of Series A Preferred Stock, 625 shares of Series B Preferred Stock and notes in the amount of $587,137; (ii) 4,433,893 shares of common stock to Steven Ernst, our Chief Technology Officer, in exchange for 859,017 shares of Series A Preferred Stock, 625 shares of Series B Preferred Stock and notes in the amount of $212,090; (iii) 3,371,393 shares of common stock to Andrew Keery, our Executive Vice President of Strategic Alliances, in exchange for 646,517 shares of Series A Preferred Stock, 625 shares of Series B Preferred Stock and notes in the amount of $212,090; and (iv) 132,556 shares of common stock to Robert Hoult, our Executive Vice President of Business Development and Acquisitions, in exchange for notes in the amount of $212,090.

Since January 2004, our Vice Chairman, Frank McPartland, has provided consulting services to us. Currently, such consulting services are provided in consideration of $5,000 per month, pursuant to an amended and restated consulting agreement, between us and GP Strategic Ventures, Inc., of which Mr. McPartland is the Chairman and CEO.

From October to November 2005, one of our directors, Lawrence J. Gibson, provided consulting services to us through a third party consulting firm, for which Mr. Gibson was paid, through the third party consulting firm, aggregate fees of $23,950. Mr. Gibson no longer provides such services to us.

We earned revenue totaling $74,568 in the year ended December 31, 2005 from Legent Clearing, LLC, for consulting services. For the six months ended June 30, 2006, the revenue earned from Legent Clearing has been immaterial. Frank McPartland, our Vice Chairman, serves as Chief Executive Officer and a Director, and Jeremiah Callaghan, our Director, serves as Chairman of Legent Clearing.

We believe that each of the above transactions was consummated on terms comparable to those we could have obtained from an unaffiliated third party.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock as of August 31, 2006 for:

•	each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of August 31, 2006 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The percentage of shares beneficially owned is based on 25,010,116 shares of common stock outstanding as of August 31, 2006, including the assumed exercise of currently exercisable options and warrants.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following stockholders is c/o InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders:
Barron Partners L.P.(1)	12,072,700	32.1%
The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust(2)	5,632,406	17.5

Executive Officers and Directors:
Daniel M. O’Donnell(3)	5,633,912	17.5
Gary W. Bogatay, Jr.	375,168	1.2
Steven Ernst	4,433,893	13.8
Robert E. Hoult	1,683,893	5.2
Andrew Keery	3,371,393	10.5
Frank McPartland(4)	553,746	1.7
Lawrence J. Gibson(4)	30,000	*
Charles Dargan(4)	30,000	*
Jeremiah Callaghan(4)	61,250	*

All directors and executive officers as a group (9 persons)	16,142,004	50.2%

*	Less than 1.0%
(1)	Includes 5,416,666 shares of common stock issuable pursuant to warrants that are currently exercisable.
(2)	Daniel O’Donnell, our President and Chief Executive Officer and Chairman, and his spouse Kimberly O’Donnell, currently the President of our wholly owned subsidiary InterSearch Corporate Services, have shared voting and investment power over The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust (the “O’Donnell Trust”).
(3)	Includes 5,632,406 shares of common stock held by the O’Donnell Trust.
(4)	Includes 30,000 shares of common stock issuable pursuant to options that are currently exercisable.

SELLING SHAREHOLDERS

September 2005 Private Placement—Barron Partners

In September 2005, we issued and sold 6,250,000 shares of our common stock to Barron Partners L.P. at a purchase price of $0.80 per share. In addition, we issued to Barron Partners warrants to purchase up to 6,250,000 shares of our common stock at an exercise price of $1.20 per share. In connection with this transaction, we entered into a registration rights agreement, pursuant to which we agreed to register the shares of common stock issued and sold to Barron Partners, along with shares of common stock issuable to Barron Partners upon exercise of the warrants, the terms of which are described in “Certain Relationships and Related Transactions.” In July 2006, Barron Partners exercised a portion of such warrants to purchase 833,334 shares of our common stock at the exercise price of $1.20 per share.

October 2005 Private Placement

In October 2005, we issued and sold 390,625 shares of our common stock to 10 individuals at a purchase price of $1.60 per share in a private placement. In connection with these transactions, we entered into registration rights agreements, the terms of which are described in “Description of Securities—Registration Rights—October 2005 Private Placement.”

July 2006—Debt Financing

In July 2006, we issued 19,500 shares, 78,000 shares and 97,500 shares of our common stock Capital South Partners Fund I Limited Partnership, or CapSouth I, Capital South Partners Fund II Limited Partnership, or CapSouth II, and Harbert Mezzanine Partners II, or Harbert, respectively, in connection with the sale, or the Debt Financing, of 13.50% Senior Subordinated Notes Due 2011 in the aggregate principal amount of $7.0 million, or the Notes. In addition, we issued to CapSouth I, CapSouth II and Harbert warrants to purchase up to 47,700 shares, 190,800 shares and 238,500 shares, respectively, of our common stock at an exercise price of $1.60 per share. In connection with this transaction, we entered into a registration rights agreement, pursuant to which we agreed to register the shares of common stock issued and sold to CapSouth I, CapSouth II and Harbert, along with shares of common stock issuable to them upon exercise of the warrants, the terms of which are described in “Description of Securities—Registration Rights—Debt Financing.”

GunnAllen Financial

We issued to GunnAllen Financial, Inc. a warrant to purchase up to 296,875 shares of our common stock at an exercise price of $0.80 per share as compensation for acting as co-placement agent in connection with the sale of shares of our common stock and warrants to Barron Partners in September 2005. We issued to GunnAllen a warrant to purchase up to 39,063 shares of our common stock at an exercise price of $1.60 per share as compensation for acting as the placement agent in connection with the sale of shares of our common stock to ten accredited investors in October 2005. In connection with the exercise by Barron Partners in July 2006 of warrants, we issued to GunnAllen Financial, Inc. a warrant to purchase up to 39,584 shares of our common stock at an exercise price of $1.20 per share as compensation for acting as co-placement agent in connection with the sale of shares of our common stock and warrants to Barron Partners in September 2005. In connection with these transactions, we granted to GunnAllen Financial registration rights, the terms of which are described in “Description of Securities—Registration Rights—GunnAllen Financial, Inc.” GunnAllen has represented to us that it is a registered broker-dealer.

Pacific Summit Securities

We issued to Pacific Summit Securities a warrant to purchase up to 328,125 shares of our common stock at an exercise price of $0.80 per share as compensation for acting as co-placement agent in connection with the sale of shares of our common stock and warrants to Barron Partners in September 2005. In connection with the exercise by Barron Partners in July 2006 of warrants, we issued to Pacific Summit Securities a warrant to purchase up to 43,750 shares of our common stock at an exercise price of $1.20 per share as compensation for acting as co-placement agent in connection with the sale of shares of our common stock and warrants to Barron Partners in September 2005. In connection with the September 2005 transaction, we granted to Pacific Summit Securities registration rights, the terms of which are similar to those of Barron Partners, as described in “Certain Relationships and Related Transactions.” Pacific Summit has represented to us that it is a registered broker-dealer.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Registered for Sale (1)		Number of Shares Owned After Sale of Registered Shares (2)
Capital South Partners Fund I Limited Partnership (3)	67,200	(4)	67,200	(4)	—
Capital South Partners Fund II Limited Partnership (5)	268,800	(6)	268,800	(6)	—
Harbert Mezzanine Partners II (7)	336,000	(8)	336,000	(8)	—
Barron Partners L.P. (9)	12,072,700	(10)	2,475,073	(15)	9,597,627	(10)
GunnAllen Financial, Inc. (11)	375,522	(12)	375,522	(12)	—
Pacific Summit Securities (13)	371,875	(14)	371,875	(14)	—
Craig Black	31,250		31,250	(16)	—
Jeremiah Callaghan	61,250	(21)	31,250	(16)	30,000	(21)
Terell Jones	31,250		31,250	(16)	—
Louis Kaiser	6,250		6,250	(17)	—
Stuart Kaiser	25,000		25,000	(18)	—
L. Wayne LeRoux	62,500		62,500	(19)	—
Russell Mahy	62,500		62,500	(19)	—
Mitchell Scott	62,500		62,500	(19)	—
Jeffrey Sime	31,250		31,250	(16)	—
William Zelasko	46,875		46,875	(20)	—

Total	13,882,722		4,285,095		9,597,627	(10)

(1)	This prospectus and the Registration Statement of which it is a part also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2)	The number presented assumes the sale of all of the shares covered by this prospectus and that each party acquires no additional shares of common stock.
(3)	Joseph B. Alala III, as Managing Member, and Jack McGlinn and Hunt Broyhill, as Members, of CapitalSouth Partners, LLC, general partner of Capital South Partners Fund I Limited Partnership, exercise shared voting and investment power over such shares.
(4)	Includes 47,700 shares of common stock issuable upon exercise of currently exercisable warrants.
(5)	Joseph B. Alala III, as Managing Member, and Jack McGlinn and Hunt Broyhill, as Members, of CapitalSouth Partners F-II, LLC, general partner of Capital South Partners Fund II Limited Partnership, exercise shared voting and investment power over such shares.
(6)	Includes 190,800 shares of common stock issuable upon exercise of currently exercisable warrants.
(7)	Raymond J. Harbert, Michael D. Luce or John C. Harrison, as Members of Harbert Management Corporation, Shareholder of Harbert Mezzanine Manager II, Inc., Managing Member of HMP II SBIC GP, LLC, the General Partner of Harbert Mezzanine Partners II SBIC, L.P., exercise shared voting and investment power over such shares. Each such person disclaims beneficial ownership of the securities except to the extent of his or its pecuniary interest therein, and this shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.
(8)	Includes 238,500 shares of common stock issuable upon exercise of currently exercisable warrants.
(9)	Mr. Andrew Barron Worden, as the managing member of Barron Capital Advisors LLC, a Delaware limited liability company (the “General Partner”), which is the sole general partner of Barron Partners L.P., exercises sole voting and investment power over such shares.

(10)	Includes 5,416,666 shares of common stock issuable upon exercise of currently exercisable warrants.
(11)	Richard A. Frueh, as Chief Executive Officer of GunnAllen, exercises sole voting and investment power over such shares.
(12)	Includes 375,522 shares of common stock issuable upon exercise of currently exercisable warrants.
(13)	James L. Watts, as President, Chief Executive Officer and sole shareholder of Pacific Summit, exercises sole voting and investment power over such shares.
(14)	Includes 371,875 shares of common stock issuable upon exercise of currently exercisable warrants.
(15)	Includes 2,069,408 shares previously registered on the Company’s Registration Statement on Form SB-2 (File No. 333-129937), as amended and supplemented, which was first filed on November 23, 2005 (the “Prior Registration Statement”), but not sold pursuant to such Prior Registration Statement.
(16)	Includes 31,250 shares previously registered on the Prior Registration Statement, but not sold pursuant to such Prior Registration Statement.
(17)	Includes 6,250 shares previously registered on the Prior Registration Statement, but not sold pursuant to such Prior Registration Statement.
(18)	Includes 25,000 shares previously registered on the Prior Registration Statement, but not sold pursuant to such Prior Registration Statement.
(19)	Includes 62,500 shares previously registered on the Prior Registration Statement, but not sold pursuant to such Prior Registration Statement.
(20)	Includes 46,875 shares previously registered on the Prior Registration Statement, but not sold pursuant to such Prior Registration Statement.
(21)	Includes 30,000 shares of common stock issuable upon exercise of currently exercisable warrants.

59.1

DESCRIPTION OF SECURITIES

General

We are currently authorized to issue 125,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 31, 2006, there were 25,010,116 shares of our common stock outstanding, which were held by approximately 400 stockholders of record. In addition, as of August 31, 2006, there were outstanding options to purchase 1,585,079 shares of our common stock and warrants to purchase 6,641,063 shares of our common stock.

The following is a summary description of our capital stock. For more detailed information, please see our amended and restated certificate of incorporation, bylaws and other relevant agreements that have been filed as exhibits to this registration statement.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Subject to the preferences of any shares of preferred stock outstanding at the time, holders of shares of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available to us. Upon our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share equally in all our assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, if any. Shares of our common stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without further action by our shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Warrants

Barron Partners L.P.

In September 2005, we sold warrants to purchase up to 6,250,000 shares in the aggregate of common stock of the Company to Barron Partners L.P. Barron Partners L.P. may exercise these warrants over a period commencing on September 29, 2005 and ending on September 29, 2010 for an exercise price of $1.20 per share. We have authorized and reserved a sufficient quantity of common stock to provide for the exercise of the rights represented by the warrants. In July 2006, Barron Partners exercised a portion of such warrants to purchase 833,334 shares of our common stock at the exercise price of $1.20 per share.

Barron Partners L.P. may exercise the warrants subject to limitations without making a cash payment (a “Cashless Exercise”). The warrants also contain a mandatory exercise provision, whereby the Company may require Barron Partners L.P. to exercise that number of warrants selected by the Company (for cash) if Barron Partners L.P. can include the shares issuable upon exercise of that number of warrants selected by the Company in an underwritten public offering in which the price per share is $2.40 (as adjusted for stock splits, dividends, and recapitalizations). Barron Partners L.P. is not obligated, however, to sell the shares underlying the warrants that are subject to the mandatory exercise provision. Finally, the warrants provide for the adjustment of the exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, or other similar event.

GunnAllen Financial, Inc. and Pacific Summit Securities

GunnAllen Financial, Inc. and Pacific Summit Securities acted as co-placement agents in connection with our issuance and sale of 6,250,000 shares of our common stock and warrants to purchase up to 6,250,000 shares of our common stock to Barron Partners, L.P. in September 2005. In connection with this transaction, we issued to each of GunnAllen and Pacific Summit a warrant to purchase up to 296,875 and 328,125 shares, respectively, of our common stock as consideration for acting as our co-placement agents. GunnAllen and Pacific Summit may exercise these warrants over a period commencing on September 29, 2005 and ending on September 29, 2010 for an exercise price of $0.80 per share. GunnAllen also acted as our placement agent in connection with our issuance and sale of 390,625 shares of our common stock to 10 accredited investors in October 2005. In connection with this transaction, we issued to GunnAllen a warrant to purchase up to 39,063 shares of our common stock as consideration for acting as our placement agent. GunnAllen may exercise this warrant over a period commencing on October 7, 2005 and ending on October 6, 2010 for an exercise price of $1.60 per share. In connection with the July 2006 exercise of warrants by Barron Partners, we issued to each of GunnAllen and Pacific Summit a warrant to purchase up to 39,584 and 43,750 shares, respectively, of our common stock as consideration for acting as our placement agents. GunnAllen and Pacific Summit may exercise these warrants over a period commencing on July 19, 2006 and ending September 29, 2010 for an exercise price of $1.20 per share.

GunnAllen and Pacific Summit may exercise the warrants without making a cash payment subject to certain limitations (a “Cashless Exercise”). The warrants also contain a mandatory exercise provision, whereby the Company may require the warrant holder to exercise that number of warrants selected by the Company if the warrant holder can include the shares issuable upon exercise of that number of warrants selected by the Company in an underwritten public offering in which the price per share is $2.40 (as adjusted for stock splits, dividends, and recapitalizations). The warrant holder is not obligated, however, to sell the shares underlying the warrants that are subject to the mandatory exercise provision. Finally, the warrants provide for the adjustment of the exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, or other similar event.

Debt Financing

In July 2006, we issued to CapSouth I, CapSouth II and Harbert warrants to purchase up to 47,700 shares, 190,800 shares and 238,500 shares, respectively, of our common stock. These warrants may be exercised over a period commencing on July 21, 2006 and ending on July 20, 2011 at an exercise price of $1.60 per share. We have authorized and reserved a sufficient quantity of common stock to provide for the exercise of the rights represented by these warrants.

CapSouth I, CapSouth II and Harbert may exercise the warrants subject to limitations without making a cash payment (a “Cashless Exercise”). The warrants also contain a mandatory exercise provision, whereby the Company may require CapSouth I, CapSouth II and Harbert to exercise that number of warrants selected by the Company (for cash) if CapSouth I, CapSouth II and Harbert can include the shares issuable upon exercise of that number of warrants selected by the Company in an underwritten public offering in which the price per share is $5.50 (as adjusted for stock splits, dividends, and recapitalizations). CapSouth I, CapSouth II and Harbert is not obligated, however, to sell the shares underlying the warrants that are subject to the mandatory exercise provision. Finally, the warrants provide for the adjustment of the exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, or other similar event.

Options

As of August 31, 2006, we had options outstanding to purchase 1,705,079 shares of our common stock at exercise prices ranging from $0.16 to $1.60 per share, with a weighted average exercise price of $1.21 per share, under our equity incentive plans described in “Management—2004 Equity Incentive Plan” and “—2005 Equity Incentive Plan.”

Registration Rights

Barron Partners L.P.

In connection with the purchase in September 2005 by Barron Partners L.P. of 6,250,000 shares of our common stock and warrants to purchase up to 6,250,000 shares of our common stock, we entered into a registration rights agreement with Barron Partners, with respect to the registration of such purchased shares and shares issuable upon exercise of the warrants, or the registrable securities. See “Certain Relationships and Related Transactions—Barron Partners Registration Rights.”

October 2005 Private Placement

In connection with the purchase in October 2005 purchase by 10 individuals of 390,625 shares of our common stock, we entered into a registration rights agreements with such individuals, with respect to the registration of such purchased shares, or the registrable securities. If we propose to register in a public offering of any of our securities (other than a registration on Form S-8 or S-4 or successor forms to these forms), then we will be required to register the registrable securities. Expenses relating to these “piggyback registrations” shall be borne by us. If such piggyback registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given pro rata to those persons entitled to include shares in such registration statement. Expenses relating to these “piggyback registrations” shall be borne by us.

GunnAllen Financial, Inc.

Pursuant to the terms of our engagement agreements with GunnAllen, we entered into registration rights agreements with GunnAllen with respect to the shares issuable upon exercise of the warrants issued as compensation for acting as our co-placement agent in the September 2005 Barron Partners financing, including those warrants issued in July 2006 in connection with the exercise of warrants by Barron Partners, and in the October 2005 private placement. The terms and conditions of the registration rights are the same as those described above for the investors in the applicable financing.

Pacific Summit Securities

Pursuant to our registration rights agreement with GunnAllen, we are registering the shares issuable upon exercise of the warrants issued to Pacific Summit as compensation for acting as our co-placement agent in the September 2005 Barron Partners financing, including those warrants issued in July 2006 in connection with the exercise of warrants by Barron Partners. The terms and conditions of these registration rights are the same as those described above for Barron Partners.

Debt Financing

In connection with the July 2006 Debt Financing, we entered into registration rights agreements with CapSouth I, CapSouth II and Harbert with respect to the registration of issued shares and shares issuable upon exercise of the warrants.

The registration rights agreement provides that we must register the registrable securities, subject to certain conditions, by filing a registration statement within 30 days of the timely filing of our next quarterly report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and causing such registration statement to become effective within 90 days of the timely filing of our next quarterly report under the Exchange Act, as may be extended only (i) for such time as is necessary for the Company to respond to one or more sets of comments by the SEC, and (ii) so long as the Company takes all action within its control with the cooperation of its legal counsel to respond to the SEC within 10 days of receipt of any such comments. We are required to pay the registration expenses in connection with such registration.

In addition, if the registrable securities have not been registered and we propose to register a public offering of any of our securities (other than a registration on Form S-8 or S-4 or successor forms to these forms) then we will be required to register those purchased shares and shares issuable upon exercise of the warrant. Expenses relating to these “piggyback registrations” shall be borne by us. If such piggyback registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to CapSouth I, CapSouth II and Harbert and their permitted transferees.

Anti-Takeover Effect of Bylaw Provisions and Florida Law

Our Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors. In addition, certain provisions of Florida law may hinder or delay an attempted takeover of us other than through negotiation with our Board of Directors. These provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our shareholders were to deem such an attempt to be in their best interest, including attempts that might result in the shareholders’ receiving a premium over the market price for the shares of our common stock held by shareholders.

Limitations on Shareholder Action by Written Consent

Our Amended and Restated Bylaws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having a majority of outstanding stock.

Provisions of Florida Law

We are governed by two Florida Statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, without first obtaining the approval of our Board of Directors, will not possess any voting rights unless such voting rights are approved by a majority of a corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes us to indemnify our directors, officers, employees and agents under certain circumstances and to limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improver personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Listing

Our shares of common stock are quoted on the American Stock Exchange and trade under the ticker symbol “IGO.”

Transfer Agent and Registrar

We have retained the services of OTC Corporate Transfer Services to act as our transfer agent and registrar immediately following the completion of this registration.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As of August 31, 2006, we had 25,010,116 shares of common stock outstanding. Of these shares, 3,874,622 shares plus additional 3,060,698 shares being registered in this offering will be freely tradable without restriction under the Securities Act. An additional 20,940,494 of our restricted shares will be eligible for sale in the public markets 90 days after the date of this prospectus, in some cases subject to volume limitations and other restrictions of Rule 144. Shares held by any affiliate of ours will be subject to the volume limitations and other restrictions of Rule 144 described below. The following table shows when certain of our restricted shares may be sold in the public market pursuant to Rule 144:

Date	Number of Shares Eligible For Sale	Comment
Current	3,874,622	publicly trading shares
90 days after the date of this prospectus	4,948,954	shares saleable pursuant to Rule 144, subject to volume limitations

Rule 144

Generally, under Rule 144 of the Securities Act, a person who has beneficially owned restricted shares for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of our outstanding shares of common stock, which amount was 250,101 shares as of August 31, 2006; or

•	the reported average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person.

Shares under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information.

Rule 144(k)

Under Rule 144(k), a person who has not been an affiliate of our company at any time during the three months before a sale, and who has beneficially owned the shares of common stock proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate from whom the holder acquired the shares for value, is entitled to sell those shares without complying with the manner of sale, notice filing, volume limitation or public information requirements of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the effectiveness of this registration statement.

Equity Incentive Plans

In general under Rule 701 of the Securities Act as currently in effect, certain shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our 2004 Plan or our 2005 Plan may be resold, as of May 10, 2006 by:

•	Persons other than affiliates, subject only to the manner-of-sale provisions of Rule 144; and

•	Our affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding requirements of Rule 144.

In addition, we have filed a registration statement on Form S-8 under the Securities Act to register certain shares of common stock reserved for issuance under our 2004 Plan and 2005 Plan. Such registration statement automatically became effective immediately upon filing. Shares registered under the registration statement on Form S-8 are eligible for immediate sale in the public market, subject to the Rule 144 volume limitations applicable to affiliates.

Based on 787,500 shares of common stock reserved for issuance pursuant to our 2004 Plan, as well as 1,744,124 shares of common stock reserved for issuance pursuant to our 2005 Plan, up to 2,531,624 shares of our common stock will be covered by our registration statement on Form S-8 or be eligible for resale as described above pursuant to Rule 701.

We are unable to estimate the number of shares that will be sold under Rules 144, 144(k) and 701 because that number will depend on the market price for the common stock, the personal circumstances of the sellers and other factors.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We are paying substantially all expenses incidental to their registration. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on any exchange, market or trading facility on which the shares are then traded or in private transactions, at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated or fixed prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the re-sales. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. After the effective date of this registration statement, the selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institution which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

In effecting sales, brokers, dealers or agents engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Any selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have acknowledged that they understand their obligations to comply with the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M. We will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares being registered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

We have agreed to indemnify the selling shareholders and persons controlling the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) when all of the shares have been sold pursuant to such registration statement.

LEGAL MATTERS

The validity of the shares of common stock registered in this prospectus will be passed upon for us by Foley & Lardner LLP, Tampa, Florida

EXPERTS

Our financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 included in this prospectus and in the registration statement, of which this prospectus is a part, have been audited by Hacker Johnson & Smith P.A., independent registered public accounting firm, as set forth in their report. We have included our financial statements in this prospectus and in the registration statement, of which this prospectus is a part, in reliance on Hacker Johnson & Smith P.A.’s report, given on their authority as experts in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference

You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s web site. The address of this site is www.sec.gov.

We also maintain a website at www.intersearch.com. You may access our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through this website.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits and schedules thereto) on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus. This prospectus is part of that registration statement and, as allowed by Securities and Exchange Commissions rules, does not contain all the information set forth in the registration statement and the exhibits to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549-0102 and is available to you on the Securities and Exchange Commission’s web site.

I NDEX TO FINANCIAL STATEMENTS

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

PART I. – FINANCIAL INFORMATION

ITEM 1 – FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets

Current assets:
Cash	$875	576
Accounts receivable	3,618	3,206
Prepaid expenses and other	452	227
Deferred income taxes	18	—

Total current assets	4,963	4,009

Office equipment, net	645	257
Patents and trademarks, net	67	71
Domains, net	12,544	12,694
Goodwill	573	573
Deferred income taxes	522	554

Total	$19,314	18,158

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving line of credit	—	726
Accrued liabilities	1,775	1,831
Accounts payable	1,261	1,226
Deferred revenue	—	300
Deferred income taxes	—	89
Note payable	847	1,540
Common stock subject to mandatory redemption	6,150	6,150
Common stock warrants	—	3,264

Total current liabilities	10,033	15,126

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 125,000,000 shares authorized, 24,978,657 and 25,219,282 shares issued and outstanding	25	25
Additional paid-in capital	7,177	4,054
Retained earnings (accumulated deficit)	2,079	(982)
Notes receivable for common stock issued	—	(65)

Total stockholders’ equity	9,281	3,032

Total	$19,314	18,158

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Internet search services	$5,790	3,058	12,990	6,492
Corporate services	642	781	1,466	1,390

Total revenues	6,432	3,839	14,456	7,882

Cost of revenues:
Traffic acquisition cost	1,877	1,589	3,817	3,217
Cost of professional services	488	581	1,067	1,049

Total cost of revenues	2,365	2,170	4,884	4,266

Gross profit	4,067	1,669	9,572	3,616

Operating expenses:
Sales and marketing expense	227	203	501	336
General and administrative expense	2,153	1,254	3,858	2,364

Total operating expenses	2,380	1,457	4,359	2,700

Earnings from operations	1,687	212	5,213	916
Interest expense	8	29	36	66
Loss on derivative instrument	—	—	19	—

Earnings before income taxes	1,679	183	5,158	850
Income taxes	696	75	2,097	435

Net earnings	983	108	3,061	415
Preferred stock dividends	—	171	—	328

Net earnings (loss) available to common stockholders	$983	(63)	3,061	87

Basic earnings (loss) per share	$.04	(.02)	.12	.03

Diluted earnings (loss) per share	$.04	(.02)	.11	.02

Unaudited proforma tax and earnings (loss) available to common stockholders and per share information for S Corporation periods:
Net (loss) earnings available to common stockholders		(63)		87
Proforma income tax expense adjustment		32		32

Proforma net (loss) earnings		$(95)		55

Proforma basic (loss) earnings per share		$(.03)		.02

Proforma diluted (loss) earnings per share		$(.03)		.02

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

For the Six Months Ended June 30, 2006 and 2005

(In thousands, except share and per share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Notes Receivable	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2004	137,542,776	$138	134,720,015	$135	1,240	257	(164)	1,606
Common stock dividends (unaudited)	—	—	—	—	—	(30)	—	(30)
Preferred stock dividends (unaudited)	—	—	—	—	—	(328)	—	(328)
Retirement of 30,500,000 shares of preferred stock (unaudited)	(30,500,000)	(31)	—	—	(1,469)	—	—	(1,500)
Net earnings (unaudited)	—	—	—	—	—	415	—	415

Balance at June 30, 2005 (unaudited)	107,042,776	$107	134,720,015	$135	(229)	314	(164)	163

Balance at December 31, 2005	—	—	25,219,282	$25	4,054	(982)	(65)	3,032
Exercise of common stock options (unaudited)	—	—	9,375	—	2	—	—	2
Common stock offering costs (unaudited)	—	—	—	—	(9)	—	—	(9)
Warrant liability, reclassified to stockholders’ equity (unaudited)	—	—	—	—	3,283	—	—	3,283
Retirement of 250,000 shares of common stock (unaudited)	—	—	(250,000)	—	(250)	—	—	(250)
Repayment of notes receivable (unaudited)	—	—	—	—	—	—	65	65
Stock compensation (unaudited)	—	—	—	—	97	—	—	97
Net earnings (unaudited)	—	—	—	—	—	3,061	—	3,061

Balance at June 30, 2006 (unaudited)	—	$—	24,978,657	$25	7,177	2,079	—	9,281

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$3,061	415
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	74	54
Amortization	438	—
Deferred income taxes (benefit)	(75)	92
Loss on derivative instrument	19	—
Stock compensation	97	—
(Increase) decrease in accounts receivable	(412)	281
(Increase) decrease in prepaid expenses and other	(225)	15
Increase (decrease) in accounts payable	35	(298)
Decrease in accrued liabilities	(56)	(84)
Decrease in deferred revenue	(300)	—

Net cash provided by operating activities	2,656	475

Cash flows from investing activities:
Purchase of office equipment	(462)	(32)
Purchase of domains	(284)	—

Net cash used in investing activities	(746)	(32)

Cash flows from financing activities:
Retirement of preferred stock	—	(1,500)
Retirement of common stock	(250)	—
Repayment of note payable	(693)	—
Repayment of note receivable	65	—
Net (decrease) increase in revolving lines of credit	(726)	1,016
Cash dividends	—	(358)
Common stock offering costs	(9)	—
Exercise of common stock options	2	—

Net cash used in financing activities	(1,611)	(842)

Net increase (decrease) in cash	299	(399)

Cash at beginning of period	576	590

Cash at end of period	$875	191

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$33	26

Income taxes	$2,128	352

Noncash financing and investing activity—
Common stock warrants reclassified to additional paid-in-capital	$3,283	—

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2006 and 2005 (Unaudited)

(1) Description of Business and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of InterSearch Group, Inc. and it’s wholly-owned subsidiaries which consist of Walnut Ventures, Inc. (“Walnut”), InterSearch Corporate Services, Inc. (“ICS”), La Jolla Internet Properties, Inc. (“La Jolla”), Internet Revenue Services, Inc. (“IRS”), Overseas Internet Properties, Inc. (“Overseas”), and Dotted Ventures, Inc. (“Dotted”), collectively, the “Company”.

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions of Item 310(b) of Regulation S-B under the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006, or for any other period. The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited financial statements and accompanying notes included in the Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Walnut, which was acquired by the Company through a reverse acquisition in December 2004, operates in the pay-per-click search engine and internet advertising industries.

ICS, which was acquired by the Company in November 2004, is engaged principally in the business of providing highly skilled internet and technology consultants through outsourcing to entities operating within the banking, insurance and securities sectors. ICS’s primary market is the continental United States.

La Jolla, as discussed in Note 4, was acquired by the Company on February 11, 2005. La Jolla operates in the pay-per-click search engine and internet advertising industries.

IRS, which was formed by the Company in 2005, owns and maintains a large portion of the domain portfolio that operates in the direct navigation market, including www.irs.com.

Overseas, which was formed by the Company in 2005, operates in the international pay-per-click search engine and internet advertising industries.

Dotted, which the Company acquired 100% of the stock in February 2006, owns an ICANN accredited domain Registrar business that is expected to help the Company build out its service offering in and around domain portfolio management. Given the immateriality of the consideration associated with the transaction as well as the immateriality of the operational activities of Dotted prior to the acquisition by the Company, this acquisition does not warrant FASB 141 disclosures.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(2) Significant Accounting Policies

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These judgments are difficult as matters that are inherently uncertain directly impact their valuation and accounting. Actual results may vary from management’s estimates and assumptions.

The Company’s significant accounting policies are disclosed in the Company’s Annual report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Stock Compensation. Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of operations through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2005, 772,539 stock options were not fully vested.

In addition, prior to the adoption of SFAS 123R, the tax benefits of stock option exercises were classified as operating cash flows. Since the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. As the Company adopted the modified prospective transition method, the prior period cash flow statement was not adjusted to reflect current period presentation.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s earnings before income taxes for the six months ended June 30, 2006, was approximately $97,000 lower than if it had continued to be accounted for as share-based compensation under Opinion 25.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(2) Significant Accounting Policies, Continued

The following table illustrates the effect on net (loss) earnings and (loss) earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan for the three and six months ended June 30, 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and is being amortized to expense over the options’ vesting periods (in thousands, except per share data).

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net (loss) earnings available to common stockholders, as reported	$(63)	87
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	15	31

Proforma net (loss) earnings	$(78)	56

Basic (loss) earnings per share:
As reported	$(.02)	.03

Proforma	$(.02)	.02

Diluted (loss) earnings per share:
As reported	$(.02)	.02

Proforma	$(.02)	.02

Stock Compensation, Continued. The Company established an Incentive Stock Option Plan (the “2004 Plan”) for officers, directors and employees of the Company and reserved 1,531,624 shares of common stock for the 2004 Plan. Both incentive stock options and nonqualified stock options could be granted under the 2004 Plan. The exercise price of the stock options was determined by the board of directors at the time of grant, but could not be less than the fair market value of the common stock on the date of grant. The options vest over four years. The options must be exercised within ten years from the date of grant.

The Company’s board of directors terminated the 2004 Plan and replaced it with the 2005 Equity Incentive Plan (“2005 Plan”) as of December 16, 2005. This termination did not affect any outstanding options under the 2004 Plan, and all such options continue to remain outstanding and governed by the 2004 Plan. The 744,124 shares available for issuance under the 2004 Plan as of December 16, 2005 were transferred to the 2005 Plan. On December 16, 2005, the Board of Directors of the Company approved and adopted an amendment to the 2005 Plan, subject to approval by the holders of a majority of the common stock, which approval became effective on July 27, 2006. The amendment increases from 744,124 to 1,744,124, the number of shares of common stock with respect to which awards under the 2005 Plan may be granted. At June 30, 2006, 180,920 shares remain available for grant.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(2) Significant Accounting Policies, Continued

A summary of the activity in the Company’s stock option plan is as follows (dollars in thousands, except per share amounts):

	Number of Shares	Weighted- Average Per Share Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2005	999,375	$.74
Granted	415,000	1.60
Forfeited	(91,796)	.28
Exercised	9,375	.16

Outstanding at June 30, 2006	1,313,204	$1.06	7years	$709

Exercisable at June 30, 2006	271,021	$.20	8 years	$380

The total instrinsic value of options exercised during the three and six months ended June 30, 2006 was $4,500 and $13,500, respectively. At June 30, 2006, the Company had 1,042,183 nonvested stock options outstanding and there was $419,000 of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized monthly on a straight-line basis over the appropriate vesting periods through April 30, 2010. The total fair value of shares vested and recognized as compensation expense was $67,000 and $97,000 for the three and six months ended June 30, 2006, respectively, and the associated income tax benefit recognized was $8,000 and $20,000 in the three and six months ended June 30, 2006, respectively.

Stock Compensation, Continued. No stock options were granted during the three and six months ended June 30, 2005. The fair value of each option granted for the three and six months ended June 30, 2006 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Risk-free interest rate	5.11%	4.61%-5.11%
Dividend yield	—	—
Expected volatility	32%	32%-34%
Expected life in years	6.25	6.25

Grant-date fair value of options issued during the period	$212,000	$279,000
Per share value of options at grant date	$0.67	$0.67

As part of its adoption of SFAS 123R, the Company examined its historical pattern of option exercises in an effort to determine if there were any pattern based on certain employee populations. From this analysis, the Company could not identify any patterns in the exercise of options. As such, the Company used the guidance in Staff Accounting Bulletin No. 107 to determine the estimated life of options issued subsequent to the adoption of SFAS 123R. Based on this guidance, the estimated term was deemed to be the midpoint of the vesting term and the contractual term ((vesting term and original contractual term)/2). Expected volatility is based on historical volatility of the Company’s stock.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(3) Earnings (loss) Per Share

Basic earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options and warrants, computed using the treasury stock method and conversion of convertible preferred stock to common stock, using the if converted method. Preferred stock dividends and stock options were antidilutive for the three months ended June 30, 2005. On October 19, 2005, the Company executed a 1 for 40 reverse common stock split. All per share amounts have been restated to reflect the split. Earnings (loss) per common share have been computed based on the following:

	Three Months Ended June 30,
	2006			2005
	Earnings	Weighted- Average Shares	Per Share Amount	Loss	Weighted- Average Shares	Per Share Amount
	(dollars in thousands, except per share amounts)
Basic:
Net earnings (loss) available to common stockholders	$983	25,198,101	$0.04	$(63)	3,368,000	$(0.02)
Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	399,588		—	—
Incremental shares from assumed conversion of warrants	—	1,875,000		—	—	—

Diluted:
Net earnings available to common stockholders and assumed conversions	$983	27,472,689	$0.04	$(63)	3,368,000	$(0.02)

	Six Months Ended June 30,
	2006			2005
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
	(dollars in thousands, except per share amounts)
Basic:
Net earnings available to common stockholders	$3,061	25,209,525	$0.12	$87	3,368,000	$0.03
Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	359,254		—	223,601
Incremental shares from assumed conversion of warrants	—	1,875,000		—	—
Incremental shares from assumed conversion of preferred stock	—	—		328	14,645,139

Diluted:
Net earnings available to common stockholders and assumed conversions	$3,061	27,443,779	$0.11	$415	18,236,740	$0.02

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(4) Merger and Acquisitions

On February 11, 2005, the Company acquired La Jolla. The agreement provided for the purchase of all outstanding common stock of La Jolla in exchange for 100,000 shares of Company Series B preferred stock. Series B preferred stock provided for the payment of aggregate cumulative cash dividends of $25,000 payable monthly and was convertible at any time at the option of the holder into ten shares of common stock. The Series B preferred stock was converted to common stock in September 2005. La Jolla and the Company were entities under common control due to common stockholders. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, stockholders’ equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior period financial information in this report has been adjusted to include the accounts of La Jolla.

On September 29, 2005, the Company acquired the domain asset www.irs.com from DotCom Corporation. The agreement provided for the purchase of the asset in exchange for $5,000,000 cash at closing and $6,150,000 in Company common stock representing 1,025,000 shares of common stock to be held in escrow. The escrowed stock was callable at any time by the Company for $6,150,000. In accordance with SFAS No. 150 the Company classified the $6,150,000 as common stock subject to mandatory redemption in the accompanying consolidated balance sheets. On July 21, 2006, the Company paid $6,150,000 and called the stock with the proceeds of the debt financing transaction discussed in Note 9. In addition, certain of the acquisition costs totaling $1,540,000 were structured as a 5% note payable with interest due monthly. The first installment of $693,000 plus applicable interest was paid on January 15, 2006 per the agreement and the remaining $847,000 plus applicable interest was paid on July 24, 2006.

The acquisition was accounted for as a purchase transaction and, in accordance with generally accepted accounting principles, the total purchase price of $12,909,369 including acquisition costs of $1,759,369 was allocated to a specifically identifiable intangible asset, which consisted of www.irs.com, as determined by an external appraisal. The asset is amortized using the straight-line method over an estimated useful life of 15 years. The Company also purchased certain domains in the three months ended June 30, 2006. These domains are being amortized over the estimated useful life of 5 years. Approximate future amortization expense for the five fiscal years subsequent to June 30, 2006 is as follows (in thousands):

Year Ended December 31,	Amount
2006	$460
2007	901
2008	901
2009	901
2010	901

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(4) Merger and Acquisitions, Continued

The unaudited consolidated results of operations on a proforma basis with DotCom Corporation as if the acquisition had occurred as of the beginning of the periods ended June 30, 2005 are as follows (in thousands, except per share data):

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Revenue	$4,510	9,503
Net earnings	$44	473
Net (loss) earnings available to common stockholders	$(126)	144
Net (loss) earnings per share - basic	$(.01)	.01
Net (loss) earnings per share - diluted	$(.01)	.01

The proforma financial information is presented for informational purposes only and is not indicative of the operating results that would have occurred had the acquisition been consummated as of the above date, nor are they necessarily indicative of future operating results.

(5) Warrants

In connection with the sale of common stock the Company issued warrants to Barron Partners L.P. to purchase 6,250,000 common shares at an exercise price of $1.20. The warrants expire September 29, 2010. The Company is required to pay a 10% cash commission and a 10% warrant commission to the original placement agents at the time of warrant exercise. The fair value of the warrants was estimated using the Black-Scholes option-pricing model, assuming that the risk-free interest rate was 4.54%, there would be no dividends paid by the Company, the contractual life was 5 years and stock volatility was not significant due to the lack of an actively traded market. The fair value was estimated to be $1,493,122 on the closing date of the transaction. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed To, And Potentially Settled In, a Company’s Own Stock, which requires that the warrants be recorded at fair value, the Company expensed the change in fair value of the warrants between the time of issuance and December 31, 2005. Using the Black-Scholes option-pricing model, assuming that the risk-free rate was 4.39%, there would be no dividends paid by the Company, the expected life was 2.5 years and there was no stock volatility, the fair value of the warrants was estimated to be $3,263,814 at December 31, 2005. The adjustments required by EITF 00-19 resulted from the registration rights agreement liquidated damages provision discussed below.

In addition, the Company entered into a registration rights agreement whereby the Company agreed to register for resale pursuant to the Securities Act, the shares of common stock purchased by Barron Partners L.P. and those issuable upon exercise of the purchased warrants. The registration rights agreement provided that a registration statement for the registration of these securities must be filed with the Securities and Exchange Commission by November 28, 2005 and must cause such registration statement to be declared effective by February 14, 2006. If the Company did not comply with the foregoing requirements, daily liquidated damages in an amount equal to 20% of the $5 million purchase price per annum, payable in monthly installments on the fifth business day of the calendar month next succeeding the month in which such failure occurred were payable to Barron Partners L.P. The Company’s obligation to pay liquidated damages terminated when the registration statement was declared effective on February 9, 2006. The fair value of the warrant liability, $3,283,135, was reclassified to stockholders’ equity on that date and an additional $19,321 was recorded as loss on derivative instrument.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(5) Warrants, Continued

On July 19, 2006, Barron Partners, L.P. exercised 833,334 warrants for $1.20 per warrant or an aggregate of $1 million dollars. In addition, as a result of this transaction, the original placement agents received $100,000 and 83,333 warrants exercisable at $1.20 per share and expiring September 2010. Using the Black-Scholes option-pricing model, assuming that the risk-free rate was 5.11%, there would be no dividends paid by the Company, the expected life was 2.5 years and 27% stock volatility the fair value was determined to be $49,000.

The Company also issued 625,000 warrants for services rendered by placement agents in connection with the sale of common stock. These warrants are exercisable at $.80 per share and expire September 29, 2010.

On October 7, 2005, the Company issued 39,063 warrants for services rendered by placement agents in connection with the sale of common stock. These warrants are exercisable at $1.60 per share and expire October 7, 2010.

On July 21, 2006, as part of the debt financing described in Note 9, the Company issued 477,000 warrants to the note investors. These warrants are exercisable at $1.60 per share and expire July 20, 2011.

(6) Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized. The Company and its subsidiaries file a consolidated income tax return. Income taxes are allocated proportionately as if separate income tax returns were filed.

The stockholders of La Jolla elected to be taxed as an S-Corporation prior to the merger with the Company in February 2005. Therefore, no provision for income taxes is included for La Jolla for the period prior to the common control merger with the Company.

(7) Preferred Stock

The Company has authorized 5,000,000 shares (adjusted for 40 to 1 reverse common stock split) of preferred stock of which 137,442,776 shares have been designated as Series A preferred stock. The Series A preferred stock provided for the payment of aggregate cumulative cash dividend of $40,000 payable each month. Each share of Series A preferred stock was convertible at any time, at the option of the holder into five shares of common stock. The Series A preferred stock had an aggregate liquidation value of $2,212,829.

On February 9, 2005, the Company designated 100,000 shares as Series B preferred stock. The Series B preferred stock provided for the payment of aggregate cumulative cash dividends of $25,000 payable each month. Each share of Series B preferred stock was convertible at any time, at the option of the holder into ten shares of common stock. On February 9, 2010 all Series B preferred stock would have been mandatorily convertible into common stock. The Series B preferred stock had an aggregate liquidation value of $1,000,000.

In 2005, the Company redeemed 762,500 (adjusted for the reverse common stock split) shares of Series A preferred stock for $1,500,000. The Company also converted 2,673,569 (adjusted for the reverse common stock

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(7) Preferred Stock, Continued

split) shares of Series A preferred stock to common stock at a ratio of 5 shares of common stock for each share of Series A preferred stock and 2,500 (adjusted for the reverse common stock split) shares of Series B preferred stock at a ratio of 10 shares of common stock for each share of Series B preferred stock. As of June 30, 2006, the Company has no outstanding shares of preferred stock.

(8) Segment Information

The Company identifies operating segments based on management responsibility. The Company has two reportable segments: Corporate services which consists of professional services and internet search services which consists of pay per click-advertising services.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are not significant (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Internet search services	$5,790	3,058	12,990	6,492
Corporate services	642	781	1,466	1,390

	$6,432	3,839	14,456	7,882

Earnings (loss) from operations:
Internet search services	$1,848	272	5,342	947
Corporate services	(161)	(60)	(129)	(31)

	$1,687	212	5,213	916

	June 30, 2006	December 31, 2005
	(unaudited)
Segment assets:
Internet search services	$18,637	17,343
Corporate services	$677	815

(9) Subsequent Events

In July 2006, the Company completed the sale of 13.50% Senior Subordinated Notes due 2011 in the aggregate principal amount of $7.0 million (the “Notes”), together with 195,000 shares of common stock and warrants to purchase up to an aggregate of 477,000 shares of common stock at an exercise price of $1.60. The warrants expire in July 2011. This debt financing resulted in gross proceeds of $7.0 million before placement agent fees and expenses associated with the transaction, which totaled approximately $1.0 million. The debt issuance costs will be amortized over the term of the notes using the effective interest method. The Notes issued by the Company are secured by first lien on all assets of tax-related Internet domains, including www.irs.com, and a lien on all other assets of the Company, second to the liens on all other assets of the Company’s senior

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—Continued

(9) Subsequent Events, Continued

lender, Silicon Valley Bank. Prior to maturity, the Notes (i) will be interest-only for the first two years; (ii) will amortize 20% of the principal amount in year three; will amortize 25% of the principal amount in year four; and (iii) will amortize the remainder of the principal amount in year five, with payments of principal, as applicable, and interest due monthly. The Notes can be prepaid by the Company in whole or in part in any amount greater than $100,000 at any time without penalty. The Investors will have the right to accelerate repayment of the notes if, among other things, the Company does not meet certain financial ratios per the agreement as of the last day of any fiscal quarter. Using the Black-Scholes option-pricing model, assuming that the risk-free interest rate was 5.11%, there would be no dividends paid by the Company, the contractual life was 2.5 years and 27% stock volatility, the fair value of the warrants issued was estimated to be $171,000. The combined fair value of the common stock and warrants issued was estimated to be $483,000. The Company recorded original issue discount for this amount, which was reflected as a reduction of the outstanding subordinated debt balance of $7 million. The Company will amortize the original issue discount over the life of the loan using the effective interest method.

In addition, the Company is required to file a registration statement with the SEC covering the resale of the shares of common stock for which the warrants are exercisable within 30 days of the date of the timely filing of this quarterly report. The Company is required to cause such registration statement to become effective within 90 days of the timely filing of this quarterly report, which may be extended only (i) for such time as necessary for the Company to respond to one or more sets of comments by the SEC, and (ii) so long as the Company takes all action within its control with the cooperation of its legal counsel to respond to the SEC within 10 days of receipt of any such comments.

Report of Independent Registered Public Accounting Firm

InterSearch Group, Inc.

San Francisco, California:

We have audited the accompanying consolidated balance sheets of InterSearch Group, Inc. and Subsidiaries (the “Company”) at December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 31, 2006

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	At December 31,
	2005	2004
Assets

Current assets:
Cash	$576,096	590,100
Accounts receivable	3,205,880	2,618,395
Prepaid expenses and other	227,168	178,983
Deferred income taxes	—	31,138

Total current assets	4,009,144	3,418,616

Office equipment, net	257,565	236,054
Patents and trademarks, net	71,022	—
Domains, net	12,694,213	—
Goodwill	573,123	573,123
Deferred income taxes	553,638	525,200

Total	$18,158,705	4,752,993

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving line of credit	726,000	70,000
Accrued liabilities	1,830,931	611,439
Accounts payable	1,226,053	1,315,389
Deferred revenue	300,000	—
Deferred income taxes	89,525	—
Note payable	1,540,000	—
Current portion of notes payable to related parties	—	219,187
Common stock subject to mandatory redemption	6,150,000	—
Common stock warrants	3,263,814	—

Total current liabilities	15,126,323	2,216,015

Notes payable to related parties, net of current portion	—	931,004

Total liabilities	15,126,323	3,147,019

Economic dependence and commitments (Notes 3, 5 and 15)

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 and 200,000,000 shares authorized, 137,542,776 shares issued and outstanding with a liquidation value of $3,212,829 at December 31, 2004	—	137,543
Common stock, $.001 par value; 125,000,000 and 1,000,000,000 shares authorized, 25,219,282 and 134,720,015 shares issued and outstanding	25,220	134,720
Additional paid-in capital	4,054,408	1,240,703
Retained earnings (accumulated deficit)	(982,390)	257,304
Notes receivable for common stock issued	(64,856)	(164,296)

Total stockholders’ equity	3,032,382	1,605,974

Total	$18,158,705	4,752,993

See accompanying Notes to Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2005	2004
Revenues:
Internet search services	$14,502,399	12,579,025
Corporate services	3,040,818	170,845

Total revenues	17,543,217	12,749,870

Cost of revenues:
Traffic acquisition cost	6,829,531	7,153,264
Cost of consulting services	2,297,121	129,487

Total cost of revenues	9,126,652	7,282,751

Gross profit	8,416,565	5,467,119

Operating expenses:
Sales and marketing expense	948,152	665,203
General and administrative expense	4,954,680	3,056,170

Total operating expenses	5,902,832	3,721,373

Earnings from operations	2,513,733	1,745,746
Interest expense	142,777	10,274
Loss on derivative instrument	1,770,692	—

Earnings before income taxes	600,264	1,735,472
Income taxes	1,059,665	447,162

Net (loss) earnings	(459,401)	1,288,310
Preferred stock dividends	496,425	40,000

Net (loss) earnings available to common stockholders	(955,826)	1,248,310

Basic (loss) earnings per share	$(.05)	.08

Diluted (loss) earnings per share	$(.05)	.07

Unaudited proforma tax and (loss) earnings available to common stockholders and per share information for S Corporation periods
Net (loss) earnings available to common stockholders	(955,826)	1,248,310
Proforma income tax expense adjustment	31,454	254,084

Proforma net (loss) earnings	$(987,280)	994,226

Proforma basic (loss) earnings per share	$(.05)	.06

Proforma diluted (loss) earnings per share	$(.05)	.06

See accompanying Notes to Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2005 and 2004

	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Notes Receivable for Common Stock Issued	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2003	—	$—	687,213,880	$—	—	(29,106)	—	(29,106)
Common stock dividends	—	—	—	—	—	(961,900)	—	(961,900)
Preferred stock dividends	—	—	—	—	—	(40,000)	—	(40,000)
Common stock issued in connection with merger of InterSearch and Walnut	—	—	80,984,961	80,985	1,099,749	—	—	1,180,734
Common stock issued in connection with merger with LaJolla Internet Properties, Inc.	100,000	100	—	—	99,900	—	—	100,000
Exchange of common stock for Preferred stock (5 for 1)	137,442,776	137,443	(687,213,880)	—	(137,443)	—	—	—
Exercise of common stock options	—		53,735,054	53,735	178,497	—	(164,296)	67,936
Net earnings	—	—	—	—	—	1,288,310	—	1,288,310

Balance at December 31, 2004	137,542,776	137,543	134,720,015	134,720	1,240,703	257,304	(164,296)	1,605,974
Common stock reverse split (1 for 40)	(134,104,207)	(134,104)	(131,351,958)	(131,352)	265,456	—	—	—
Common stock dividends	—	—	—	—	—	(283,868)	—	(283,868)
Preferred stock dividends	—	—	—	—	—	(496,425)	—	(496,425)
Notes receivable for common stock reclassified to compensation expense	—	—	—	—	—	—	99,440	99,440
Retirement of 762,500 shares of preferred stock	(762,500)	(762)	—	—	(1,499,238)	—	—	(1,500,000)
Preferred Stock Series A Conversion (5 for 1)	(2,673,569)	(2,674)	13,367,847	13,368	(10,694)	—	—	—
Preferred Stock Series B Conversion (10 for 1)	(2,500)	(3)	25,000	25	(22)	—	—	—
Common stock issued in connection with exchange of notes payable to related parties for common stock	—	—	764,628	765	1,222,723	—	—	1,223,488
Sale of common stock, net of offering costs of $1,197,251	—	—	6,250,000	6,250	2,303,377	—	—	2,309,627
Common stock warrants issued as compensation in connection with sale of common stock	—	—	—	—	111,943	—	—	111,943
Common stock issued in connection with www.irs.com acquisition	—	—	1,025,000	1,025	(1,025)	—	—	—
Sale of common stock, net of offering costs of $207,867	—	—	390,625	391	416,713	—	—	417,104
Exercise of common stock options	—	—	28,125	28	4,472	—	—	4,500
Net loss	—	—	—	—	—	(459,401)	—	(459,401)

Balance at December 31, 2005	—	$—	25,219,282	$25,220	4,054,408	(982,390)	(64,856)	3,032,382

See accompanying Notes to Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net (loss) earnings	$(459,401)	1,288,310
Adjustment to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	113,851	66,161
Amortization	218,244	—
Deferred income taxes	92,225	306,314
Loss on derivative instrument	1,770,692	—
Notes receivable for stock issued, paid as compensation	99,440	—
Increase in accounts receivable	(587,485)	(1,258,343)
Increase in prepaid expenses and other	(48,185)	(37,025)
Increase in patents and trademarks	(74,110)	—
(Decrease) increase in accounts payable	(89,336)	673,100
Increase (decrease) in accrued liabilities	1,251,341	(95,167)
Decrease in due to related party	—	(93,488)
Increase in deferred revenue	300,000	—

Net cash provided by operating activities	2,587,276	849,862

Cash flows from investing activities:
Purchase of office equipment	(135,362)	(274,467)
Cash acquired in connection with the merger with InterSearch	—	37,593
Purchase of domains	(5,219,369)	—

Net cash used in investing activities	(5,354,731)	(236,874)

Cash flows from financing activities:
Retirement of preferred stock	(1,500,000)	—
Net increase (decrease) in revolving lines of credit	656,000	(20,000)
Repayment of notes payable to related parties	—	(30,000)
Cash dividends	(738,845)	(200,000)
Exercise of common stock options	4,500	67,936
Proceeds from sale of preferred stock	—	100,000
Proceeds from sale of common stock, net	2,838,674	—
Proceeds from sale of warrants	1,493,122	—

Net cash provided by (used in) financing activities	2,753,451	(82,064)

Net (decrease) increase in cash	(14,004)	530,924
Cash at beginning of year	590,100	59,176

Cash at end of year	$576,096	590,100

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Continued

	Year Ended December 31,
	2005	2004
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$84,172	6,583

Income taxes	$460,266	—

Noncash financing and investing activities:
Notes receivable issued in connection with the exercise of common stock options	$—	164,296

Dividends included in notes payable to related parties	$—	801,900

Exchange of notes payable to related parties of $1,150,191 and accrued liabilities of $73,297 for common stock	$1,223,488	—

Dividends declared included in accrued liabilities	$41,448	—

Notes receivable for common stock issued reclassified to compensation expense	$99,440	—

Assets and liabilities assumed in connection with mergers and acquisitions:
Accounts receivable	$—	296,090

Prepaid expenses and other	$—	134,310

Office equipment	$—	8,248

Deferred income taxes	$—	828,569

Revolving line of credit	$—	90,000

Accrued liabilities	$—	127,542

Accounts payable	$—	101,366

Notes payable	$1,540,000	—

Note payable to related parties	$—	378,291

Domains	$7,690,000	—

Goodwill	$—	573,123

Common stock offering costs incurred in connection with warrant issuance	$111,943	—

Common stock issued	$—	1,180,734

Common stock subject to mandatory redemption	$6,150,000	—

See accompanying Notes to Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004 and For the Years Then Ended

(1)	Description of Business and Summary of Significant Accounting Policies

Description of Business. InterSearch Group, Inc. (“InterSearch”) acquired Walnut Ventures, Inc. (“Walnut”) on December 10, 2004 in a transaction accounted for as a reverse acquisition due to the stockholders of Walnut controlling approximately ninety percent of the combined entity subsequent to the merger (See Note 2). Accordingly, the merger was accounted for as an acquisition of InterSearch by Walnut and as a recapitalization of Walnut. InterSearch’s wholly-owned subsidiary is Corporate Consulting Services, Inc. whose name changed to InterSearch Corporate Services in October 2005, (“ICS”). Walnut operates in the pay-per-click search engine and internet advertising industries.

ICS is engaged principally in the business of providing highly skilled internet and technology consultants through outsourcing to entities operating within the banking, insurance and securities sectors. ICS’s primary market is the continental United States.

La Jolla Internet Properties, Inc. (“La Jolla”) as discussed in Note 2, was acquired by InterSearch on February 11, 2005. La Jolla and InterSearch were entities under common control due to common stockholders. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, stockholders’ equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior period financial information in this report has been adjusted to include the accounts of La Jolla. La Jolla operates in the pay-per-click search engine and internet advertising industries.

Internet Revenue Services, Inc., which was formed by InterSearch in 2005, owns and maintains a large portion of the domain portfolio that operates in the direct navigation market, including www.irs.com.

Overseas, Inc., which was formed by InterSearch in 2005, operates in the international pay-per-click search engine and internet advertising industries.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of InterSearch Group, Inc. and its wholly-owned subsidiaries (collectively the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Segments. The Company operates in two industry segments: Corporate Services which consists of ICS and Internet Search Services which consists of all other subsidiaries.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Pay-for-performance search results are recognized in the period in which the “click-throughs” occur. “Click-throughs” are defined as the number of times a user clicks on a search result. Revenues derived from consulting services are recorded on a gross basis as services are performed and associated costs have been incurred using employees or independent contractors of the Company.

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

The Company has agreements with various entities, networks of Web properties that have integrated the Company’s search service into their sites, to provide pay-for-performance search results. The Company pays these entities based on click-throughs on these listings. In accordance with Emerging Issue Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the revenue derived from pay-for-performance search results related to traffic supplied by these entities is reported gross of the payment to these entities. This revenue is reported gross primarily due to the fact that the Company is the primary obligor to the customers of the pay-for-performance search services.

Deferred Revenue. Revenues that are billed or collected in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing or collection relates. Deferred revenues are included on the consolidated balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed. The Company’s deferred revenues primarily consist of billings in advance for direct advertising.

Traffic Acquisition Costs. The Company enters into agreements of varying duration with certain entities that integrate the Company’s pay-for-performance search service into their sites. The Company expenses, as cost of revenues, traffic acquisition costs based on a percentage of revenue, number of paid introductions, number of searches, or other metric based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Cost of Consulting Services. Cost of consulting services includes the wages of outsourced consultants and independent contractors, related payroll taxes, benefits, workers’ compensation expenses and travel expenses.

Allowance for Uncollectible Receivables. An allowance for uncollectible accounts receivable is recorded based on a combination of write-off history, aging analysis and any specific known troubled accounts. However, at December 31, 2005 and 2004, no allowance was necessary due to subsequent collection of substantially all accounts receivable.

Office Equipment. Office equipment is stated at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets.

Patents and Trademarks. Patents and trademarks are stated at cost, less accumulated amortization. Amortization expense is computed using the straight-line method over the estimated useful lives of the assets.

Domains. Domains which consists primarily of www.irs.com are stated at cost, less accumulated amortization. Amortization expense is computed using the straight-line method over the estimated useful lives of the assets. The domain assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets.” Based on the impairment tests performed there was no impairment of domains during the year ended December 31, 2005. However, there can be no assurance that future domain impairment tests will not result in a charge to operations.

Goodwill. Goodwill resulted from the reverse acquisition of InterSearch and represents the excess of the acquisition cost over the fair value of the net assets acquired. Generally accepted accounting principles require goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired. Based on the impairment tests performed, there was no impairment of goodwill in 2004 or 2005. There can be no assurance that future goodwill impairment tests will not result in a charge to operations.

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

Common Stock Subject to Mandatory Redemption. In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), which requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. The Company issued 1,025,000 shares of common stock in connection with the acquisition of certain assets of DotCom Corporation, which are being held in escrow. Upon the occurrence of certain events, the Company must redeem these shares, and therefore, such shares fall within the scope of SFAS 150 and have been reflected accordingly as a liability in the consolidated financial statements.

Warrant Liability. Warrant liability is presented in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed To, And Potentially Settled In, a Company’s Own Stock. EITF 00-19 requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair market value until exercised or expired, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required. The Company reviews the classification of its contracts at each balance sheet date.

Income Taxes. Effective December 11, 2004 deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized. The Company and its subsidiaries file a consolidated income tax return. Income taxes are allocated proportionately as if separate income tax returns were filed.

For the period from January 1, 2004 through December 10, 2004 the stockholders of the Company elected to be taxed as an S-Corporation. For federal and state income tax purposes all items of income and expense flowed through to its stockholders, therefore no provision for income taxes has been reflected in these consolidated financial statements for the period from January 1, 2004 through December 10, 2004. In addition, the stockholders of La Jolla elected to be taxed as an S-Corporation prior to the merger with the Company in February 2005. Therefore, no provision for income taxes is included for La Jolla for the period prior to the common control merger with the Company.

Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively, “SFAS No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company accounts for their stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net (loss) earnings, as all options granted under those plans had an exercise price which approximated the market value of

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

the underlying common stock on the date of grant. The following table illustrates the effect on net (loss) earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Year Ended December 31,
	2005	2004
Net (loss) earnings available to common stockholders, as reported	$(955,826)	1,248,310
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	61,737	82,393

Proforma net (loss) earnings	$(1,017,563)	1,165,917

Basic (loss) earnings per share:
As reported	$(.05)	.08

Proforma	$(.05)	.07

Diluted (loss) earnings per share:
As reported	$(.05)	.07

Proforma	$(.05)	.06

Stock Compensation Plans. In order to calculate the fair value of the options granted in 2005 and 2004 using the Black-Scholes option pricing model, it was assumed that the risk-free interest rate ranged from 4.26% to 4.38% in 2005 and was 4.42% in 2004, there would be no dividends paid by the Company over the exercise period, the expected life of the options ranged from 6.25 to 10 years and stock volatility was not significant due to the lack of an actively traded market. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs.

	Year Ended December 31,
	2005	2004
Grant-date fair value of options issued during the year	$182,765	108,856

Per share value of options at grant date	$.35	.06

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(1)	Description of Business and Summary of Significant Accounting Policies, Continued

(Loss) Earnings Per Share. Basic (loss) earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted (loss) earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options and warrants, computed using the treasury stock method and conversion of convertible preferred stock to common stock, using the if converted method. Common stock options and warrants were antidilutive in 2005 due to the net loss incurred by the Company. On October 19, 2005, the Company executed a 1 for 40 reverse common stock split. All per share amounts have been restated to reflect the split. (Loss) earnings per common share have been computed based on the following:

	Year Ended December 31,
	2005			2004
	(Loss)	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
	(dollars in thousands, except per share amounts)
Basic:
Net (loss) earnings available to common stockholders	$(956)	19,662,293	$(.05)	$1,248	16,029,318	$0.08
Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	—		—	531,231
Incremental shares from assumed conversion of preferred stock	—	—		40	1,431,696

Diluted:
Net (loss) earnings available to common stockholders and assumed conversions	$(956)	19,662,293	$(.05)	$1,288	17,992,245	$0.07

Recent Accounting Pronouncements. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), Share-Based Payment (“SFAS No. 123(R)”). This Statement replaces and supersedes APB No. 25. SFAS No. 123(R) clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, accounting for nonsubstantive vesting provisions, and attributing compensation cost to reporting periods. Under the provisions of SFAS No. 123(R), the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued, is eliminated. Effective January 1, 2006, the Company will begin expensing the fair value of unvested stock options and any future grants of stock options. Based on the amount of unvested stock options as of December 31, 2005, the Company will record compensation expense of approximately $78,000 and $34,000 in 2006 and 2007, respectively.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements An Amendment of APB Opinion No. 28. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(2)	Merger and Acquisitions

On December 10, 2004, InterSearch completed its merger with Walnut. Pursuant to the merger agreement InterSearch issued 137,442,776 shares of Series A preferred stock and 53,735,054 (1,343,376 adjusted for 1 for 40 reverse common stock split) shares of common stock in exchange for all of the outstanding shares of Walnut. The merger was accounted for under the purchase method of accounting and was treated as a reverse acquisition because the stockholders of Walnut controlled approximately ninety percent of the combined entity. Walnut was considered the acquirer for accounting and financial reporting purposes. Due to the reverse acquisition, InterSearch’s assets and liabilities were recorded at their fair values at the date of acquisition. The consolidated financial information for the period prior to the transaction in 2004 includes the results of Walnut. The operating results of InterSearch have been included in the accompanying consolidated financial statements from the date of acquisition forward. All reported amounts of outstanding common shares and stock options prior to the merger have been adjusted to reflect the exchange ratio and the Company’s shares outstanding of 80,984,961 were issued in connection with the merger. The purchase price of $1,180,734 which was based on external appraisals resulted in an excess of cost over net assets acquired of $573,123 which has been reflected as goodwill in the accompanying consolidated balance sheets.

The purchase price of InterSearch was allocated as follows:

Cash	$37,593
Accounts receivable	296,090
Prepaid expenses and other	134,310
Office equipment	8,248
Deferred income taxes	828,569
Goodwill	573,123
Revolving line of credit	(90,000)
Accrued liabilities	(127,542)
Accounts payable	(101,366)
Note payable to related parties	(378,291)

$1,180,734

On February 11, 2005, the Company acquired La Jolla. The agreement provided for the purchase of all outstanding common stock of La Jolla in exchange for 100,000 shares of Company Series B preferred stock. Series B preferred stock provided for the payment of aggregate cumulative cash dividends of $25,000 payable monthly and was convertible at any time at the option of the holder into ten shares of common stock. The Series B preferred stock was converted to common stock in September 2005 (See Note 11). La Jolla operates in the pay-per-click search engine and internet advertising industries. La Jolla and the Company were entities under common control due to common stockholders. The acquisition was accounted for at historical cost similar to the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, stockholders’ equity, income and expenses of both companies are combined and recorded at their historical cost amounts. Accordingly, all prior period financial information in this report has been adjusted to include the accounts of La Jolla.

On September 29, 2005, the Company acquired the domain asset www.irs.com from DotCom Corporation. The agreement provided for the purchase of the asset in exchange for $5,000,000 cash at closing and $6,150,000 in Company common stock representing 1,025,000 shares of common stock to be held in escrow. The escrowed stock is callable at any time by the Company for $6,150,000. In accordance with SFAS No. 150 the Company has classified the $6,150,000 as common stock subject to mandatory redemption in the accompanying consolidated

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(2)	Merger and Acquisitions, Continued

balance sheets. The Company is required to call the stock if an Underwritten Public Offering is executed and must call by August 12, 2006. If the Company fails to call the stock by August 12, 2006 it will be in default and the domain asset www.irs.com will revert back to DotCom Corporation. In the event of default DotCom Corporation will retain all previously paid proceeds. In addition, acquisition costs payable under the transaction amount to $1,540,000. This is structured as a note payable at 5% interest due monthly. The first installment of $693,000 plus applicable interest was paid on January 15, 2006 per the agreement and the remaining $847,000 is payable by August 12, 2006, subject to certain conditions as defined in the agreement. The Company is in the process of arranging alternative financing in the event a public offering is not consummated. The Company is currently in negotiations and this potential financing could be in the form of debt or equity, dependent on the terms. In the opinion of management, the Company will have sufficient funds to pay the total outstanding sum of $6,997,000 prior to August 12, 2006, given the planned financing, internally generated cash flow, and borrowings under the Company’s line of credit.

The acquisition was accounted for as a purchase transaction and, in accordance with generally accepted accounting principles, the total purchase price of $12,909,369 including acquisition costs of $1,759,369 was allocated to a specifically identifiable intangible asset, which consisted of www.irs.com, as determined by an external appraisal. The asset is amortized using the straight-line method over an estimated useful lives of 15 years. Approximate future amortization expense for the five fiscal years subsequent to December 31, 2005 is as follows:

Year Ended December 31,	Amount
2006	$860,625
2007	860,625
2008	860,625
2009	860,625
2010	860,625

The unaudited consolidated results of operations on a proforma basis with Walnut and DotCom Corporation as if the mergers and acquisitions had occurred as of the beginning of the periods presented are as follows:

	Year Ended December 31,
	2005	2004
Revenue	$19,292,873	17,159,899
Net (loss) earnings	$(695,540)	753,221
Net (loss) earnings available to common stockholders	$(1,191,965)	273,221
Net (loss) earning per share—basic	$(.04)	.01
Net (loss) earning per share—diluted	$(.04)	.01

The proforma financial information is presented for informational purposes only and is not indicative of the operating results that would have occurred had the mergers and acquisitions been consummated as of the above dates, nor are they necessarily indicative of future operating results.

(3) Accounts Receivable and Economic Dependence

A substantial portion of the Company’s revenues are generated as a result of two contracts with advertising network partners. The contracts allow the Company to display search results generated by the partners on behalf of the Company. Accounts receivable at December 31, 2005 and 2004 included $2,585,212 and $2,312,883, respectively due from the advertising network partners, all of which was subsequently collected.

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INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(4) Income Taxes

Income taxes consists of the following:

	Year Ended December 31,
	2005	2004
Current:
Federal	$720,748	98,361
State	246,692	42,487

Total current	967,440	140,848

Deferred:
Federal	98,520	243,186
State	(6,295)	63,128

Total deferred	92,225	306,314

Total income taxes	$1,059,665	447,162

The reasons for the differences between the statutory Federal rate and the effective income tax rate are summarized as follows:

	Year Ended December 31,
	2005	2004
Income taxes at statutory Federal income tax rate	$204,089	494,507
Increase (decrease) in rate resulting from:
Loss on derivative instrument	602,035	—
State taxes, net of Federal income tax benefit	158,816	72,333
Income for S-Corporation period	(30,935)	(455,250)
Conversion to C-Corporation	109,109	327,095
Other	16,551	8,477

Income taxes	$1,059,665	447,162

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(4) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities relate to the following:

	At December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$850,395	949,765
Accrued vacation	25,101	13,542
Accrued rent	10,776	—
Other	880	7,240

Total deferred tax assets	887,152	970,547
Valuation allowance	132,932	132,932

	754,220	837,615

Deferred tax liabilities:
Accrual to cash adjustment	260,343	222,969
Office equipment	29,764	58,308

Total deferred tax liabilities	290,107	281,277

Net deferred tax asset	$464,113	556,338

The valuation allowance was established at the time of the acquisition of InterSearch and relates to state tax net operating losses that management believes may not be utilized to offset future taxable income.

At December 31, 2005 and 2004, the Company had net operating loss carryforwards, which will expire as follows:

	December 31, 2005		December 31, 2004
Tax Year	Federal	State	Federal	State
2010	$—	75,724	49,321	75,724
2011	56,978	311,393	311,393	311,393
2012	334,665	334,665	334,665	334,665
2018	419,178	419,178	419,178	419,178
2019	523,061	523,061	523,061	523,061
2020	441,199	441,199	441,199	441,199
2021	271,738	271,738	271,738	271,738
2022	40,008	40,008	40,008	40,008

	$2,086,827	2,416,966	2,390,563	2,416,966

The net operating loss carryforwards are subject to an annual limitation of approximately $304,000 due to the ownership change of the Company.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(5) Office Equipment

Office equipment consist of the following:

	At December 31,
	2005	2004
Office furniture and equipment	$59,325	4,937
Computer equipment and software	384,256	303,282

Total, at cost	443,581	308,219

Less accumulated depreciation and amortization	186,016	72,165

Office equipment, net	$257,565	236,054

The Company leases its facilities under operating leases with initial terms ranging from one to five years. Certain leases provide for annual increases based on changes in the Consumer Price Index and for an allocable share of utilities, operating pass through and maintenance charges. Rental expense was $139,404 and $97,478 for the years ended December 31, 2005 and 2004, respectively. Approximate future minimum rentals under these leases are as follows:

Year Ended December 31,	December 31, 2005
2006	$154,000
2007	168,000
2008	174,000
2009	180,000
2010	187,000
2011	47,000

$910,000

(6) Revolving Lines of Credit

In December 2004 the Company obtained a $3,750,000 revolving line of credit with a bank. Borrowings are based on a percentage of accounts receivable. The revolving line of credit bears interest at prime plus one percent (8.25% at December 31, 2005) and it also requires the payment of a collateral handling fee of .1% per month of financed receivables. The outstanding balance was $726,000 at December 31, 2005. There were no amounts outstanding at December 31, 2004.

The Company had a $100,000 line of credit with a bank. The interest rate was this bank’s prime plus .25% (4% at December 31, 2004). The line of credit was collateralized by certificates of deposit totaling $70,000. The balance outstanding in connection with the line of credit was $70,000 at December 31, 2004. The line of credit balance was repaid during the year ended December 31, 2005.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(7) Notes Payable to Related Parties

Notes payable to related parties consists of the following:

	At December 31,
	2005	2004
12.5% uncollateralized note payable to an officer, due September 30, 2005, interest payable monthly	$—	219,187
8.0% uncollateralized notes payable to stockholders, all principle and accrued interest due on September 30, 2006	—	931,004

	$—	1,150,191

On September 23, 2005, $1,223,488 in stockholder debt, which consisted of $1,150,191 in principal and $73,297 in accrued interest through August 31, 2005, was converted to 764,628 shares of common stock at a price of $1.60 per share.

(8) Stock Compensation

Prior to the merger discussed in Note 2 Walnut granted 1,793,376 (adjusted for 1 for 40 reverse common stock split) stock options under its stock option plan established in 2004, of which 1,343,376 were exercised. The stock option plan was terminated as part of the merger transaction and the remaining unexercised options totaling 450,000 were assumed by the plan discussed below.

Subsequent to the merger, the Company established an Incentive Stock Option Plan (the “2004 Plan”) for officers, directors and employees of the Company and reserved 1,531,624 shares of common stock for the 2004 Plan. Both incentive stock options and nonqualified stock options may be granted under the 2004 Plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over four years. The options must be exercised within ten years from the date of grant.

The Company’s board of directors terminated the 2004 Plan and replaced it with the 2005 Equity Incentive Plan (“2005 Plan”) as of December 16, 2005. This termination will not affect any outstanding options under the 2004 Plan, and all such options will continue to remain outstanding and be governed by the 2004 Plan. The 744,124 shares available for issuance under the 2004 Plan as of December 16, 2005 were transferred to the 2005 Plan. At December 31, 2005, 504,124 shares remain available for grant.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(8) Stock Compensation, Continued

A summary of the activity in the Company’s stock option plan is as follows (dollars in thousands, except per share amounts):

	Number of Shares	Range of Per Share Option Price	Weighted- Average Exercise Price	Aggregate Option Price
Outstanding at December 31, 2002 and 2003	—	$—	—	—
Granted	1,793,376	.16	.16	287
Exercised	(1,343,376)	.16	.16	(232)
Options assumed in merger	87,500	.44	.44	39

Outstanding at December 31, 2004	537,500	.16	.16	94
Granted	515,000	1.29	1.29	664
Exercised	(28,125)	.16	.16	(5)
Forfeited	(25,000)	.44	.44	(11)

Outstanding at December 31, 2005	999,375	$.74	.74	742

The weighted-average contractual life of the outstanding stock options at December 31, 2005 and 2004 is 111 months and 116 months, respectively. At December 31, 2005, the stock options granted under the plan are exercisable as follows:

	December 31, 2005
Year Ending December 31,	Number of Shares	Weighted- Average Exercise Price
Currently	226,836	$.72
2006	321,172.92
2007	196,875.45
2008	190,039.46
2009	64,453	1.02

	999,375	$.74

On January 1, 2005, the Company established an Employee Stock Ownership Plan (“ESOP”) which will serve as a benefit to employees. No shares of common stock have been allocated to the ESOP. Each year the Company may make a contribution to the ESOP in Company stock or cash. As of December 31, 2005, the Company has not made a contribution to the plan.

(9)	Warrants

In connection with the sale of common stock the Company issued warrants to Barron Partners L.P. to purchase 6,250,000 common shares at an exercise price of $1.20. The warrants expire September 29, 2010. The fair value of the warrants was estimated using the Black-Scholes option-pricing model, assuming that the risk-free interest rate was 4.54%, there would be no dividends paid by the Company, the contractual life was 5 years and stock volatility was not significant due to the lack of an actively traded market. The fair value was estimated

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(9) Warrants, Continued

to be $1,493,122 on the closing date of the transaction. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed To, And Potentially Settled In, a Company’s Own Stock, which requires that the warrants be recorded at fair value, the Company expensed the change in fair value of the warrants between the time of issuance and December 31, 2005. Using the Black-Scholes option-pricing model, assuming that the risk-free rate was 4.39%, there would be no dividends paid by the Company, the expected life was 2.5 years and there was no stock volatility, the fair value of the warrants was estimated to be $3,263,814 at December 31, 2005. The Company increased the warrant liability and recorded $1,770,692 as loss on derivative instrument. This additional expense item is a non-cash item. The adjustments required by EITF 00-19 resulted from the registration rights agreement liquidated damages provision discussed below.

In addition, the Company entered into a registration rights agreement whereby the Company agreed to register for resale pursuant to the Securities Act, the shares of common stock purchased by Barron Partners L.P. and those issuable upon exercise of the purchased warrants. The registration rights agreement provided that a registration statement for the registration of these securities must be filed with the Securities and Exchange Commission by November 28, 2005 and must cause such registration statement to be declared effective by February 14, 2006. If the Company did not comply with the foregoing requirements, daily liquidated damages in an amount equal to 20% of the $5 million purchase price per annum, payable in monthly installments on the fifth business day of the calendar month next succeeding the month in which such failure occurred were payable to Barron Partners L.P.. The Company’s obligation to pay liquidated damages terminated when the registration statement was declared effective on February 9, 2006. The fair value of the warrant liability, $3,283,135, was reclassified to stockholders’ equity on that date and an additional $19,321 was recorded as loss on derivative instrument.

The Company also issued 625,000 warrants for services rendered by placement agents in connection with the sale of common stock. These options are exercisable at $.80 per share and expire September 29, 2010. The fair value of the warrants was estimated at $99,500 and has been presented as common stock offering costs and additional paid-in capital in the accompanying consolidated financial statements.

On October 7, 2005, the Company issued 39,063 warrants for services rendered by placement agents in connection with the sale of common stock. These options are exercisable at $1.60 per share and expire October 7, 2010. The fair value of the warrants was estimated at $12,443 and has been presented as common stock offering costs and additional paid-in capital in the accompanying consolidated financial statements.

(10) Notes Receivable for Stock Issued

The Company has issued notes receivable for the purchase of 950,392 shares (adjusted for 1 for 40 reverse common stock split) of common stock in the amount of $164,296. The notes call for an interest rate of 12.5% with payment in full on September 30, 2006 of principle and accrued interest. On September 30, 2005, $99,440 principal and $10,009 interest was paid as compensation, as authorized by the board of directors.

(11) Preferred Stock

The Company has authorized 200,000,000 shares of preferred stock of which 137,442,776 shares have been designated as Series A preferred stock. The Series A preferred stock provided for the payment of aggregate cumulative cash dividend of $40,000 payable each month. Each share of Series A preferred stock was convertible at any time, at the option of the holder into five shares of common stock. The Series A preferred stock had an aggregate liquidation value of $2,212,829.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(11) Preferred Stock, Continued

On February 9, 2005, the Company designated 100,000 shares as Series B preferred stock. The Series B preferred stock provided for the payment of aggregate cumulative cash dividends of $25,000 payable each month. Each share of Series B preferred stock was convertible at any time, at the option of the holder into ten shares of common stock. On February 9, 2010 all Series B preferred stock was mandatorily convertible into common stock. The Series B preferred stock had an aggregate liquidation value of $1,000,000.

In 2005, the Company redeemed 762,500 (adjusted for the common stock split) shares of Series A preferred stock for $1,500,000. The Company also converted 2,673,569 (adjusted for the common stock split) shares of Series A preferred stock to common stock at a ratio of 5 shares of common stock for each share of Series A preferred stock and 2,500 (adjusted for the common stock split) shares of Series B preferred stock at a ratio of 10 shares of common stock for each share of Series B preferred stock. As of December 31, 2005, the Company has no outstanding shares of preferred stock.

(12) 401(k) Retirement Plan

On July 1, 2005, the Company established a 401(k) deferred contribution plan covering all employees who have attained age 21. Each year the Company may make a discretionary contribution. As of December 31, 2005, the Company has not made a contribution to the plan.

(13) Segment Information

The Company identifies operating segments based on management responsibility. The Company has two reportable segments: Corporate services which consists of consulting services and internet search services which consists of pay per click-advertising services.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are not significant.

	Year Ended December 31,
	2005	2004
Revenues:
Internet search services	$14,502,399	12,579,025
Corporate services	3,040,818	170,845

	$17,543,217	12,749,870

Earnings (loss) from operations:
Internet search services	$2,594,355	1,780,269
Corporate services	(80,622)	(34,523)

	$2,513,733	1,745,746

Segment assets:
Internet search services	$17,342,525	3,755,950
Corporate services	$816,180	997,043

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—Continued

(14) Related Party Transactions

Since January 2004, the Chairman of the Board has provided consulting services to us through GP Strategic Ventures, Inc., of which he is the Chairman and CEO. Payments to this entity totaled $311,000 and $231,000 during the years ended December 31, 2005 and 2004, respectively. Effective January 2006, such consulting services are provided for $5,000 per month.

From October to November 2005, one of the Company’s directors provided consulting services through a third party consulting firm for which he was paid fees of $23,950.

The Company earned revenue totaling $74,568 in the year ended December 31, 2005 from Legent Clearing, LLC. for consulting services. The Chairman of the Board serves as the Chief Executive Officer and a director of Legent Clearing.

(15) Subsequent Events

On February 9, 2006, the registration statement discussed in Note 9 was declared effective under SEC File Number 333-129937. As a result the common stock warrant liability was fair valued on that date and reclassified to equity. Based on the fair value calculation $3,283,135 was reclassified to equity and an additional $19,321 was recorded as loss on derivative instrument.

On February 23, 2006, the Company amended its lease agreement to increase the amount of leased space. The amendment provides for a rent increase of $3,010 per month beginning April 2006.

Independent Auditors’ Report

DotCom Corporation

Cary, North Carolina:

We have audited the accompanying balance sheets of DotCom Corporation (the “Company”) at December 31, 2004 and 2003, and the related statements of earnings, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for the for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

September 22, 2005

DOTCOM CORPORATION

Balance Sheets

	June 30, 2005	December 31,
		2004	2003
	(Unaudited)
Assets
Current assets:
Cash	$516,826	234,357	402,026
Accounts receivable	203,119	48,708	10,860

Total current assets	719,945	283,065	412,886
Due from related party	47,996	124,868	100
Office equipment, net	37,301	26,384	25,013
Other assets	27,442	28,495	17,767

Total	$832,684	462,812	455,766

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred revenue	—	300,000	287,903
Accrued liabilities	69,210	49,460	31,047
Accounts payable	30,978	13,584	34,186

Total current liabilities	100,188	363,044	353,136

Commitments (Notes 2 and 5)

Stockholders’ equity:
Common stock, no par value; 1,000,000 shares authorized, 605,050 shares issued	—	—	—
Additional paid-in capital	116,079	116,079	116,079
Retained earnings	646,012	13,284	16,146
Treasury stock, at cost (2,000 shares)	(29,595)	(29,595)	(29,595)

Total stockholders’ equity	732,496	99,768	102,630

Total	$832,684	462,812	455,766

See accompanying Notes to Financial Statements.

DOTCOM CORPORATION

Statements of Earnings

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)
Revenues	$1,637,215	1,862,916	2,119,810	2,477,574

Operating costs and expenses:
Employee compensation and benefits	727,214	586,571	1,234,456	978,789
Selling, general and administrative expense	217,642	199,136	309,567	286,896
Advertising	59,631	106,324	124,806	189,579

Total operating costs and expenses	1,004,487	892,031	1,668,829	1,455,264

Net earnings	$632,728	970,885	450,981	1,022,310

Basic earnings per share	$1.05	1.60	.75	1.69

See accompanying Notes to Financial Statements.

DOTCOM CORPORATION

Statements of Stockholders’ Equity

Years Ended December 31, 2004 and 2003 and for the Period

from January 1, 2005 to June 30, 2005 (Unaudited)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	604,391	$—	106,535	5,297	—	111,832
Dividends	—	—	—	(1,011,461)	—	(1,011,461)
Proceeds from sale of common stock	659	—	9,544	—	—	9,544
Treasury stock purchase, 2,000 shares, at cost	—	—	—	—	(29,595)	(29,595)
Net earnings	—	—	—	1,022,310	—	1,022,310

Balance at December 31, 2003	605,050	—	116,079	16,146	(29,595)	102,630
Dividends	—	—	—	(453,843)	—	(453,843)
Net earnings	—	—	—	450,981	—	450,981

Balance at December 31, 2004	605,050	—	116,079	13,284	(29,595)	99,768
Net earnings (unaudited)	—	—	—	632,728	—	632,728

Balance at June 30, 2005 (unaudited)	605,050	$—	116,079	646,012	(29,595)	732,496

See accompanying Notes to Financial Statements.

DOTCOM CORPORATION

Statements of Cash Flows

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net earnings	$632,728	970,885	450,981	1,022,310
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,135	4,147	7,180	6,530
Increase in accounts receivable	(154,411)	(5,619)	(37,848)	(7,171)
(Decrease) increase in deferred revenue	(300,000)	(292,958)	12,097	(3,999)
Increase (decrease) in accounts payable	17,394	23,125	(20,602)	31,171
Increase (decrease) in accrued liabilities	19,750	9,541	18,413	(35)
Decrease (increase) in due from related party	76,872	(1,000)	(124,768)	(100)
Decrease (increase) in other assets	1,053	(19,347)	(10,728)	(11,384)

Net cash provided by operating activities	297,521	688,774	294,725	1,037,322

Cash flows from investing activity-
Purchase of office equipment	(15,052)	—	(8,551)	(17,657)

Cash flows from financing activities:
Dividends	—	(291,591)	(453,843)	(1,011,461)
Proceeds from sale of common stock	—	—	—	9,544
Treasury stock purchase, at cost	—	—	—	(29,595)

Net cash used in financing activities	—	(291,591)	(453,843)	(1,031,512)

Net increase (decrease) in cash	282,469	397,183	(167,669)	(11,847)
Cash at beginning of year	234,357	402,026	402,026	413,873

Cash at end of year	$516,826	799,209	234,357	402,026

See accompanying Notes to Financial Statements.

DOTCOM CORPORATION

Notes to Financial Statements

June 30, 2005 (Unaudited) and December 31, 2004 and 2003 and

For the Six Months Ended June 30, 2005 and 2004 (Unaudited) and

For the Years Ended December 31, 2004 and 2003

(1) Description of Business and Summary of Significant Accounting Policies

Description of Business. DotCom Corporation (the “Company”) is engaged principally in the business of owning and operating an internet domain known as IRS.com.

Summary of Significant Accounting Policies. A summary of the significant accounting policies followed in preparing the accompanying financial statements is set forth below.

Unaudited Information. The accompanying financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 are unaudited, however in the opinion of management, all adjustments necessary for the fair presentation of the financial statements have been included. All such adjustments are of a normal recurring nature. The results for the six months ended June 30, 2005 are not necessarily indicative of the results which may be expected for the entire year.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Office Equipment. Office equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Allowance for Uncollectible Receivables. An allowance for uncollectible accounts receivable is recorded based on a combination of write-off history, aging analysis and any specific known troubled accounts. At June 30, 2005 (unaudited) and December 31, 2004 and 2003, no allowance was necessary due to subsequent collection of all accounts receivable outstanding at June 30, 2005 (unaudited) and December 31, 2004 and 2003.

Deferred Revenue. Deferred revenue represents a customer prepayment that is recognized as revenue as fees are earned as a result of customers referred from the Company’s internet domain to this customers’ website who engage in certain transactions for which the Company is entitled to a fee.

Revenue Recognition. Revenues are recognized when customers visiting IRS.com click on a link and engage in certain transactions on the link website for which the Company receives a fee.

Advertising. Media advertising costs are expensed as incurred.

Income Taxes. The stockholders of the Company have elected to be taxed as an S-Corporation. For federal and state income tax purposes all items of income and expense flow through to its stockholders, therefore no provision for income taxes has been reflected in these financial statements.

Basic Earnings Per Share. Basic earnings per share is computed on the basis of the weighted-average of common shares outstanding. There were no common stock equivalents during the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003.

(continued)

DOTCOM CORPORATION

Notes to Financial Statements—Continued

(2) Office Equipment

Office equipment consist of the following:

	June 30, 2005	December 31,
		2004	2003
	(Unaudited)
Office furniture and equipment	$65,446	51,263	42,712
Software	1,857	1,857	1,857

Total, at cost	67,303	53,120	44,569
Less accumulated depreciation	30,002	26,736	19,556

Office equipment, net	$37,301	26,384	25,013

The Company leases its facilities under an operating lease with an initial term of seventeen months. Rental expense was approximately $12,220, $7,200, $16,850 and $14,400 for the six months ended June 30, 2005 and 2004 (unaudited) and for the years ended December 31, 2004 and 2003. Approximate future minimum rentals under this lease are as follows:

Year Ended	At June 30, 2005	At December 31, 2004
	(Unaudited)
2005	$14,100	$28,200
2006	7,050	7,050

	$21,150	$35,250

(3) Economic Dependence and Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. During the normal course of business, the Company extends credit to customers. The financial position and payment history of each customer has been considered in determining the allowance for uncollectible receivables. Concentrations of credit risk with respect to accounts receivable result from the Company providing services to entities operating within the internet domain industry. The Company’s top four customers accounted for approximately 81%, 85%, 83% and 80% of revenues during the six months ended June 30, 2005 and 2004 (unaudited) and for the years ended December 31, 2004 and 2003, respectively. These same customers represented approximately 16%, 89% and 65% of accounts receivable at June 30, 2005 (unaudited) and December 31, 2004 and 2003, respectively.

(4) Related Party Transactions

Due from related party at June 30, 2005 (unaudited) and December 31, 2004 and 2003 of $47,996, $124,868 and $100, respectively, represent noninterest bearing working capital advances to an entity affiliated through common ownership and management. During the six months ended June 30, 2005 and 2004 and the year ended December 31, 2004, the Company performed certain administrative management and operational activities totaling $440,491, $0 and $216,283 for this entity at no charge.

(continued)

DOTCOM CORPORATION

Notes to Financial Statements—Continued

(5) Definitive Agreement Disclosure

The Company has entered into a Definitive Agreement with InterSearch Group, Inc. (InterSearch) to sell the Domain Asset www.irs.com for $11,150,000. The Agreement calls for $5,000,000 in cash at the time of closing and $6,150,000 in InterSearch common stock, representing 41 million shares, to be held in Escrow. The escrowed stock is callable at any time by InterSearch for $6,150,000. InterSearch is required to call the stock if a Primary Public Offering is executed and must call by August 12, 2006. If InterSearch fails to call the stock by August 12, 2006 it will be in default and the domain asset www.irs.com will revert back to the Company. In addition, in the event of default the Company will retain all previously paid proceeds.

(6) 401(K) Retirement Plan

The Company has a Section 401(k) deferred contribution plan covering all employees who have attained age 21. Each year the Company may make a discretionary contribution. The Company’s contributions for the six months ended June 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003 were $34,498, $26,236, $57,586 and $44,821, respectively.

Pro Forma Condensed Combined Statement of Operations

The following Pro Forma Condensed Combined Statement of Operations reflects the consolidated results of operations of the Company for the year ended December 31, 2005 after giving effect to the acquisition of certain assets of DotCom Corporation on September 29, 2005. The Company accounted for this acquisition under the purchase method of accounting. The statement is based on the assumptions explained in this section and in the Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations. The Pro Forma Condensed Combined Statement of Operations does not necessarily reflect the results of operations as they would have been if the Company consummated this acquisition at the beginning of the year ended December 31, 2005. The information presented should be read in conjunction with the separate consolidated financial statements and notes thereto of the Company, the respective Management’s Discussion and Analysis of Financial Condition and Results of Operations and the other unaudited pro forma financial information, all included elsewhere in this document.

Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2005		Pro Forma Adjustments For Merger				Pro Forma Combined
	InterSearch Group, Inc.	DotCom Corporation
			Debit		Credit
	(Unaudited)
Revenues	$17,543,217	1,749,656	—		—		19,292,873
Costs of revenues	9,126,652	—	—		—		9,126,652

Gross profit	8,416,565	1,749,656	—		—		10,166,221
Operating expense	5,902,832	1,445,957	644,840	(1)	—		7,993,629

Earnings from operations	2,513,733	303,699	644,840	(1)	—		2,172,592
Interest expense	142,777	—	—		—		142,777
Loss on derivative	1,770,692						1,770,692

Earnings before income taxes	600,264	303,699	644,840	(1)	—		259,123
Income taxes	1,059,665	—	152,934	(2)	257,936	(3)	954,663

Net earnings	(459,401)	303,699	797,774		257,936		(695,540)
Preferred stock dividends	496,425 (6)	—	—		—		496,425 (6)

Net earnings available to common stockholders	$(955,826)	303,699	797,774		257,936		(1,191,965)

Basic loss per share	$(.05)						(.04)

Diluted loss per share	$(.05)						(.04)

Weighted-average shares outstanding:
Basic							19,662,293

Diluted							26,937,293

Notes to Pro Forma Condensed Combined Statements of Operations

The pro forma condensed combined statement of operations assumes that the acquisition of certain DotCom assets occurred on January 1, 2005. The acquisition was accounted for as a purchase transaction and, in accordance with generally accepted accounting principles, the purchase price was allocated to a specifically identifiable intangible asset, which consisted of www.irs.com, as determined by external appraisals.

The pro forma condensed combined statement of operations for the year ended December 31, 2005, assumes the proposed acquisition was consummated on January 1, 2005.

(1)	Reflects the amortization of internet domain name resulting from the acquisition using the straight-line method over a period of fifteen years.

(2)	Includes the pro forma income tax adjustment for S-Corporation periods for DotCom Corporations as well as a subsidiary of InterSearch Group, Inc. as follows:

Year Ended December 31,
2005
InterSearch Group, Inc.	31,454
DotCom Corporation	121,480

152,934

(3)	Reflects the tax effect (40% effective tax rate) of the amortization.

(4)	Weighted average shares outstanding are as follows (adjusted for the 1 for 40 reverse common stock split).

Year Ended December 31,
2005
Weighted-average number of common shares outstanding to calculate basic earnings per common share	19,662,293
Common stock issued in connection with purchase of domain business from DotCom Corporation	1,025,000
Common stock sold to finance asset purchase from DotCom Corporation	6,250,000

Weighted-average shares outstanding for basic	26,937,293
Effect of dilutive common stock options	—
Effect of dilutive common stock warrants	—
Conversion of preferred stock to common stock	—

Weighted-average number of shares outstanding for diluted	26,937,293

Notes to Pro Forma Condensed Combined Statements of Operations—(Continued)

(5)	Preferred stock dividends were antidilutive for the year ended December 31, 2005.

The following table sets for the pro forma effect in future periods on the results of operations resulting from amortization of the internet domain in connection with the acquisitions. The actual effect of the amortization of the domain costs may vary if the actual life is shorter than the 15 year estimate.

	(Increase (Decrease) in Net Earnings
	Amortization of Domain Costs	Income Tax Effect	Net Effect on Results of Operations
For the Year Ended December 31:
2005	$214,946	85,979	128,967
2006	859,786	343,914	515,872
2007	859,786	343,914	515,872
2008	859,786	343,914	515,872
2009	859,786	343,914	515,872
2010	859,786	343,914	515,872
2011	859,786	343,914	515,872
2012	859,786	343,914	515,872
2013	859,786	343,914	515,872
2014	859,786	343,914	515,872
2015	859,786	343,914	515,872
2016	859,786	343,914	515,872
2017	859,786	343,914	515,872
2018	859,786	343,914	515,872
2019	859,786	343,914	515,872
2020	644,840	257,936	386,904

Total	$12,896,790	5,158,711	7,738,079

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our articles of incorporation and bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We have purchased such insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses relating to this registration of our common stock. All amounts are estimates, except for the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$325
Printing and engraving expenses	30,000
Accountants’ fees and expenses	10,000
Legal fees and expenses	45,000
Miscellaneous	14,675

Total	$100,000

Item 26. Recent Sales of Unregistered Securities

We have issued the following securities within the past three years without registering the securities under the Securities Act of 1933:

1. In October 2004, we issued a total of 964,109 shares of our common stock, and notes in aggregate principal amount of $129,104, to the shareholders of Corporate Consulting Services, Inc., as merger consideration in connection with the merger of Corporate Consulting Services, Inc. into a wholly-owned subsidiary of our company. In addition, in connection with this merger, we issued a total of 787,764 additional shares of our common stock to holders of debt of our company, in consideration for the conversion of $1,575,529 of company debt.

2. In December 2004, we issued a total of 1,343,376 shares of our common stock, 3,436,068 shares of our series A preferred stock, and notes in aggregate principal amount of $801,900, to the shareholders of Walnut Ventures, Inc., as merger consideration in connection with the merger of Walnut Ventures, Inc. into a wholly-owned subsidiary of our company.

3. In February 2005, we issued a total of 2,500 shares of our Series B Preferred Stock to the shareholders of La Jolla Internet Properties, Inc., as merger consideration in connection with the merger of La Jolla Internet Properties, Inc. into a wholly-owned subsidiary of our company.

4. In September 2005, we issued 1,025,000 shares of our common stock to DotCom Corporation as partial consideration for the purchase of certain assets of DotCom Corporation. In July 2006, we redeemed the above-mentioned 1,025,000 shares of our common stock for a purchase price of $6,150,000, pursuant to the terms of a call option agreement.

5. In September 2005, we issued and sold 6,250,000 shares of our common stock to Barron Partners L.P. at a purchase price of $0.80 per share. In addition, we issued to Barron Partners L.P. warrants to purchase up to 6,250,000 shares of our common stock at an exercise price of $1.20 per share. In connection with this transaction, we issued to each of GunnAllen Financial, Inc. and Pacific Summit Securities a warrant to purchase 296,875 and 328,125 shares, respectively, of our common stock at an exercise price of $0.80 per share, as consideration for acting as co-placement agents. In July 2006, we issued to Barron Partners 833,334 shares of our common stock in consideration of the exercise of the above warrants at the exercise price of $1.20 per share. In connection with the July 2006 exercise of warrants by Barron Partners, we issued to each of GunnAllen and Pacific Summit a warrant to purchase up to 395,834 and 437,500 shares, respectively, of our common stock as consideration for acting as our placement agents. GunnAllen and Pacific Summit may exercise these warrants over a period commencing on July 19, 2006 and ending September 29, 2010 for an exercise price of $1.20 per share.

6. In connection with the Barron Partners financing transaction in September 2005, we effected a recapitalization of our capital stock, by which we converted (i) all outstanding shares of our Series A Preferred Stock into 13,367,847 shares of our common stock; (ii) all outstanding shares of our Series B Preferred Stock into 25,000 shares of our common stock; and (iii) certain outstanding notes into 764,628 shares of our common stock.

7. In October 2005, we issued and sold 390,625 shares of our common stock to 10 individuals at a purchase price of $1.60 per share in a private placement. In connection with this transaction, we issued to GunnAllen Financial, Inc. a warrant to purchase 39,063 shares of our common stock at an exercise price of $1.60 per share, as consideration for acting as placement agent.

8. In July 2006, we issued 19,500 shares, 78,000 shares and 97,500 shares of our common stock Capital South Partners Fund I Limited Partnership, or CapSouth I, Capital South Partners Fund II Limited Partnership, or CapSouth II, and Harbert Mezzanine Partners II, or Harbert, respectively, in connection with the sale, or the Debt Financing, of 13.50% Senior Subordinated Notes Due 2011 in the aggregate principal amount of $7.0 million, or the Notes. In addition, we issued to CapSouth I, CapSouth II and Harbert warrants to purchase up to 47,700 shares, 190,800 shares and 238,500 shares, respectively, of our common stock at an exercise price of $1.60 per share. In connection with this transaction, Barron Partners exercised warrants to purchase 833,334 shares of our common stock at an exercise price of $1.20 per share.

9. Since our inception, we have granted stock options under our stock option plans covering an aggregate of 1,650,704 shares of common stock (net of expirations and cancellations) as of August 31, 2006, at exercise prices ranging from $0.16 to $1.60 per share. Of these, 65,625 options to purchase shares of common stock have been exercised as of August 31, 2006.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1 through 8 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph 9 by virtue of Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions.

Item 27. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated October 27, 2004, by and among MBSL Group, Inc., Corporate Consulting Services Acquisition Corporation, Corporate Consulting Services, Inc. and the Company Shareholders listed on the signature pages thereto (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

2.2	Agreement and Plan of Merger, dated December 10, 2004, by and among InterSearch Group, Inc., Walnut Ventures Acquisition Corporation, Walnut Ventures, Inc. and the Company Shareholders listed on the signature pages thereto (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

2.3	Agreement and Plan of Merger, dated February 9, 2005, by and among InterSearch Group, Inc., La Jolla Acquisition Corporation, La Jolla Internet Properties, Inc. and the Company Shareholders listed on the signature pages thereto (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

2.4	Amended and Restated Asset Purchase Agreement, dated September 23, 2005, between DotCom Corporation and InterSearch Group, Inc., as amended (incorporated by reference to Exhibit 2.4 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

3.1	Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.3	Form of Warrant issued to Barron Partners L.P. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

Exhibit Number	Description of Document
4.4	Form of Registration Rights Agreement, dated September 26, 2005, between InterSearch Group, Inc. and Barron Partners L.P. and GunnAllen Financial, Inc. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.5	Form of Registration Rights Agreement, dated October 7, 2005, between InterSearch Group, Inc. and GunnAllen Financial, Inc., Craig Black, Jeremiah Callaghan, Terrell Jones, Louis Kaiser, Stuart Kaiser, L. Wayne LeRoux, Russell Mahy, Mitchell Scott, Jeffrey Sime and William Zelasko (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

4.6	Form of Warrant issued to GunnAllen Financial, Inc. and Pacific Summit Securities (incorporated by reference to Exhibit 4.6 to Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 26, 2006 (Registration No. 333-129937)).

4.7	Common Stock Purchase Warrants, dated July 21, 2006, issued to CapitalSouth Partners Fund I Limited Partnership, CapitalSouth Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 27, 2006).

4.8	Registration Rights Agreement, dated July 21, 2006, among InterSearch Group, Inc. and CapitalSouth Partners Fund I Limited Partnership, CapitalSouth Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on July 27, 2006).

5.1	Opinion of Foley & Lardner LLP.

10.1	Silicon Valley Bank Loan and Security Agreement, dated December 10, 2004, between Silicon Valley Bank and Walnut Ventures, Inc., Corporate Consulting Services, Inc., and InterSearch Group, Inc., as amended (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

10.2(a)	InterSearch Group, Inc. 2004 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

10.3(a)	Form of Incentive Stock Option Award Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

10.4	Memorandum of Agreement, dated June 10, 2005, between Smash Clicks LLC and InterSearch Group, Inc. (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

10.5	Office Lease, dated September 21, 2005, between HCV Pacific Investors V and InterSearch Group, Inc. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

10.6(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Gary W. Bogatay, Jr. (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registration Statement on Form SB-2 filed on January 11, 2006 (Registration No. 333-129937)).

10.7(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Andrew Keery (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form SB-2 filed on January 11, 2006 (Registration No. 333-129937)).

10.8(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Steven Ernst (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registration Statement on Form SB-2 filed on January 11, 2006 (Registration No. 333-129937)).

Exhibit Number		Description of Document
10.9(a)		Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Daniel M. O’Donnell, as amended (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form SB-2 filed on January 11, 2006 (Registration No. 333-129937)).

10.10	(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Robert E. Hoult (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form SB-2 filed on January 11, 2006 (Registration No. 333-129937)).

10.11	(a)	Form of Noncompete Agreement between InterSearch Group, Inc. and Gary W. Bogatay, Frank J. McPartland, Steve Ernst, Robert Hoult, Andrew Keery, and Daniel M. O’Donnell (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form SB-2 filed on November 23, 2005 (Registration No. 333-129937)).

10.12	(a)	Amended and Restated Consulting Agreement, dated January 9, 2006, between GP Strategic Ventures, Inc. and InterSearch Group, Inc. (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registration Statement on Form SB-2 filed on January 11, 2006 (Registration No. 333-129937)).

10.13		Settlement Agreement, dated November 18, 2005, between Smash Clicks, LLC, InterSearch Group, Inc. and DotCom Corporation, as amended (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Registration Statement on Form SB-2 filed on February 2, 2006 (Registration No. 333-129937)).

10.14	(b)	Overture Search Services Order, dated March 1, 2003, between Walnut Ventures (dba ShopNav) and Overture Services, Inc., as amended (incorporated by reference to Exhibit 10.14 to Amendment No. 4 to the Registration Statement on Form SB-2 filed on February 7, 2006 (Registration No. 333-129937)).

10.15	(b)	Ask Jeeves Advertising Services and Search Services Syndication Agreement, dated May 24, 2004, between La Jolla Internet Properties, Inc. and Ask Jeeves, Inc., as amended (incorporated by reference to Exhibit 10.15 to Amendment No. 4 to the Registration Statement on Form SB-2 filed on February 7, 2006 (Registration No. 333-129937)).

10.16	(a)	InterSearch Group, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 26, 2006 (Registration No. 333-129937)).

10.17	(a)	Amendment No. 1 to InterSearch Group, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on July 27, 2006).

10.18	(a)	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 26, 2006 (Registration No. 333-129937)).

10.19	(a)	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 26, 2006 (Registration No. 333-129937)).

10.20		Investment Agreement, dated July 21, 2006, among InterSearch Group, Inc. and CapitalSouth Partners Fund I Limited Partnership, CapitalSouth Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 27, 2006).

10.21		13.50% Senior Subordinated Notes due 2011 issued to CapitalSouth Partners Fund I Limited Partnership, CapitalSouth Partners Fund II Limited Partnership and Harbert Mezzanine Partners II SBIC, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 27, 2006).

Exhibit Number	Description of Document
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form SB-2 filed on September 12, 2006 (Registration No. 333-137242)).

23.1	Consent of Independent Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(a)	Denotes a management contract or compensatory plan or arrangement required to be filed as an exhibit to this registration statement on Form SB-2.
(b)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

All financial statement schedules have been omitted because they are inapplicable or not required and because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on October 31, 2006.

INTERSEARCH GROUP, INC.

By:	/S/ DANIEL M. O’DONNELL
Daniel M. O’Donnell President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Daniel M. O’Donnell and Gary W. Bogatay, Jr. and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Signature	Title	Date

	/S/ DANIEL M. O’DONNELL Daniel M. O’Donnell	President and Chief Executive Officer; Chairman of the Board (Principal Executive Officer)	October 31, 2006

	/S/ GARY W. BOGATAY, JR. Gary W. Bogatay, Jr.	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer; Principal Accounting Officer)	October 31, 2006

	Frank McPartland	Vice Chairman of the Board

	* Lawrence J. Gibson	Director

	* Charles K. Dargan, II	Director

	Jeremiah Callaghan	Director

*By:	/S/ DANIEL M. O’DONNELL Daniel M. O’Donnell Attorney-In-Fact		October 31, 2006